UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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HILL-ROM HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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130 E. Randolph Street
Suite 1000
Chicago, Illinois 60601
October 20, 2021
TO THE SHAREHOLDERS OF HILL-ROM HOLDINGS, INC.:
On September 1, 2021, Hill-Rom Holdings, Inc. (“Hillrom”) entered into a definitive merger agreement (the “merger agreement”) to be acquired by Baxter International Inc. (“Baxter”). Pursuant to the terms of the merger agreement, Bel Air Subsidiary, Inc. (“Merger Sub”), an entity formed by Baxter for the sole purpose of effecting the acquisition, will be merged with and into Hillrom (the “merger”), with Hillrom surviving the merger as a direct wholly owned subsidiary of Baxter.
If the merger is completed, Hillrom shareholders will have the right to receive cash in the amount of $156.00 for each share of Hillrom common stock that they own immediately prior to the effective time of the merger (the “effective time”).
We will hold a special meeting of our shareholders (the “special meeting”) in connection with the proposed merger at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601 on December 2, 2021 at 3:00 PM, Central Time (unless the special meeting is adjourned or postponed). At the special meeting, shareholders will be asked to vote on the proposal to approve the merger agreement. A failure to vote your shares of Hillrom common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
We cannot complete the merger unless Hillrom shareholders approve the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting is required to approve the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person or, in the event the special meeting is held by means of remote communication, virtually, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Hillrom common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
The Hillrom board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. After careful consideration, the Hillrom board of directors unanimously recommends that Hillrom shareholders vote “FOR” the proposal to approve the merger agreement.
The obligations of Hillrom and Baxter to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Hillrom, the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Thank you for your confidence in Hillrom.
Sincerely,

John P. Groetelaars
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated October 20, 2021, and, together with the enclosed form of proxy, is first being mailed to Hillrom shareholders on or about October 21, 2021.

130 E. Randolph Street
Suite 1000
Chicago, Illinois 60601
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
DATE & TIME	December 2, 2021, 3:00 PM, Central Time

PLACE	130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601.

ITEMS OF BUSINESS	•
Consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 1, 2021, by and among Hill-Rom Holdings, Inc. (“Hillrom”), Baxter International Inc. (“Baxter”), and Bel Air Subsidiary Inc., a direct wholly owned subsidiary of Baxter (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into Hillrom, with Hillrom surviving the merger as a wholly owned subsidiary of Baxter (the “merger”);

•
Approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•
Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Common shareholders of record at the close of business on October 18, 2021 may vote at the special meeting.

VOTING BY PROXY
The Hillrom board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Hillrom board of directors unanimously recommends that you vote:
• “FOR” the proposal to approve the merger agreement;
• “FOR” the adjournment proposal; and
• “FOR” the named executive officer merger-related compensation proposal.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY CALLING THE TELEPHONE NUMBER USING THE INSTRUCTIONS ON YOUR PROXY CARD OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING IN

PERSON OR, IN THE EVENT THE SPECIAL MEETING IS HELD BY MEANS OF REMOTE COMMUNICATION, VIRTUALLY, AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT OR, IF THE SPECIAL MEETING IS HELD VIRTUALLY, IN THE PRESS RELEASE TO BE ISSUED BY HILLROM.
Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.
Please note that we intend to limit attendance at the special meeting to common shareholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Hillrom common stock as of the record date. All shareholders should also bring photo identification.
The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Hillrom common stock, please contact Hillrom’s proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call TOLL-FREE: (877) 687-1871
Banks and Brokers May Call Collect: (212) 750-5833
By order of the Board of Directors

Deborah M. Rasin Senior Vice President, Chief Legal Officer, Corporate Secretary

Chicago, Illinois
October 20, 2021

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ii

SUMMARY
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Hillrom included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 85 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.
Unless otherwise indicated or as the context otherwise requires, all references to “Hillrom,” “we,” “us,” or “our” in this proxy statement refer to Hill-Rom Holdings, Inc., an Indiana corporation; all references to “Baxter” refer to Baxter International Inc., a Delaware corporation; all references to “Merger Sub” refer to Bel Air Subsidiary Inc., an Indiana corporation and a wholly owned subsidiary of Baxter formed for the sole purpose of effecting the merger; all references to “Hillrom common stock” refer to the common stock, no par value, of Hillrom; all references to the “Hillrom Board” refer to the board of directors of Hillrom; all references to the “merger” refer to the proposed merger of Merger Sub with and into Hillrom with Hillrom surviving as a direct wholly owned subsidiary of Baxter; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 1, 2021, as it may be amended from time to time, by and among Hillrom, Baxter, and Merger Sub, a copy of which is included as Annex A to this proxy statement. Hillrom, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”
The Parties to the Merger
Hill-Rom Holdings, Inc. (see page 20)
130 E. Randolph Street
Suite 1000
Chicago, Illinois 60601
(312) 819-7200
Hill-Rom Holdings, Inc. (“Hillrom”) is a global medical technology leader whose mission is to enhance outcomes for patients and their caregivers by Advancing Connected Care™. Hillrom’s products and services help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. Shares of Hillrom common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “HRC.” For additional information, visit www.hillrom.com. The information provided on the Hillrom website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Hillrom website provided in this proxy statement.
Our principal executive offices are maintained at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, telephone number (312) 819-7200.
Baxter International Inc. (see page 20)
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
(224) 948-2000
Baxter International Inc. (“Baxter”) is a leading global medical products company which, through its subsidiaries, provides a broad portfolio of essential healthcare products used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision. Baxter’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. As of December 31, 2020, Baxter manufactured products in over 20 countries and sold them in over 100 countries. For additional information, visit www.baxter.com. The Baxter website address is provided as an inactive textual reference only. The information provided on the Baxter website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Baxter website provided in this proxy statement.
Baxter common stock is listed on the NYSE, NYSE Chicago and SIX Swiss Exchange under the ticker symbol “BAX.”

Baxter’s principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and its telephone number is (224) 948-2000.
Bel Air Subsidiary Inc. (see page 20)
Bel Air Subsidiary Inc.
c/o Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
(224) 948-2000
Bel Air Subsidiary Inc. (“Merger Sub”) was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly-owned subsidiary of Baxter and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Hillrom and will cease to exist, with Hillrom surviving the merger as a wholly-owned subsidiary of Baxter.
Merger Sub’s principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and its telephone number is (224) 948-2000.
The Merger
A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 55 of this proxy statement.
Structure of the Merger (see page 55)
If the merger is completed, then, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Hillrom. Hillrom will survive the merger as a direct wholly owned subsidiary of Baxter.
Treatment of Common Stock (see page 56)
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Hillrom common stock issued and outstanding immediately prior to the effective time (other than shares of Hillrom common stock owned by Baxter, Merger Sub, any wholly owned subsidiary of Baxter, Hillrom or any wholly owned subsidiary of Hillrom, in each case, other than certain of such shares held on behalf of third parties (collectively, the “excluded shares”)) will be automatically cancelled and converted into the right to receive cash in the amount of $156.00, without interest (the “per share merger consideration”), subject to any required tax withholding.
No Dissenters’ Rights (see page 54)
Under Indiana law, holders of Hillrom common stock are not entitled to dissenters’ rights in connection with the merger.
Treatment of Outstanding Equity Awards (see page 49)
The merger agreement provides that outstanding Hillrom equity awards will be treated as follows at the effective time, subject to all required withholding taxes:
Each outstanding Hillrom stock option will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such stock option immediately prior to the effective time and (y) (i) the excess, if any, of the per share merger consideration over (ii) the per share exercise price of such stock option, less applicable taxes. Each Hillrom stock option with a per share exercise price equal to or greater than the per share merger consideration will be cancelled at the effective time with no consideration.
Each outstanding Hillrom restricted stock unit award (a “Hillrom RSU Award”) granted before the date of the merger agreement and each outstanding Hillrom RSU Award granted on or after the date of the merger agreement to a Hillrom non-employee director will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom RSU Award immediately prior to the effective time and (y) the per share merger consideration, less applicable taxes.
Each outstanding Hillrom RSU Award granted on or after the date of the merger agreement excluding any such Hillrom RSU Award granted to a non-employee director (a “Post-Signing Hillrom RSU Award”) will be converted automatically into a Baxter restricted stock unit award with respect to the number of shares of Baxter common stock determined by multiplying: (x) the number of shares of Hillrom common stock subject to such Post-Signing Hillrom RSU Award immediately prior to the effective time by (y) the quotient obtained by dividing (A) the per share merger consideration by (B) the per share average closing price of Baxter common stock for the consecutive period of ten (10) trading days immediately preceding (but not including) the last trading day prior to the closing date. Such converted award will otherwise continue on the same terms and conditions as were applicable under such Hillrom RSU Award, including any provisions for acceleration of vesting.
Each outstanding Hillrom performance-based restricted stock unit award (a “Hillrom PRSU Award”) will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom PRSU Award immediately prior to the effective time based on a payout percentage of 146% (in the case of such award granted in Hillrom’s 2020 fiscal year) or 187.5% (in the case of such award granted in Hillrom’s 2021 fiscal year) and (y) the per share merger consideration, less applicable taxes.
Prior to the effective time, the Hillrom Board or a committee thereof, as applicable, will adopt resolutions providing that: (i) except for the offer period that was ongoing as of the date of the merger agreement (the “final offering period”), no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) each Hillrom Employee Stock Purchase Plan (“ESPP”) participant’s accumulated contributions under the Hillrom ESPP shall be used to purchase shares of Hillrom common stock as of the end of the final offering period in accordance with the Hillrom ESPP, (iii) the applicable purchase price for shares shall not be decreased below the levels set forth in the ESPP as of the date of the merger agreement and (iv) the ESPP shall terminate at the effective time.
Recommendation of the Hillrom Board of Directors (see page 21)
After careful consideration, the Hillrom Board unanimously approved and adopted the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Certain factors considered by the Hillrom Board in reaching its decision to approve and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger—Reasons for the Merger.” The Hillrom Board unanimously recommends that shareholders vote:
•	“FOR” the proposal to approve the merger agreement;
•
“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement (the “adjournment proposal”); and

•
“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinion of Goldman Sachs & Co. LLC (see page 34)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Hillrom Board that, as of September 1, 2021 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders of shares of Hillrom common stock (other than Baxter and its affiliates), pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Hillrom common stock.
The full text of the written opinion of Goldman Sachs, dated September 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Hillrom Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Hillrom common stock should vote with respect to the merger, the merger agreement or the transactions contemplated thereby or any other matter. Pursuant to an engagement letter between Hillrom and Goldman Sachs, Hillrom has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of the merger agreement, at approximately $86 million, all of which is contingent upon consummation of the merger. See the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 34 of this proxy statement.
Opinion of BofA Securities, Inc. (see page 39)
In connection with the merger, on September 1, 2021, at a meeting of the Hillrom Board held to evaluate the merger, representatives of BofA Securities, Inc. (“BofA Securities”) delivered to the Hillrom Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated September 1, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the per share merger consideration to be received in the merger by holders of shares of Hillrom common stock (other than holders of excluded shares), was fair, from a financial point of view, to such holders.
The full text of BofA Securities’ written opinion to the Hillrom Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Hillrom Board for the benefit and use of the Hillrom Board (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Hillrom or in which Hillrom might engage or as to the underlying business decision of Hillrom to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any shareholder should vote or act in connection with the merger or any other matter.
Pursuant to an engagement letter between Hillrom and BofA Securities, Hillrom has agreed to pay BofA Securities an aggregate transaction fee that is estimated, based on the information available as of the date of the merger agreement, at approximately $11 million, $1.5 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the merger.
See the section entitled “The Merger—Opinion of BofA Securities, Inc.” beginning on page 39 of this proxy statement.
Financing of the Merger (see page 53)
The consummation of the merger is not subject to any financing conditions. Under a commitment letter dated as of September 1, 2021 (which we refer to as the “bridge commitment letter”), by and among JPMorgan Chase Bank, N.A. (which we refer to as “JP Morgan”), Citigroup Global Markets Inc. (which we refer to as “Citi”), and Baxter, JP Morgan and Citi have committed to provide a senior unsecured 364-day bridge facility (which we refer to as the “bridge facility”) in an aggregate principal amount of up to $11.4 billion to bridge debt financing required (i) to fund the merger and the transactions contemplated by the merger agreement, (ii) to repay, redeem or otherwise terminate any indebtedness of Hillrom outstanding on the closing date (the “debt repayment”) and (iii) to pay fees and expenses related to the merger, the transactions contemplated by the merger agreement and the debt repayment. On September 30, 2021, Baxter entered into a new term loan credit agreement (which we refer to as the “term loan facility”) among Baxter, as borrower, various lenders and JPMorgan, as administrative agent, pursuant to which a syndicate of financial institutions have committed to provide Baxter with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion. The aggregate principal amount of the commitments under the term loan facility have replaced a corresponding amount of the commitments in respect of the bridge facility in accordance with the terms of the bridge commitment letter. As a result, there are now $7.4 billion in bridge facility commitments remaining. Baxter has informed Hillrom that it expects to replace the remaining commitments under the bridge facility with cash on hand and/or the issuance of senior unsecured notes.
Material U.S. Federal Income Tax Consequences of the Merger (see page 53)
The exchange of Hillrom common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax

Consequences of the Merger”) who receives cash in the merger in exchange for shares of Hillrom common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.
You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Regulatory Clearances and Approvals Required for the Merger (see page 53)
HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Hillrom and Baxter from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (a “Second Request”). If a Second Request is issued, the parties may not complete the merger until they substantially comply with the Second Request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. Hillrom and Baxter submitted the requisite notification and report forms under the HSR Act on September 13, 2021. The waiting period under the HSR Act expired on October 13, 2021. Neither Hillrom nor Baxter received any inquiries from the FTC or DOJ during the waiting period. On October 13, 2021, the FTC sent a form letter to Hillrom and Baxter indicating that, while the waiting period has expired, the FTC reserves its right to take further action with respect to the transaction, including challenging its consummation before or after the fact. This letter is consistent with the HSR Act and the FTC’s recently announced practice of sending such letters to parties making filings under the HSR Act.
Foreign Regulatory Clearances. The completion of the Merger is subject to approval pursuant to antitrust and competition laws with the appropriate regulators in the European Union and other foreign jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign antitrust and competition laws before completing the merger. As of October 13, 2021, the parties have submitted their initial filings for all required regulatory approvals (including in the European Union).
Other state or foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Completion of the Merger.”
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Closing and Effective Time of the Merger (see page 55)
We expect to complete the merger in early 2022. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of Hillrom or Baxter could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to the Completion of the Merger (see page 72)
As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including:
•	approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting;
•
(i) the expiration or earlier termination of the waiting period (and any extensions) applicable to the consummation of the merger under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the merger and (ii) certain specified required regulatory approvals and clearances having been obtained; and

•
no governmental entity having, after the date of the merger agreement, issued or entered any order that continues to be in effect or enacted, issued, promulgated, enforced or entered any law that continues to be in effect and makes unlawful or restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Baxter and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:
•	the accuracy of representations and warranties made by Hillrom in the merger agreement (subject generally to a material adverse effect standard);
•	the performance in all material respects by Hillrom of the obligations of Hillrom in the merger agreement at or prior to the closing;
•	the absence of a Material Adverse Effect (as defined below) since the date of the merger agreement; and
•	certain specified required regulatory approvals and clearances having been obtained without conditions that impose a Burdensome Condition (as defined below).
The obligation of Hillrom to effect the merger is also subject to the fulfillment of the following conditions:
•
the accuracy of representations and warranties made by Baxter and Merger Sub in the merger agreement (except to the extent the failure of a representation and warranty to be true and correct would not reasonably be expected to prevent, materially impair or materially delay the ability of Baxter or Merger Sub to consummate the transaction); and

•	the performance in all material respects by Baxter and Merger Sub of the obligations of Baxter and Merger Sub in the merger agreement at or prior to the closing.
Non-Solicitation Covenant (see page 64)
Subject to certain exceptions, Hillrom has agreed that it will not, and that it will cause its directors and officers not to, directly or indirectly, and that it will instruct and use commercially reasonable efforts to cause its and its subsidiaries other representatives not to, directly or indirectly:
•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined below);
•
engage in, continue or participate in any discussions or negotiations with any person (other than Baxter and its representatives) regarding, or furnish any nonpublic information or access to any person with respect to, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

•
take any action to exempt any third party from the restrictions on “business combinations” set forth in the Indiana Business Corporation Law (“IBCL”) 23-1-43 or cause such restrictions not to apply (other than with respect to Baxter and Merger Sub in connection with the merger agreement); or

•	agree, authorize or commit to do any of the foregoing.
Prior to approval of the merger agreement by Hillrom’s shareholders, however, Hillrom may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made an Acquisition Proposal that did not result from a non de minimis breach by Hillrom of the non-solicitation covenant of the merger agreement and the Hillrom Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below).
Changes in Board Recommendation (see page 66)
Subject to certain exceptions, the Hillrom Board must not effect a change in its recommendation that the Hillrom shareholders approve the merger agreement. However, prior to the approval of the merger agreement by the Hillrom shareholders, the Hillrom Board may, upon receipt of a Superior Proposal that did not result from a non de minimis breach by Hillrom of the non-solicitation covenant of the merger agreement or in certain other circumstances relating to unforeseen material events, change its recommendation with respect to the merger agreement and, in the case of a Superior Proposal, may authorize Hillrom to terminate the merger agreement in order to accept the Superior Proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Baxter the opportunity to make adjustments to the terms of the merger agreement in response to the Superior Proposal so that such proposal no longer constitutes a Superior Proposal. If the Hillrom Board changes its recommendation with respect to the merger agreement, Baxter may terminate the merger agreement, and Hillrom may be required to pay Baxter a termination fee of $367 million.
Termination of the Merger Agreement (see page 73)
The merger agreement may be terminated at any time prior to the effective time:
•	By mutual written consent of Hillrom and Baxter;
•	By either Hillrom or Baxter if:
•
the effective time has not occurred on or before 5:00 p.m. (New York City time) on June 1, 2022 (the “Outside Date”); provided that if, on the Outside Date, all of the closing conditions (except those relating to regulatory approvals) have been satisfied or waived, then the Outside Date will automatically be extended to 5:00 p.m. (New York City time) on September 1, 2022, and such date will become the “Outside Date”; provided, further, that if, on September 1, 2022, all of the closing conditions (except those relating to regulatory approvals), have been satisfied or waived, then the Outside Date will automatically be further extended to 5:00 p.m. (New York City time) on December 1, 2022, and such date will become the “Outside Date;” provided, however, that this termination right will not be available to any party that has breached its obligations under the merger agreement in any manner that contributed, in any material respect, to the failure to consummate the merger on or before the Outside Date;

•
the special meeting has concluded and the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting has not been obtained;

•
any governmental entity has issued, enforced or entered an order or enacted, issued, promulgated, enforced or entered any law that is in effect and makes unlawful or permanently restrains, enjoins or otherwise prohibits consummation of the merger and such order or law has become final and non-appealable, whether before or after the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting, provided that this termination right will not be available to Hillrom or Baxter unless such party has complied with its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger”; or

•
the other party has breached or failed to perform in any material respect any of its representations, warranties or covenants under the merger agreement, which breach or failure would result in a failure of certain conditions to the consummation of the merger to be satisfied and such breach cannot be cured by the Outside Date, or, if curable, is not cured within certain notice periods set forth in the merger agreement (subject to certain exceptions set forth in the merger agreement);

•
By Hillrom, prior to the approval of the merger agreement by the Hillrom shareholders, to enter into an alternative acquisition agreement (as defined below) that constitutes a Superior Proposal in accordance with the terms of the non-solicitation covenant of the merger agreement; provided that substantially concurrently with such termination, Hillrom pays to Baxter a termination fee of $367 million;

•
By Baxter if Hillrom has Willfully Breached (as defined below) any of its obligations under the non-solicitation covenant of the merger agreement prior to the approval of the merger agreement by Hillrom’s shareholders (subject to certain exceptions set forth in the merger agreement); or

•	By Baxter, prior to the approval of the merger agreement by Hillrom’s shareholders, in the event that the Hillrom Board has effected a change of its recommendation (as defined below).
Termination Fee Payable by Hillrom (see page 75)
Hillrom has agreed to pay to Baxter a termination fee of $367 million in cash (the “Hillrom Termination Fee”) in the following circumstances:
•
in the event that the merger agreement is terminated by either Hillrom or Baxter, pursuant to the Outside Date trigger or the failure to obtain the approval of Hillrom’s shareholders trigger and, in each case:

•
after the date of the merger agreement, an Acquisition Proposal that constitutes a “Qualifying Transaction” (which is an Acquisition Proposal measured at a 50% threshold rather than a 25% threshold) is made to Hillrom, the Hillrom Board or the Hillrom shareholders or publicly proposed or publicly announced prior to, and not withdrawn at least five (5) business days prior to, the special meeting; and

•
within twelve (12) months after any such termination Hillrom consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated, with such payment due to Baxter no later than two (2) business days after, and subject to, the consummation of such Qualifying Transaction;

•
in the event the merger agreement is terminated by Hillrom prior to the approval of the merger agreement by Hillrom’s shareholders to enter into an alternative acquisition agreement that constitutes a Superior Proposal in accordance with the terms of the non-solicitation covenant of the merger agreement;

•
in the event the merger agreement is terminated by Baxter, prior to the approval of the merger agreement by Hillrom’s shareholders, because the Hillrom Board has effected a change in recommendation; or

•
in the event the merger agreement is terminated by Baxter, prior to the approval of the merger agreement by Hillrom’s shareholders, because Hillrom has Willfully Breached its obligations under the non-solicitation covenant of the merger agreement.

In no event will Hillrom be obligated to pay the Hillrom Termination Fee on more than one occasion.
Termination Fee Payable by Baxter (see page 75)
Baxter has agreed to pay to Hillrom a termination fee of $420 million in cash (the “Baxter Termination Fee”) in the following circumstances:
•
in the event the merger agreement is terminated by Baxter or Hillrom as a result of the non-appealable order or law trigger, and no Willful Breach by Hillrom of its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger” was a principal cause of the entry or occurrence of such order or law;

•
in the event the merger agreement is terminated by Baxter or Hillrom pursuant to the Outside Date trigger, and, at the time of such termination (i) one or more of the regulatory approvals condition, the no non-appealable order or law condition and the no Burdensome Condition condition have not been satisfied, (ii) all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing) and (iii) no Willful Breach by Hillrom of its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger” was a principal cause of the failure of any of the conditions listed in clause (i) of this bullet point; or

•	in the event the merger agreement is terminated by Hillrom as a result of Baxter breaching its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger.”
In no event will Baxter be obligated to pay the Baxter Termination Fee on more than one occasion.

Remedies (see page 75)
The merger agreement provides that each party to the merger agreement may seek to compel the other party to specifically perform its obligations under the merger agreement and/or seek damages should such other party breach its obligations under the merger agreement.
The merger agreement also provides that, within two (2) business days following an applicable termination of the merger agreement, Baxter will pay to Hillrom the Baxter Termination Fee, and such payment will be the sole and exclusive remedy of Hillrom with respect to the termination of the merger agreement. The merger agreement also provides that, within two (2) business days following an applicable termination of the merger agreement, Hillrom will pay to Baxter the Hillrom Termination Fee, and such payment will be the sole and exclusive remedy of Baxter and Merger Sub with respect to the termination of the merger agreement.
The Special Meeting (see page 21)
The special meeting of Hillrom shareholders is scheduled to be held at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601 on December 2, 2021, 3:00 PM, Central Time. The special meeting is being held in order to consider and vote on the following proposals:
•	to approve the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” respectively, of this proxy statement;
•
to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•
to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger, which is further described under the section entitled “The Merger—Interests of Hillrom’s Directors and Officers in the Merger.”

Only holders of record of Hillrom common stock at the close of business on October 18, 2021, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.
The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Hillrom common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Hillrom to additional expense.
You may cast one vote for each share of Hillrom common stock that you own at the close of business on the record date. The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting. The approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the votes cast favoring such action to exceed the votes cast opposing such action. In addition, if a quorum does not exist, the chairman of the special meeting, may adjourn the meeting to another place, date or time.
An abstention occurs when a shareholder attends a meeting, either in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Also, abstentions and a failure to vote your shares of Hillrom common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Neither abstentions nor a failure to vote your Hillrom common stock will have an effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Hillrom common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for the (i) approval of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary or appropriate in the view of the Hillrom Board, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve the merger agreement and (iii) approval of the named executive officer merger-related compensation proposal.
Interests of Hillrom’s Directors and Executive Officers in the Merger (see page 48)
In considering the recommendation of the Hillrom Board to vote in favor of the approval of the merger agreement, Hillrom shareholders should be aware that Hillrom’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Hillrom shareholders generally, including potential severance benefits, accelerated vesting of outstanding Hillrom equity awards and rights to ongoing indemnification and insurance coverage. The Hillrom Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Hillrom shareholders that the merger agreement be approved and adopted.
Directors’ and Officers’ Indemnification and Insurance (see page 69)
Baxter has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law, each present and former (determined as of the effective time) director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of Hillrom or any of its subsidiaries (collectively, the “indemnified parties”) against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Hillrom).
Delisting and Deregistration of Hillrom Common Stock (see page 54)
Upon completion of the merger, Hillrom common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Litigation Relating to the Merger (see page 54)
As of October 20, 2021, four lawsuits have been filed by purported Hillrom shareholders in connection with the merger. The complaints generally allege that the preliminary proxy statement (the “Proxy Statement”) filed by Hillrom in connection with the merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs seek, among other things, to enjoin Hillrom from consummating the merger, or in the alternative, rescission of the merger and/or compensatory damages, as well as attorney's fees. For a more detailed description of such litigation relating to the merger, see the section entitled “The Merger—Litigation Relating to the Merger.” Hillrom believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following are brief answers to certain questions that you, as a shareholder of Hillrom, may have regarding the merger agreement, the merger, the special meeting and the proposals being considered at the special meeting. Hillrom urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.
Q:	What is the purpose of the special meeting?
A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:
•	the approval of the merger agreement;
•
the approval of an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•
the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger.

Q:	Where and when is the special meeting?
A:	The special meeting is scheduled to be held at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601 on December 2, 2021, 3:00 PM, Central Time.
Q:	How does the Hillrom Board recommend that I vote on the proposals?
A:	The Hillrom Board unanimously recommends that you vote as follows:
•	“FOR” the approval of the merger agreement;
•
“FOR” the approval of an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•
“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger.

In considering the recommendation of the Hillrom Board to vote in favor of the approval and adoption of the merger agreement, Hillrom shareholders should be aware that Hillrom’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Hillrom shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Hillrom’s Directors and Executive Officers in the Merger” beginning on page 48.
Q:	How does the per share merger consideration compare to the market price of Hillrom common stock prior to the announcement of the merger?
A:
The per share merger consideration of $156.00 per share represents a 7.5% premium to the $145.06 closing price per share of Hillrom common stock on the NYSE on September 1, 2021, the last trading day before the public announcement of the merger agreement, a 26.0% premium to the $123.78 closing price per share of Hillrom common stock on July 27, 2021, the last trading day prior to initial media reports speculating about a potential transaction; a 34.5% premium to the thirty (30)-day volume weighted average closing price of Hillrom common stock as of July 27, 2021; and a 92.2% premium to the $81.17 closing price per share of Hillrom common stock on September 24, 2020, which represented the lowest price per share of Hillrom common stock for the fifty-two (52)-week period ending on September 1, 2021, the last trading day before public announcement of the merger agreement. The closing price of Hillrom common stock on the NYSE on October 19, 2021, the most recent practicable date prior to the date of this proxy statement, was $151.16 per share. You are encouraged to obtain current market prices of Hillrom common stock in connection with voting your shares of Hillrom common stock.

Q:	What will happen in the merger?
A:
If the merger is completed, Merger Sub will merge with and into Hillrom, whereupon the separate existence of Merger Sub will cease and Hillrom will be the surviving corporation and a direct wholly owned subsidiary of Baxter. As a result of the merger, Hillrom common stock will no longer be publicly traded and you will no longer have any interest in the future earnings or growth of Hillrom or Baxter. In addition, Hillrom common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Hillrom will no longer be required to file periodic reports with the SEC with respect to Hillrom common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Hillrom after the merger?
A:	Immediately following the merger, Hillrom will be a direct wholly owned subsidiary of Baxter.
Q:	What will I receive in the merger?
A:
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Hillrom common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive the per share merger consideration of cash in the amount of $156.00, without interest.

Q:	What vote is required to approve the merger agreement?
A:
The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting. A failure to vote your shares of Hillrom common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What vote is required to approve the adjournment proposal?
A:
The approval of the adjournment proposal requires the votes cast favoring such action to exceed the votes cast opposing such action. A failure to vote your shares of Hillrom common stock or an abstention from voting will have no effect on the adjournment proposal.

Q:	What vote is required to approve (on a non-binding, advisory basis) the named executive officer merger-related compensation proposal?
A:
The approval of the named executive officer merger-related compensation proposal requires the votes cast favoring such action to exceed the votes cast opposing such action. A failure to vote your shares of Hillrom common stock or an abstention from voting will have no effect on the named executive officer merger-related compensation proposal.

Q:
Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger?

A:
The SEC rules require Hillrom to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Hillrom’s named executive officers in connection with the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 3).”

Q:	What will happen if Hillrom shareholders do not approve the named executive officer merger-related compensation proposal?
A:
The vote to approve the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Approval of the named executive officer merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Hillrom. Accordingly, while the Hillrom Board intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that Hillrom is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	When do you expect the merger to be completed?
A:
In order to complete the merger, Hillrom must obtain the shareholder approval described in this proxy statement and the other closing conditions under the merger agreement, including receipt of required regulatory approvals, must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in early 2022, although Hillrom cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What are the material U.S. federal income tax consequences of the merger?
A:
The exchange of Hillrom common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of Hillrom common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Q:	Who is entitled to vote at the special meeting?
A:
The record date for the special meeting is October 18, 2021. Only common shareholders of record at the close of business on that date are entitled to attend in person, or, in the event that the special meeting is held by means of remote communication, virtually, and vote at the special meeting or any adjournment or postponement thereof. Each share of Hillrom common stock is entitled to one vote on all matters that come before the meeting.

Q:	Who may attend the special meeting?
A:
Common shareholders of record as of the close of business on October 18, 2021, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Hillrom common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Hillrom common stock authorizing you to vote at the special meeting. We intend to limit attendance to shareholders as of the record date. All shareholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting.

Q:	Who is soliciting my vote?
A:
The Hillrom Board is soliciting your proxy, and Hillrom will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Hillrom common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by Hillrom or certain of Hillrom’s directors, officers and employees.

Q:	What do I need to do now?
A:
Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, or, in the event that the special meeting is held by means of remote communication, virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Hillrom common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	How do I vote if my shares are registered directly in my name?
A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:
•	Internet: To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.
•	Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.
•
Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•
In Person or Virtually: To vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, attend the special meeting in person or virtually, as applicable. You will be given a ballot when you arrive. If we hold the special meeting solely by mean of remote communication rather than in person, we will announce the decision to do so in advance and provide details on how to participate in a press release to be issued by Hillrom and made available on our website, www.hillrom.com.

Whether or not you plan to attend the meeting in person or virtually, as applicable, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, if you have already voted by proxy. We encourage you to vote over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.
Q:	How do I vote if my shares are held in the name of my broker (street name)?
A:
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?
A:
Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the Internet, by telephone or by mail, at any time before your proxy is exercised at the special meeting;
•
You may send a written notice that you are revoking your proxy to Hillrom’s Secretary at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, provided such written notice is received before your proxy is exercised at the special meeting; or

•
You may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person, or, in the event that the special meeting is held by means of remote communication, virtually. Simply attending the special meeting in person or virtually, as applicable, will not, by itself, revoke your proxy. If we hold the special meeting solely by means of remote communication, we will provide details on the procedures for the special meeting on our website, www.hillrom.com.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If you have questions about how to vote or change your vote, you should contact our proxy solicitor:
INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call TOLL-FREE: (877) 687-1871
Banks and Brokers May Call Collect: (212) 750-5833
Q:	If the merger is completed, how do I obtain the per share merger consideration for my shares of Hillrom common stock?
A:
Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the per share merger consideration. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates or book-entry shares for the per share merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. You should not return your stock certificates or send in other documents evidencing ownership of common stock now or with your proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the per share merger consideration.

Q:	How many shares must be present to constitute a quorum for the meeting?
A:
The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of a majority of the shares of Hillrom common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Hillrom to additional expense.

Q:	What if I abstain from voting?
A:
If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Abstentions and a failure to vote your shares of Hillrom common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Neither abstentions nor a failure to vote your shares of Hillrom common stock will have an effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Hillrom common stock held in “street name,” only shares of Hillrom common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or in person?
A:
If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the Internet or in person, or, in the event that the special meeting is held by means of remote communication, virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.
You will have the right to receive the per share merger consideration if the merger is approved and completed even if your shares are not voted at the special meeting.
Q:	What is a broker non-vote?
A:
Broker non-votes are shares held by brokers that are present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Hillrom common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting. For shares of Hillrom common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

Q:	What does it mean if I receive more than one set of proxy materials?
A:
This means you own shares of Hillrom common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	Can I participate if I am unable to attend the special meeting?
A:
If you are unable to attend the special meeting or, in the event that the special meeting is held by means of remote communication, virtually, we encourage you to send in your proxy card or to vote by telephone or over the Internet.

Q:	Where can I find the voting results of the special meeting?
A:
Hillrom intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Hillrom files with the SEC are publicly available.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not approved by the Hillrom shareholders or if the merger is not completed for any other reason, Hillrom shareholders will not receive any payment for their shares of Hillrom common stock in connection with the merger. Instead, Hillrom will remain an independent public company and shares of Hillrom common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Hillrom may be required to pay to Baxter a termination fee of $367 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Hillrom” for a discussion of the circumstances under which such a termination fee may be required to be paid. The merger agreement also provides that, upon termination of the merger agreement under certain other circumstances, Baxter may be required to pay to Hillrom a termination fee of $420 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Baxter” for a discussion of the circumstances under which such a termination fee may be required to be paid.
Q:	How can I obtain additional information about Hillrom?
A:
Hillrom will provide copies of this proxy statement, documents incorporated by reference and its 2020 Annual Report to Shareholders, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2020, without charge to any shareholder who makes a written request to our Secretary at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601. Hillrom’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on Hillrom’s Investor Relations website at https://ir.hill-rom.com/ir-home/. Hillrom’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?
A:
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Hillrom and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Hillrom if you are a shareholder of record by sending a written request to our Secretary at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601 or calling (312) 819-7200. In addition, Hillrom will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q:	Who should I contact if I have any questions?
A:
If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call TOLL-FREE: (877) 687-1871
Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, results of operations, cash flows and business and our expectations or beliefs concerning future events, including the demand for our products, the ability to operate our manufacturing sites at full capacity, future supplies of raw materials for our operations, product launches, share repurchases, international market conditions, expectations regarding our liquidity, our capital spending, plans for future acquisitions and divestitures, and our operating plans; and any statements using phases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases are forward-looking statements that involve certain factors, risks and uncertainties that could cause Hillrom’s actual results to differ materially from those anticipated. Such factors, risks and uncertainties include:
1.	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
2.	the failure to obtain the approval of Hillrom’s shareholders for the merger;
3.
the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all;

4.	risks related to disruption of management’s attention from Hillrom’s ongoing business operations due to the transaction;
5.
the effect of the announcement of the transaction on the ability of Hillrom to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally;

6.	the ability to meet expectations regarding the timing and completion of the transaction;
7.	risks associated with litigation related to the transaction;
8.
the future impact of the COVID-19 pandemic on Hillrom’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Hillrom’s financial results and condition;

9.	Hillrom’s ability to successfully manage the challenges associated with the COVID-19 pandemic;
10.	increasing regulatory focus on privacy and data security issues;
11.	breaches or failures of Hillrom’s information technology systems or products, including by cyberattack, unauthorized access or theft;
12.	failures with respect to compliance programs;
13.	Hillrom’s ability to achieve expected synergies from acquisitions;
14.	risks associated with integrating recent acquisitions;
15.	global economic conditions;
16.	demand for and delays in delivery of Hillrom’s products;
17.	Hillrom’s ability to develop, commercialize and deploy new products;
18.	changes in regulatory environments;
19.	the effect of adverse publicity;
20.	the impact of competitive products and pricing;
21.	Hillrom’s ability to maintain or increase margins;
22.	the potential loss of key distributors or key personnel;

23.
the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any applicable healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels;

24.	uncertainty regarding actual or potential legal proceedings; and
25.	the other risks listed from time to time in Hillrom’s filings with the SEC.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Hillrom’s Annual Report on Form 10-K for the year ended September 30, 2020 and in other documents filed by Hillrom with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Hillrom is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

THE PARTIES TO THE MERGER
Hill-Rom Holdings, Inc.
130 E. Randolph Street
Suite 1000
Chicago, Illinois 60601
(312) 819-7200
Hill-Rom Holdings, Inc. (“Hillrom”) is a global medical technology leader whose mission is to enhance outcomes for patients and their caregivers by Advancing Connected Care™. Hillrom’s products and services help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. Shares of Hillrom common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “HRC.” For additional information, visit www.hillrom.com. The information provided on the Hillrom website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Hillrom website provided in this proxy statement.
Our principal executive offices are maintained at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, telephone number (312) 819-7200.
Baxter International Inc.
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
(224) 948-2000
Baxter International Inc. (“Baxter”) is a leading global medical products company which, through its subsidiaries, provides a broad portfolio of essential healthcare products and services used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision. Baxter’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. As of December 31, 2020, Baxter manufactured products in over 20 countries and sold them in over 100 countries. For additional information, visit www.baxter.com. The Baxter website address is provided as an inactive textual reference only. The information provided on the Baxter website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Baxter website provided in this proxy statement.
Baxter common stock is listed on the NYSE, NYSE Chicago and SIX Swiss Exchange under the ticker symbol “BAX.”
Baxter’s principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and its telephone number is (224) 948-2000.
Bel Air Subsidiary Inc.
Bel Air Subsidiary Inc.
c/o Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
(224) 948-2000
Bel Air Subsidiary Inc. (“Merger Sub”) was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Baxter and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Hillrom and will cease to exist, with Hillrom surviving the merger as a wholly owned subsidiary of Baxter.
Merger Sub’s principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and its telephone number is (224) 948-2000.

 THE SPECIAL MEETING
This proxy statement is being provided to the shareholders of Hillrom as part of a solicitation of proxies by the Hillrom Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of Hillrom with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting is scheduled to be held at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601 on December 2, 2021, 3:00 PM, Central Time.
Purpose of the Special Meeting
At the special meeting, Hillrom shareholders will be asked to consider and vote on the following proposals:
•	to approve the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” of this proxy statement;
•
to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

•
to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Hillrom’s Directors and Executive Officers in the Merger” of this proxy statement.

Hillrom shareholders must approve the merger agreement for the merger to occur. If the Hillrom shareholders fail to approve the merger agreement, the merger will not occur.
Hillrom does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.
Recommendation of the Hillrom Board of Directors
After careful consideration, the Hillrom Board unanimously approved and adopted the merger agreement, merger and the transactions contemplated thereby. Certain factors considered by the Hillrom Board in reaching its decision to approve and adopt the merger agreement and approve the merger can be found in the section entitled “The Merger—Reasons for the Merger” of this proxy statement.
The Hillrom Board unanimously recommends that the Hillrom shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.
Record Date; Shareholders Entitled to Vote
Only holders of record of Hillrom common stock at the close of business on October 18, 2021, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 65,899,666 shares of Hillrom common stock were issued and outstanding.
Holders of record of Hillrom common stock are entitled to one vote for each share of Hillrom common stock they own at the close of business on the record date.
Quorum
The presence at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, of the holders of a majority of the shares of Hillrom common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Any shares of Hillrom common stock held by Hillrom or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Hillrom to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.
Required Vote
The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote to approve the merger agreement. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the votes cast favoring such action to exceed the votes cast opposing such action. In addition, if a quorum does not exist, the chairman of the special meeting may adjourn the meeting to another place, date or time.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions and a failure to vote your shares of Hillrom common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Neither abstentions nor a failure to vote your Hillrom common stock will have an effect on the outcome of the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Hillrom common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal.
If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) approval of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve the merger agreement and (iii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger.
Broker non-votes are shares held by brokers that are present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Hillrom common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Hillrom common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal.
Failure to Vote
If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the Internet or in person, or, in the event that the special meeting is held by means of remote communication, virtually, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. A failure to vote your shares of Hillrom common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in street name and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. For shares of Hillrom common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve the merger agreement will be counted as a vote in favor of such proposal.
Voting at the Special Meeting
If you plan to attend the special meeting and wish to vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, you will be given a ballot at the special meeting. Please note that if your shares of Hillrom common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Hillrom common stock authorizing you to vote at the special meeting.
You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the Internet, or by telephone. Although Hillrom offers four different voting methods, Hillrom encourages you to vote over the Internet or by phone as Hillrom believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to mail back your proxy card.
To Vote Over the Internet:
To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.
To Vote by Telephone:
To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.
To Vote by Proxy Card:
To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.
If you sign and return your signed proxy card without indicating how you want your shares of Hillrom common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal or the named executive officer merger-related compensation proposal, your shares of Hillrom common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.
If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies
Any proxy given by a Hillrom shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:
•
if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card at any time before your proxy is exercised at the special meeting;

•	by submitting a later-dated proxy card relating to the same shares of Hillrom common stock;
•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Hillrom’s Secretary at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the special meeting; or

•
by attending the special meeting and voting in person, or, in the event that the special meeting is held by means of remote communication, virtually (your attendance at the special meeting in person or virtually, as applicable, will not, by itself, revoke your proxy; you must vote in person or virtually, as applicable, at the special meeting).

“Street name” holders of Hillrom common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Solicitation of Proxies
The Hillrom Board is soliciting your proxy, and Hillrom will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Hillrom common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by Hillrom, Baxter or certain of Hillrom’s or Baxter’s directors, officers and employees.
Adjournment
In addition to the proposal to approve the merger agreement, Hillrom shareholders are also being asked to approve a proposal that will give the Hillrom Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be adjourned by the Hillrom Board. In addition, the Hillrom Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.
If a quorum is not present, the chairman of the special meeting may adjourn the special meeting to another place, date or time.
Other Information
You should not return your stock certificate or send documents representing Hillrom common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Hillrom common stock for the per share merger consideration.

THE MERGER (PROPOSAL 1)
The discussion of the merger agreement and the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.
Effects of the Merger
Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Hillrom, with Hillrom surviving the merger as a direct wholly owned subsidiary of Baxter.
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Hillrom common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive cash without interest in the amount of $156.00, subject to any required tax withholding. At the effective time, all of the shares of Hillrom common stock (other than excluded shares held by a subsidiary of Hillrom) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Hillrom common stock (other than excluded shares) will thereafter represent only the right to receive the per share merger consideration of $156.00 in cash, without interest, for each such share. Each excluded share owned, directly or indirectly, by Hillrom, a subsidiary of Hillrom, Baxter or Merger Sub (other than shares held on behalf of third parties) will cease to be outstanding, will be cancelled and will cease to exist without payment of any consideration.
Effects on Hillrom if the Merger Is Not Completed
If the merger agreement is not approved by the Hillrom shareholders or if the merger is not completed for any other reason, Hillrom shareholders will not receive any payment for their shares in connection with the merger. Instead, Hillrom will remain an independent public company. In addition, if the merger is not completed, Hillrom expects that management will operate Hillrom’s business in a manner similar to that in which it is being operated today and that Hillrom shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Hillrom operates and adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is possible that the price of Hillrom common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Hillrom common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Hillrom common stock. If the merger is not completed, the Hillrom Board will continue to evaluate and review Hillrom’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the Hillrom shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Hillrom will be offered or that Hillrom’s business, prospects or results of operation will not be adversely impacted.
In addition, if the merger agreement is terminated, under specified circumstances, Hillrom may be required to pay Baxter a termination fee in an amount equal to $367 million. The merger agreement also provides that Baxter may be required to pay Hillrom a termination fee equal to $420 million upon termination under certain specified circumstances. See “The Merger Agreement—Termination Fee Payable by Hillrom” and “The Merger Agreement—Termination Fee Payable by Baxter.”
Background of the Merger
Over the years, in the ordinary course of business, as part of our ongoing consideration and evaluation of our long-term strategic goals and plans, the Hillrom Board and Hillrom’s senior management have periodically reviewed, considered and assessed our priorities, operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a standalone company, and have sometimes included outside financial and legal advisors.

On July 16, 2021, José (Joe) E. Almeida, Chairman, President and Chief Executive Officer of Baxter, placed a phone call to John P. Groetelaars, President and Chief Executive Officer of Hillrom. In that phone conversation, Mr. Almeida indicated that Baxter would be interested in acquiring Hillrom in an all-cash transaction for $144 per share and that following that telephone call, Mr. Almeida would be sending a letter to Mr. Groetelaars outlining the Baxter proposal. Mr. Groetelaars informed Mr. Almeida that he would discuss the proposal with the Hillrom Board.
Following the telephone call, Mr. Almeida emailed a letter to Mr. Groetelaars containing a non-binding indication of interest (the “July 16 Letter”) for Baxter to acquire all of the outstanding shares of Hillrom common stock at a value of $144 per share in cash. The July 16 Letter noted, among other things, that Baxter’s proposal was subject to the satisfactory completion of due diligence as well as the negotiation and execution of a merger agreement and other related documentation. The July 16 Letter also stated that the transaction would not be subject to a financing condition.
Following receipt of the July 16 Letter, the Hillrom Board held a meeting by videoconference on July 18, 2021 during which members of Hillrom’s senior management, representatives of Hillrom’s financial advisor, Goldman Sachs, and representatives of Hillrom’s legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), were present. At the meeting, Mr. Groetelaars described the July 16 Letter, which was provided to the Hillrom Board in advance of the meeting, as well as the July 16, 2021 telephone call that he had received from Mr. Almeida in connection with the July 16 Letter. The Hillrom Board discussed the proposal contained in the July 16, 2021 Letter, including in the context of Hillrom’s standalone plan and the current economic environment. Representatives of Wachtell Lipton provided an overview of the Hillrom Board’s fiduciary duties in the context of the Hillrom Board’s consideration of a proposal to acquire Hillrom. Representatives of Goldman Sachs provided an overview of the current market landscape and Hillrom’s performance, and described the actions that Goldman Sachs could take, with the assistance of Hillrom’s management, to assist the Hillrom Board in assessing the proposal. The Hillrom Board discussed potential next steps and directed management to work with Goldman Sachs and Wachtell Lipton to evaluate the proposal from financial and legal perspectives.
On July 19, 2021, Mr. Groetelaars emailed a letter to Mr. Almeida stating that the Hillrom Board would carefully review and consider the July 16 Letter, including with the assistance of Goldman Sachs and Wachtell Lipton, and stating that the Hillrom Board would respond to the July 16 Letter once it was prepared to do so.
On July 23, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs and Wachtell Lipton. At the meeting, members of Hillrom senior management reviewed and discussed Hillrom’s long-range outlook and financial plan, including preliminary proposed projections prepared by management for discussion and review with the Hillrom Board. Following this review, the Hillrom Board further discussed the July 16 Letter and potential responses, as well as Baxter’s corporate culture and the potential contribution of the fit of the two companies’ corporate cultures and respective stakeholders to successfully completing the possible transaction.
On July 25, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Members of Hillrom’s senior management reviewed with the Hillrom Board management’s final projections of Hillrom’s long-range financial plan, which reflected input from members of the Hillrom Board and members of Hillrom’s senior management following the discussion of such plan at the prior meeting on July 23, 2021. These projections are more fully described in “—Certain Unaudited Financial Projections.” Representatives of Goldman Sachs then reviewed with the Hillrom Board their preliminary financial analysis of the proposal contained in the July 16 Letter, including their analysis of Baxter’s potential financing plan and Baxter’s overall ability to pay in an acquisition of Hillrom. Following this discussion, members of the Hillrom Board further discussed the proposal and potential responses, including in the context of Hillrom’s standalone plan, as well as potential short- and long-term execution and strategic risks to Hillrom’s long-range financial plan on a standalone basis. Following these discussions, the Hillrom Board determined that the $144 price per share was inadequate to warrant further discussion of the proposal set forth in the July 16 Letter. The Hillrom Board then authorized Mr. Groetelaars to meet with Mr. Almeida to inform him that the $144 price per share was inadequate and that if Baxter wished to have further discussions with Hillrom regarding a potential transaction, Baxter would need to materially improve the value of its proposal.
On July 27, 2021, Mr. Groetelaars met in person with Mr. Almeida in the Chicago, Illinois area. At this meeting, Mr. Groetelaars conveyed the Hillrom Board’s conclusion that, while a combination of Hillrom and Baxter could make strategic sense, the proposal set forth in the July 16 Letter undervalued Hillrom, and that Hillrom was unwilling to engage in discussions with Baxter at the $144 per share price that Baxter had proposed. Mr. Groetelaars informed Mr. Almeida that if Baxter wished to pursue a transaction with Hillrom, it would need to materially improve the value of its proposal. Mr. Almeida asked Mr. Groetelaars to provide guidance on Hillrom’s valuation, including to provide certain confidential information to assist with Baxter’s valuation. Mr. Groetelaars reiterated that Hillrom was unwilling to share any such information or engage in further discussions based on the proposal contained in the July 16 Letter.
On July 28, 2021, Bloomberg published an article reporting market rumors that Hillrom and Baxter had been engaged in discussions regarding a potential transaction and that Hillrom had rejected an offer from Baxter of $144 per share of Hillrom common stock. Other news agencies published similar news articles on July 28, 2021.
Later on July 28, 2021, Mr. Almeida called Mr. Groetelaars and stated that Baxter was increasing its proposal to $148 per share in cash, and that following their telephone call, Mr. Almeida would be sending a letter to Mr. Groetelaars outlining the revised proposal. Mr. Groetelaars told Mr. Almeida that he would discuss the updated proposal with the Hillrom Board.
Following the telephone call, Mr. Almeida emailed a letter to Mr. Groetelaars containing the updated non-binding indication of interest (the “July 28 Letter”) for Baxter to acquire all of the outstanding shares of Hillrom common stock at a value of $148 per share in cash. The proposal set forth in the July 28 Letter otherwise included substantially the same terms as the proposal set forth in the July 16 Letter. The July 28 Letter also attached a draft confidentiality agreement.
On July 29, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Groetelaars provided an overview of recent events, including the Bloomberg article and other reports from the day before, as well as his recent communications with Mr. Almeida, including the revised proposal contained in the July 28 Letter (which letter was provided to the Hillrom Board in advance of the meeting) to acquire Hillrom for $148 per share in cash, and Mr. Almeida’s request to review certain Hillrom confidential information. Representatives of Goldman Sachs and Wachtell Lipton summarized the key terms of the revised proposal and potential responses, which the Hillrom Board discussed. Representatives of Goldman Sachs provided an updated preliminary financial analysis of the revised proposal and representatives of Wachtell Lipton reviewed with the Hillrom Board its legal obligations in connection with its consideration of the July 28 Letter. Following these discussions, the Hillrom Board determined that the $148 price per share contained in the July 28 Letter was inadequate to warrant further discussions with Baxter regarding the proposal set forth in the July 28 Letter, and that Mr. Groetelaars should inform Mr. Almeida that, while the Hillrom Board understood the potential strategic value of a combination between Hillrom and Baxter, Baxter would need to materially improve the value of its proposal to warrant further discussion.
On July 30, 2021, Mr. Groetelaars called Mr. Almeida and conveyed the message that the Hillrom Board remained open to a transaction that was in the best interests of Hillrom and its shareholders, including one with Baxter, but that it would not engage with Baxter on a transaction that undervalued Hillrom. Mr. Groetelaars informed Mr. Almeida that the Hillrom Board had carefully reviewed the proposal contained in the July 28 Letter with its outside financial and legal advisors, and had concluded that the proposal significantly undervalued Hillrom and did not provide a basis for further discussions or the sharing of confidential information with Baxter, and that it would only do so if Baxter proposed a transaction that fairly valued Hillrom for the Hillrom Board to consider. After the phone call, Mr. Groetelaars emailed Mr. Almeida a letter summarizing the position of the Hillrom Board that he had conveyed to Mr. Almeida during the telephone call.
On August 1, 2021, Mr. Almeida called Mr. Groetelaars and stated that Baxter was increasing its offer to $154 per share in cash, and that following their telephone call, Mr. Almeida would be sending a letter to Mr. Groetelaars outlining the further revised proposal. Mr. Almeida also reiterated his request that Hillrom provide certain confidential information for Baxter’s review. Mr. Groetelaars informed Mr. Almeida that he would discuss the updated proposal with the Hillrom Board.
Following the telephone call, Mr. Almeida emailed a letter to Mr. Groetelaars containing the updated non-binding indication of interest (the “August 1 Letter”) for Baxter to acquire all of the outstanding shares of Hillrom common stock at a value of $154 per share in cash. The proposal contained in the August 1 Letter otherwise reflected substantially the same terms as the proposals set forth in the July 16 Letter and the July 28 Letter. The August 1 Letter also attached a draft confidentiality agreement, identical to the draft confidentiality agreement attached to the July 28 Letter.

On August 1, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Groetelaars provided an overview of his recent communications with Mr. Almeida, including the revised proposal contained in the August 1 Letter (which letter was provided to the Hillrom Board in advance of the meeting) to acquire Hillrom for $154 per share in cash, and Mr. Almeida’s request to review certain Hillrom confidential information, including potentially in a meeting that would be attended by members of senior management of Hillrom and Baxter. Mr. Groetelaars also informed the Hillrom Board that while he thought it might be possible for Baxter to improve its $154 per share offer, he believed, based on the position Mr. Almeida had conveyed in their most recent discussion, that Baxter would be unlikely to do so without access to confidential information in a management meeting. Representatives of Goldman Sachs and Wachtell Lipton summarized the key terms of the revised proposal and potential responses, which the Hillrom Board then discussed. Representatives of Goldman Sachs provided an updated preliminary financial analysis of the revised proposal and representatives of Wachtell Lipton reviewed with the Hillrom Board its legal obligations. Following these discussions, the Hillrom Board determined to authorize management to provide certain confidential information to Baxter through a management meeting in order to determine whether Baxter would increase its proposed purchase price.
Following the meeting of the Hillrom Board, Mr. Groetelaars contacted Mr. Almeida to state that the Hillrom Board had authorized a meeting between senior management of both Hillrom and Baxter, where Hillrom would provide certain limited non-public information regarding Hillrom via a management presentation, with the understanding that Baxter would be expected to improve the value of its proposed $154 price per share contained in the August 1 Letter, and that the Hillrom Board was not prepared to support a transaction at a price per share of $154. Mr. Groetelaars and Mr. Almeida agreed to schedule the meeting for August 4, 2021 in the Chicago, Illinois area.
Between August 1, 2021 and August 3, 2021, Hillrom and Baxter negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Baxter’s legal counsel, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), participating in such negotiations. On August 3, 2021, Hillrom and Baxter entered into the confidentiality agreement, which included a customary standstill provision.
On August 4, 2021, members of Hillrom’s senior management met in person with members of Baxter’s senior management. At the meeting, senior management of Hillrom provided senior management of Baxter with additional information regarding Hillrom’s business, potential areas of value and the development of its Connected Care portfolio, and Baxter described its vision for the proposed combined business.
On August 6, 2021, Mr. Almeida called Mr. Groetelaars and informed him that Baxter was willing to increase its offer to acquire all of the outstanding shares of Hillrom common stock for $156 per share in cash. Mr. Almeida informed Mr. Groetelaars that the $156 per share price represented Baxter’s “best and final” offer, and that if it was insufficient to warrant further discussions, then Baxter would no longer pursue the potential transaction with Hillrom. Mr. Groetelaars told Mr. Almeida that he would discuss the updated proposal with the Hillrom Board.
On August 9, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs, BofA Securities (who the Hillrom Board determined to retain to act as an additional financial advisor) and Wachtell Lipton. Mr. Groetelaars provided an overview of recent events, including the August 4, 2021 management meeting with members of Baxter’s senior management and his recent communications with Mr. Almeida, including the revised proposal to acquire Hillrom for $156 per share in cash, and the fact that Mr. Almeida had conveyed that the $156 per share price represented Baxter’s best and final offer. Representatives of Goldman Sachs and Wachtell Lipton summarized the key terms of the revised proposal and potential responses, which the Hillrom Board then discussed. Representatives of Goldman Sachs and BofA Securities provided preliminary financial analyses of the revised proposal, including their respective analyses of Baxter’s overall ability to pay in an acquisition of Hillrom, and representatives of Wachtell Lipton reviewed with the Hillrom Board its legal obligations. The Hillrom Board discussed the revised proposal, including in comparison to Hillrom’s standalone prospects and the current market environment, as well as whether other potential bidders would be capable of offering, and willing to offer, a greater value than Baxter’s $156 per share all-cash proposal. Members of the Hillrom Board also discussed that Hillrom had not received any proposals to acquire Hillrom or engage in an extraordinary transaction from any parties (other than Baxter) following the July 28, 2021 Bloomberg story regarding rumors of the transaction discussions between Hillrom and Baxter.
After discussion, including consultation with representatives of Goldman Sachs and BofA Securities regarding the likelihood of potential competing bidders and after considering the risk of additional leaks and delays, including the potential impact on Baxter’s proposal, the Hillrom Board determined not to contact third parties to solicit alternative proposals at that time. Following these discussions, the Hillrom Board authorized members of Hillrom senior management to negotiate a transaction with Baxter based on the $156 per share all-cash purchase price, but determined that approval of any such transaction would be subject to acceptable terms regarding (1) transaction certainty, (2) sufficient flexibility to operate Hillrom’s business between the signing of definitive documentation and closing of the transaction, (3) the ability of Hillrom to consider alternative proposals prior to shareholder approval of the transaction, and under certain circumstances, terminate any definitive agreement with Baxter to enter into a superior proposal, and (4) Hillrom being provided with the flexibility necessary to retain its employees during the period between signing and closing.
Following the meeting of the Hillrom Board, Mr. Groetelaars contacted Mr. Almeida to state that the Hillrom Board had authorized him to provide additional confidential information of Hillrom to Baxter and to negotiate a transaction with Baxter at the $156 per share all-cash purchase price previously conveyed orally by Mr. Almeida on August 6, 2021, subject to alignment on the four matters described above. Mr. Almeida stated that he was confident that the two parties and their advisors would be able to negotiate a mutually acceptable agreement, including on those four key points. Mr. Groetelaars and Mr. Almeida agreed to target the completion of documentation and the announcement of a transaction in late August or early September. Mr. Almeida also informed Mr. Groetelaars that Sullivan & Cromwell had prepared a draft merger agreement and would share the draft with Wachtell Lipton.
Later on August 9, 2021, Mr. Almeida emailed a letter to Mr. Groetelaars containing the proposal (the “August 9 Baxter Letter”) for Baxter to acquire all of the outstanding shares of Hillrom common stock at a value of $156 per share in cash. The August 9 Baxter Letter reiterated that the $156 offer was Baxter’s best and final offer.
Additionally, following receipt of the August 9 Baxter Letter, Mr. Groetelaars emailed a letter to Mr. Almeida summarizing their telephone call from earlier that day and stating that the Hillrom Board’s decision to pursue a transaction with Baxter at the $156 per share price was subject to acceptable resolution of the four key issues that Mr. Groetelaars had identified to Mr. Almeida during their telephone call.
On August 9, 2021, Sullivan & Cromwell provided an initial draft of the proposed merger agreement to Wachtell Lipton. Between August 9, 2021 and September 1, 2021, Mr. Groetelaars and Mr. Almeida, as well as Hillrom and Baxter’s respective management teams and legal and financial advisors, engaged in extensive negotiations regarding the terms of the proposed merger agreement, including the parties’ required efforts to obtain regulatory approvals, Hillrom’s ability to terminate the merger agreement and accept a superior proposal, the inclusion, terms and the size of the fees payable upon termination of the merger agreement, Hillrom’s obligations with respect to the conduct of its business between the signing of the merger agreement and the closing of the merger, and matters related to the compensation and retention of Hillrom employees. During the course of these negotiations, significant areas of discussion and negotiation between the parties included, among other things, the “deal protection” provisions of the agreement (including the termination fee payable by Hillrom), Hillrom’s obligations with respect to the operation of its business during the period between the signing of the merger agreement and the consummation of the merger, the scope of the restrictions applicable to actions taken by Hillrom during the period between the signing of the merger agreement and the consummation of the merger with respect to employee compensation and benefits and employee retention matters, and Baxter’s obligations to obtain regulatory approvals and the termination fee payable by Baxter in the event of failure to obtain regulatory approval.
In addition, beginning on August 12, 2021, Hillrom made available to Baxter and its representatives certain due diligence information in a confidential data room, including the Hillrom Projections (as defined below). Thereafter, from August 12, 2021 through September 1, 2021, Baxter, with the assistance of its advisors, conducted due diligence on Hillrom, including through the materials made available in the confidential data room and telephone and videoconference calls with members of Hillrom management. In order for Hillrom to provide Baxter and its representatives access to certain sensitive information, on August 30, 2021, Hillrom and Baxter entered into an additional confidentiality agreement pursuant to which certain sensitive information would be provided to certain members of Baxter senior management and Baxter’s representatives only in a separate limited data room.
On August 29, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs, BofA Securities and Wachtell Lipton.

Mr. Groetelaars provided an overview of recent developments, including updates regarding the ongoing discussions with respect to a potential transaction with Baxter, including regarding the status of negotiations with respect to the proposed terms of the merger agreement, the due diligence review and the timing for a potential transaction announcement.
Later on August 29, 2021, The Wall Street Journal published an article reporting market rumors that Hillrom and Baxter were engaged in advanced discussions regarding a potential transaction whereby Baxter would acquire Hillrom for a price of approximately $150 per share of Hillrom common stock. Other news agencies published similar news articles on August 29, 2021 and August 30, 2021. Additionally, on August 30, 2021, CNBC reported on market rumors that Hillrom and Baxter were engaged in advanced discussions regarding a potential transaction whereby Baxter would acquire Hillrom for a price of approximately $156 per share of Hillrom common stock.
On August 31, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs, BofA Securities and Wachtell Lipton. Mr. Groetelaars provided an overview of recent events, including an update regarding the status of discussions and negotiations of a potential transaction with Baxter since the Hillrom Board meeting held on August 29, 2021. Representatives of Goldman Sachs and BofA Securities reviewed and discussed with the Hillrom Board, among other matters, their financial analyses of the proposed transaction and the proposed $156 per share all-cash price to be paid to holders of Hillrom common stock (other than excluded shares) in the proposed merger. Additionally, prior to the meeting, Goldman Sachs had provided a relationship disclosure letter (a previous draft of which had been reviewed by members of Hillrom senior management) to the Hillrom Board providing certain information regarding its relationships with Hillrom and Baxter, and prior to the meeting BofA Securities had provided a relationship disclosure letter (a previous version of which had been reviewed by members of Hillrom senior management) to the Hillrom Board providing certain information regarding its material relationships with each of Hillrom and Baxter, each of which letters were discussed with the Hillrom Board at the meeting. Members of Hillrom management reviewed with the Hillrom Board the status and process of the due diligence review of Hillrom by Baxter and of the planned communications rollout by both Hillrom and Baxter. Representatives of Wachtell Lipton reviewed with the Hillrom Board certain legal considerations, including the directors’ duties in connection with their consideration of the potential transaction, and the principal terms of the draft merger agreement. Members of the Hillrom Board also discussed that Hillrom had still not received any proposals to acquire Hillrom or engage in an extraordinary transaction from any parties (other than Baxter) following the July 28, 2021 Bloomberg story regarding rumors of the transaction discussions between Hillrom and Baxter or following the August 29, 2021 Wall Street Journal story regarding rumors of the transaction discussions between Hillrom and Baxter. Following these discussions, the Hillrom Board instructed Hillrom’s management and its advisors to continue to negotiate the terms of the potential transaction, with a further update to be provided to the Hillrom Board at its next meeting.
Between August 31, 2021 and September 1, 2021, Hillrom’s and Baxter’s respective management teams, with the assistance of their respective legal advisors, finalized the remaining open issues related to the merger agreement and related transaction documents.
On September 1, 2021, the Hillrom Board held a meeting by videoconference, which was attended by members of Hillrom’s senior management and representatives of Goldman Sachs, BofA Securities and Wachtell Lipton. At this time, Mr. Groetelaars informed the Hillrom Board that the remaining matters in the merger agreement had been resolved in a manner consistent with the discussions with the Hillrom Board on the prior day. A representative of Goldman Sachs rendered its oral opinion, confirmed by delivery of a written opinion dated September 1, 2021, to the Hillrom Board to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders of shares of Hillrom common stock (other than Baxter and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders of Hillrom common stock. In addition, a representative of BofA Securities rendered to the Hillrom Board BofA Securities’ oral opinion, which was confirmed by delivery of a written opinion dated September 1, 2021, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the per share merger consideration to be received in the merger by holders of shares of Hillrom common stock (other than holders of excluded shares), was fair, from a financial point of view, to such holders.
Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and prior meetings, including factors described under the section of this proxy statement entitled “—Reasons for the Merger,” the Hillrom Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to and in the best interests of Hillrom and its shareholders, and unanimously approved and adopted the merger agreement, the merger and the transactions contemplated by the merger agreement in all respects, and recommended that Hillrom’s shareholders approve the merger agreement.
During the evening of September 1, 2021, the parties executed and delivered the merger agreement. Thereafter, the transaction was announced before the opening of the financial markets in New York on September 2, 2021, in a press release jointly issued by Hillrom and Baxter.
Reasons for the Merger
In evaluating the merger agreement and the merger, the Hillrom Board consulted with Hillrom’s management and its outside financial and legal advisors and, in reaching its unanimous decision to approve the merger agreement, the merger and the transactions contemplated thereby and recommend that holders of shares of Hillrom common stock approve the merger agreement, the Hillrom Board considered a variety of factors, including the following:
•	Hillrom’s business, current and projected financial condition, earnings and prospects;
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the Hillrom Board’s belief that the $156.00 per share merger consideration exceeds Hillrom’s likely value as a standalone company, including taking into account Hillrom’s potential for, and risks to, future growth;

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the anticipated future trading prices of Hillrom common stock on a standalone basis, based on management estimates and adjusted for different scenarios, and the risks and uncertainties of continuing on a standalone basis as an independent public company;

•	the fact that the per share merger consideration consists solely of cash, providing Hillrom shareholders with certainty of value and liquidity upon consummation of the merger;
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recent and historical market prices for Hillrom common stock, as compared to the per share merger consideration, including the fact that the per share merger consideration of $156.00 per share represents an approximate premium of:

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26.0% to the $123.78 closing price per share of Hillrom common stock on July 27, 2021, the last trading day prior to initial media reports speculating about a potential transaction between Hillrom and Baxter;

•	34.5% to the $115.99 price per share of Hillrom common stock based on the volume weighted average price per share of Hillrom common stock for the thirty (30)-trading day period ended July 27, 2021;
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92.2% to the $81.17 closing price per share of Hillrom common stock on September 24, 2020, which represented the lowest price per share of Hillrom common stock for the fifty-two (52)-week period ending on September 1, 2021, the last trading day before public announcement of the merger agreement; and

•	7.5% to the $145.06 closing price per share of Hillrom common stock on September 1, 2021, the last trading day before public announcement of the merger agreement;
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the opinion of Goldman Sachs, financial advisor to Hillrom, that, as of September 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders of shares of Hillrom common stock (other than Baxter and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Hillrom common stock, and the financial analysis related thereto prepared by Goldman Sachs and described below under “Opinion of Goldman Sachs & Co. LLC”;

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the opinion of BofA Securities, financial advisor to Hillrom, to the effect that, as of September 1, 2021 and based on and subject to various assumptions and limitations described in such opinion, the per share merger consideration to be received in the merger by holders of shares of Hillrom common stock (other than holders of excluded shares), was fair, from a financial point of view, to such holders, and the financial analysis related thereto prepared by BofA Securities, as more fully described below under the section entitled “Opinion of BofA Securities, Inc.”;

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the course and history of the negotiations between Hillrom and Baxter, as described under “— Background of the Merger,” Baxter’s initial offer of $144.00 per share, which was subsequently increased to $148.00 per share and to $154.00 per share, as well as Baxter’s offer of $156.00 per share, which the Hillrom Board and management believed was Baxter’s best and final offer;

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the fact that Baxter agreed to (and agreed to cause Baxter’s subsidiaries to) use its reasonable best efforts to obtain all necessary governmental approvals with respect to the merger, including (i) agreeing to divestitures, (ii) modifying contractual or commercial relationships and (iii) taking other actions that may change the conduct of Baxter’s business, in each case as necessary to obtain any such approval, subject in each case to certain limitations described under “The Merger Agreement—Required Efforts to Consummate the Merger,” together with the fact that Baxter agreed to pay to Hillrom a $420 million termination fee under the circumstances described under “—Termination Fee Payable by Baxter”;

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the Hillrom Board’s belief, based on the advice of Hillrom’s financial advisors and its knowledge of the industry and the operations of Hillrom, that it was unlikely that any other potential acquirors, including financial sponsors and strategic buyers, would be willing and able to acquire Hillrom at a price in excess of $156.00 per share in cash, even if Hillrom were to conduct an auction process or other solicitation of alternative acquisition proposals;

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the fact that there were media reports that Baxter had proposed to acquire Hillrom, which provided any third party wishing to engage in discussions with Hillrom with an opportunity to make its interest known, and the fact that, although the Hillrom Board had not granted Baxter exclusivity and was free to consider indications of interest from any other party, no potential acquiror other than Baxter made a proposal to acquire Hillrom during the six-week period between the initial media reports and the public announcement of the merger agreement on September 2, 2021, and the Hillrom Board’s view that, if potential acquirors were interested in exploring a transaction with Hillrom, such potential acquirors could have engaged with the Hillrom Board or its representatives before such public announcement;

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the Hillrom Board’s belief that the termination fee and other limitations applicable to, among other things, a change of recommendation and alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire Hillrom following the announcement of the merger or prohibit the Hillrom Board or its representatives from engaging with any such potential acquiror, subject to the applicable provisions of the merger agreement;

•	the Hillrom Board’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following terms of the merger agreement:
•	the conditions to closing contained in the merger agreement, which the Hillrom Board believed are reasonable and customary in number and scope;
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representations from Baxter and Merger Sub that they will have available all funds necessary for the payment of the aggregate merger consideration, and the absence of a financing condition in the merger agreement;

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the ability of the Hillrom Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the Hillrom Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

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the ability of the Hillrom Board, subject to certain conditions, to change its recommendation that Hillrom shareholders approve the merger agreement and, in addition, to cause Hillrom to terminate the merger agreement in order to enter into an alternative acquisition agreement that constitutes a superior proposal, if the Hillrom Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Hillrom Board; and

•	the customary nature of the representations, warranties and covenants of Hillrom in the merger agreement;

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the fact that Hillrom’s outside financial and legal advisors were involved in the negotiations and updated the Hillrom Board directly throughout the process, which provided oversight and additional perspectives on the negotiations in addition to those of Hillrom’s management;

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the Hillrom Board’s belief that the complementary product offerings of Hillrom and Baxter will support patients in the hospital, at home, and in alternate sites of care, allowing better integration and coordination of healthcare delivery; and

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the Hillrom Board’s belief that the combination of Hillrom and Baxter will unite two organizations that have each been recognized for achievements in workplace diversity and corporate responsibility, and for fostering an environment that supports and encourages high performance, respect for individuals, and professional growth.

In the course of its deliberations, the Hillrom Board, in consultation with Hillrom’s management and Hillrom’s outside financial and legal advisors, also considered a variety of risks and other potentially negative factors relating to the merger agreement and the merger, including the following:
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the fact that, subsequent to completion of the merger, Hillrom will no longer exist as an independent public company and that as a cash acquisition, the transaction would prevent Hillrom shareholders from being able to participate in any value creation that Hillrom could generate going forward, as well as any future appreciation in the value of Hillrom;

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the covenants in the merger agreement prohibiting Hillrom from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied, and the covenants in the merger agreement requiring Hillrom to provide Baxter with an opportunity within four (4) business days to match any competing acquisition proposal that constitutes a superior proposal, which could discourage potential acquirors from making a competing acquisition proposal, although the Hillrom Board believed these covenants would not preclude an interested and able potential acquiror from seeking to acquire Hillrom;

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the fact that Hillrom would be obligated to pay a termination fee of $367 million under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirors to propose alternative transactions, although the Hillrom Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquiror from submitting a proposal to acquire Hillrom following the announcement of the merger;

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the fact that Baxter’s and Merger Sub’s obligation to consummate the merger are subject to regulatory approvals and other conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of Hillrom’s control, and the fact that, if the merger is not consummated:

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Hillrom’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and Hillrom will have incurred significant transaction costs attempting to consummate the transaction;

•	the market’s perception of Hillrom’s continuing business could potentially result in a loss of customers, suppliers, distributors, business partners, collaboration partners and employees; and
•	the trading price of Hillrom common stock could be adversely affected;
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the potential negative effect of the pendency of the merger on Hillrom’s business and relationships with customers, suppliers, distributors, business partners, collaboration partners and employees, including the risk that certain key members of Hillrom management might choose not to remain employed with Hillrom prior to the completion of the merger, regardless of whether or not the merger is completed;

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the fact that under the terms of the merger agreement, Hillrom has agreed that it will use reasonable best efforts to carry on its business in all material respects in the ordinary course, and, subject to specified exceptions, that Hillrom will not take a number of actions related to the conduct of its business without Baxter’s prior written consent (not to be unreasonably withheld, delayed or conditioned), and the possibility these terms may limit the ability of Hillrom to pursue business opportunities that it would otherwise pursue, including potential acquisitions, investments and other strategic opportunities;

•
the fact that certain of Hillrom’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Hillrom’s other shareholders. See “The Merger—Interests of Hillrom’s Directors and Executive Officers in the Merger;”

•	the fact that Hillrom has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;
•	the fact that the exchange of Hillrom common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.
After considering the foregoing potentially negative and potentially positive factors, the Hillrom Board concluded that the potentially positive factors substantially outweighed the potentially negative factors.
The foregoing discussion of the information and factors considered by the Hillrom Board is not exhaustive, but is intended to reflect the material factors considered by the Hillrom Board in its consideration of the merger. In view of the complexity and the large number of the factors considered, the Hillrom Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Hillrom Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Hillrom Board may have given different weights to different factors. The above factors are not presented in any order of priority. The foregoing discussion of the information and factors considered by the Hillrom Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Hillrom Board of Directors
After careful consideration, the Hillrom Board has unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
The Hillrom Board unanimously recommends that the Hillrom shareholders vote “FOR” the proposal to approve the merger agreement.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Hillrom Board that, as of September 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders of shares of Hillrom common stock (other than Baxter and its affiliates), pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Hillrom common stock.
The full text of the written opinion of Goldman Sachs, dated September 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of Hillrom Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Hillrom common stock should vote with respect to the merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to shareholders and Annual Reports on Form 10-K of Hillrom for the five (5) fiscal years ended September 30, 2020;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Hillrom;
•	certain publicly available research analyst reports for Hillrom;
•	certain other communications from Hillrom to its shareholders; and
•
certain internal financial analyses and forecasts for Hillrom standalone prepared by its management, in each case, as approved for Goldman Sachs’ use by Hillrom, which are referred to as the “Hillrom Projections.”

Goldman Sachs also held discussions with members of the senior management of Hillrom regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Hillrom; reviewed the reported price and trading activity for shares of Hillrom common stock; compared certain financial and stock market information for Hillrom with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Hillrom’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Hillrom’s consent that the Hillrom Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hillrom. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Hillrom or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Hillrom to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Hillrom; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Hillrom or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of shares of Hillrom common stock (other than Baxter and its affiliates), as of the date of the opinion, of the per share merger consideration to be paid to such holders of shares of Hillrom common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Hillrom; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Hillrom, or class of such persons, in connection with the merger, whether relative to the per share merger consideration to be paid to the holders of shares of Hillrom common stock (other than Baxter and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on Hillrom, Baxter or the merger, or as to the impact of the merger on the solvency or viability of Hillrom or Baxter or the ability of Hillrom or Baxter to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Hillrom in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 30, 2021 and is not necessarily indicative of current market conditions.
Implied Premia and Multiples Analysis. Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the $156.00 in cash per share of Hillrom common stock to be paid to holders (other than Baxter and its affiliates) of shares of Hillrom common stock pursuant to the merger agreement.

Goldman Sachs calculated the implied premia represented by the $156.00 in cash per share of Hillrom common stock relative to:
•	$123.78, the closing trading price per share of Hillrom common stock on July 27, 2021 (the “Undisturbed Share Price”);
•	$145.78, the closing trading price per share of Hillrom common stock on August 30, 2021 (the “August 30, 2021 Share Price”);
•	$144.00, the closing trading price per share of Hillrom common stock on July 15, 2021, the day Baxter initially approached Hillrom (the “Initial Approach Share Price”);
•	$123.78, the highest closing trading price per share of Hillrom common stock over the fifty-two (52)-week period ended July 27, 2021 (“52-Week High”);
•	$115.99, the volume weighted average price per share (“VWAP”) of Hillrom common stock over the thirty (30)-trading-day period ended July 27, 2021 (“30-Day VWAP”);
•	$113.44, the VWAP of Hillrom common stock over the sixty (60)-trading-day period ended August, 2021 (“60-Day VWAP”); and
•	$81.17, the lowest closing trading price per share of Hillrom common stock over the fifty-two (52)-week period ended July 27, 2021 (“52-Week Low”).
The results of these calculations and comparisons are as follows:
Reference Price per Share:	Implied Premium Represented by $156.00 in Cash per Share of Hillrom Common Stock
Undisturbed Share Price of $123.78	26.0%
August 30, 2021 Share Price of $145.78	7.0%
Initial Approach Share Price of $144.00	8.3%
52-Week High of $123.78	26.0%
30-Day VWAP of $115.99	34.5%
60-Day VWAP of $113.44	37.5%
52-Week Low of $81.17	92.2%
In addition, Goldman Sachs calculated an implied equity value of Hillrom for purposes of calculating the following multiples by multiplying the $156.00 in cash per share of Hillrom common stock by the total number of fully diluted outstanding shares of Hillrom common stock as of August 26, 2021, as provided by the management of Hillrom. Goldman Sachs then calculated an implied enterprise value of Hillrom by adding to the implied equity value it calculated the net debt of Hillrom as of June 30, 2021, pro forma for the incurrence of $375.0 million of incremental debt and use of $36.4 million of cash from Hillrom’s balance sheet in connection with the acquisition of Bardy Diagnostics, Inc. (“BardyDx”), in each case as provided by the management of Hillrom.
Using the foregoing, Goldman Sachs calculated the implied enterprise value for Hillrom as a multiple of Hillrom’s projected Adjusted EBITDA for fiscal years 2021 to 2022 as set forth in the Hillrom Projections and the last twelve (12) months (“LTM”) ended June 30, 2021 as provided by the management of Hillrom. For purposes of this section, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted to exclude acquisition and integration costs and related fair value adjustments, field corrective actions, regulatory compliance costs and special charges.
The results of these calculations are as follows:
Implied Enterprise Value as a Multiple of:	Multiples
LTM ending June 30, 2021 Adjusted EBITDA	19.5x
Fiscal Year 2021 Adjusted EBITDA (estimated)	18.8x
Fiscal Year 2022 Adjusted EBITDA (estimated)	17.5x
Discounted Cash Flow Analysis. Using the Hillrom Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Hillrom. Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of

Hillrom’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2021 (i) estimates of unlevered free cash flow for Hillrom for the fourth quarter of fiscal year 2021 through the fourth quarter of the fiscal year 2031 as reflected in the Hillrom Projections and (ii) a range of illustrative terminal values for Hillrom, which were calculated by applying perpetuity growth rates ranging from 1.0% to 2.0%, to a terminal year estimate of the free cash flow to be generated by Hillrom, as reflected in the Hillrom Projections (which analysis implied exit terminal year next-twelve (12)-month (“NTM”) EBITDA multiples ranging from 9.6x to 13.1x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Hillrom Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs calculated such NTM Adjusted EBITDA multiples using NTM Adjusted EBITDA as of September 30, 2031, as provided by the management of Hillrom.
Goldman Sachs derived ranges of illustrative enterprise values for Hillrom by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Hillrom the net debt of Hillrom as of June 30, 2021, pro forma for the acquisition of BardyDx, as provided by the management of Hillrom, to derive a range of illustrative equity values for Hillrom. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Hillrom common stock, as provided by the management of Hillrom, to derive a range of illustrative present values per share of Hillrom common stock ranging from $137 to $187, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Hillrom common stock. For this analysis, Goldman Sachs used the Hillrom Projections for the fourth quarter of fiscal year 2021 and each of the fiscal years 2022 to 2024. Goldman Sachs first calculated the implied values per share of Hillrom common stock as of September 30 for each of the fiscal years 2021 to 2023, by applying enterprise value to NTM Adjusted EBITDA multiples of 13.0x to 15.0x Adjusted EBITDA per share of Hillrom common stock as of the end of each fiscal year from 2021 to 2023. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account Hillrom’s historical NTM trading multiples over time. Goldman Sachs then discounted the derived values back to Hillrom’s June 30, 2021 using an illustrative discount rate of 7.9%, reflecting an estimate of Hillrom’s cost of equity, including the present value of projected dividends paid, as provided by the management of Hillrom. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Hillrom common stock of $109 to $155, rounded to the nearest dollar.
Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all transactions announced during the time period from August 30, 2016 through August 30, 2021 involving a public company target based in the United States in any industry (excluding biotech) where the disclosed enterprise values for the transactions were greater than $10 billion.
For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the merger. This analysis indicated a median premium of 29% across the period. This analysis also indicated a 25th percentile premium of 17% and 75th percentile premium of 39% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 17% to 39% to the undisturbed closing price per share of Hillrom common stock of $123.78 as of July 27, 2021 and calculated a range of implied equity values per share of Hillrom common stock of $145 to $172, rounded to the nearest dollar.
For the entire period, using publicly available information, Goldman Sachs also calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s 52-Week High prior to the announcement of the merger. This analysis indicated a median premium of 9% across the period. This analysis also indicated a 25th percentile premium of 2% and 75th percentile premium of 22% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 2% to 22% to the undisturbed closing price per share of Hillrom common stock of $123.78 as of July 27, 2021 and calculated a range of implied equity values per share of Hillrom common stock of $126 to $151, rounded to the nearest dollar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the medical technology industry since 2014. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM Adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Hillrom, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Hillrom’s results, market size and product profile.
The following table presents the results of this analysis:
Announcement Date	Acquirer	Target	Enterprise Value / LTM Adj. EBITDA
April 2017	Becton, Dickinson and Company	C.R. Bard, Inc.	21.2x
April 2016	Abbott	St. Jude Medical, Inc.	18.9x
January 2016	Abbott	Alere Inc.	15.4x
September 2015	DENTSPLY International Inc.	Sirona Dental Systems Inc.	16.1x
June 2015	Hill-Rom Holdings, Inc.	Welch Allyn, Inc.	14.6x
October 2014	Becton, Dickinson and Company	CareFusion Corporation	14.1x
Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the selected transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to LTM Adjusted EBITDA multiples of 14.1x to 21.2x to Hillrom’s LTM Adjusted EBITDA as of June 30, 2021, as provided by the management of Hillrom, to derive a range of implied enterprise values for Hillrom. Goldman Sachs then subtracted the net debt of Hillrom as of June 30, 2021, pro forma for the acquisition of BardyDx, as provided by the management of Hillrom, and divided the result by the number of fully diluted outstanding shares of Hillrom common stock as of August 26, 2021, as provided by the management of Hillrom, to derive a reference range of implied values per share of Hillrom common stock of $105 to $172, rounded to the nearest dollar.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hillrom or Baxter or the contemplated merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Hillrom Board as to the fairness from a financial point of view to the holders of shares of Hillrom common stock (other than Baxter and its affiliates), as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Hillrom, Baxter, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The per share merger consideration was determined through arm’s-length negotiations between Hillrom and Baxter and was approved by the Hillrom Board. Goldman Sachs provided advice to Hillrom during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Hillrom or the Hillrom Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Hillrom Board was one of many factors taken into consideration by the Hillrom Board in making its determination to approve and adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Hillrom, Baxter, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Hillrom in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has acted as financial advisor to Hillrom in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which are contingent upon consummation of the merger, and Hillrom has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement, as described below. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Hillrom and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as book runner with respect to Hillrom’s 4.375% Senior Notes due 2027 (aggregate principal amount $425,000,000) in September 2019. During the two (2) year period ended September 1, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Hillrom and/or its affiliates of approximately $3.2 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Baxter and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a co-manager with respect to Baxter’s 1.73% Senior Notes due 2031 (aggregate principal amount $650,000,000) in October 2020; and a book runner with respect to each of Baxter’s 3.75% Senior Notes due 2025 (aggregate principal amount $750,000,000) and 3.95% Senior Notes due 2030 (aggregate principal amount $500,000,000) in March 2020. During the two (2) year period ended September 1, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Baxter and/or its affiliates of approximately $2.1 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Hillrom, Baxter and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.
The Hillrom Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 25, 2021, Hillrom engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Hillrom. The engagement letter between Hillrom and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of the merger agreement, at approximately $86 million, all of which is contingent upon consummation of the merger. In addition, Hillrom has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of BofA Securities, Inc.
Hillrom retained BofA Securities to act as a financial advisor to Hillrom in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hillrom selected BofA Securities to act as a financial advisor to Hillrom in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Hillrom and its business.
On September 1, 2021, at a meeting of the Hillrom Board held to evaluate the merger, representatives of BofA Securities delivered to the Hillrom Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated September 1, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the written opinion, the per share merger consideration to be received in the merger by holders of shares of Hillrom common stock (other than holders of excluded shares), was fair, from a financial point of view, to such holders.
The full text of BofA Securities’ written opinion to the Hillrom Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Hillrom Board for the benefit and use of the Hillrom Board (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Hillrom or in which Hillrom might engage or as to the underlying business decision of Hillrom to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any other matter.
In connection with rendering its opinion, BofA Securities has, among other things:
(1)	reviewed certain publicly available business and financial information relating to Hillrom;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Hillrom furnished to or discussed with BofA Securities by the management of Hillrom, including the Hillrom Projections;

(3)	discussed the past and current business, operations, financial condition and prospects of Hillrom with members of senior management of Hillrom;
(4)	reviewed the trading history for Hillrom common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;
(5)	compared certain financial and stock market information of Hillrom with similar information of other companies BofA Securities deemed relevant;
(6)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;
(7)	reviewed the merger agreement; and
(8)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.
In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Hillrom that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Hillrom Projections, BofA Securities was advised by Hillrom, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hillrom as to the future financial performance of Hillrom. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hillrom or any other entity, nor did it make any physical inspection of the properties or assets of Hillrom or any other entity. BofA Securities also did not evaluate the solvency or fair value of Hillrom or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Hillrom, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Hillrom, Baxter, any other entity or Merger (including the contemplated benefits thereof).

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Hillrom or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received by holders of Hillrom common stock (other than holders of excluded shares) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Hillrom or in which Hillrom might engage or as to the underlying business decision of Hillrom to proceed with or effect the merger. In addition, BofA Securities did not express any view or opinion with respect to, and it relied, with the consent of Hillrom, upon the assessments of Hillrom and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Hillrom or any other entity and the merger (including the contemplated benefits thereof) as to which it understood that Hillrom obtained such advice as it deemed necessary from qualified professionals. BofA Securities further expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of the date of its opinion. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities, Inc. Except as described in this summary, Hillrom imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
The discussion set forth below in the section entitled “Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Hillrom Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Summary of Material Company Financial Analyses.
Selected Publicly Traded Companies Analysis.
BofA Securities reviewed publicly available financial and stock market information of the following eight selected publicly traded companies in the medical technology industry:
•	STERIS plc
•	Hologic, Inc.
•	Teleflex Incorporated
•	DENTSPLY SIRONA Inc.
•	Integra Lifesciences Holdings Corporation
•	ICU Medical, Inc.
•	CONMED Corporation
•	NuVasive, Inc.

BofA Securities reviewed, among other things, the enterprise values for each of the selected companies and for Hillrom, calculated by multiplying the closing share price of each applicable company on August 30, 2021 (and with respect to Hillrom, by multiplying each of (i) the per share merger consideration and (ii) the closing share price of Hillrom on July 27, 2021 (the “Unaffected Price”), the day before The Wall Street Journal reported that Hillrom and Baxter were discussing an acquisition of Hillrom by Baxter) by the number of fully-diluted shares outstanding of the applicable company (determined on a treasury stock method basis), and adding to (or subtracting from, as applicable) the result the amount of the applicable company’s net debt (or net cash) (defined as debt, preferred equity and non-controlling interest (as applicable) less cash, cash equivalents and marketable securities (as applicable)), as a multiple of Wall Street analyst consensus estimates of calendar year 2021 and 2022 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable company (referred to in this section as “2021E EV / EBITDA” and “2022E EV / EBITDA”). Financial data and equity information of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of August 30, 2021. Financial data of Hillrom were derived from Hillrom’s public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of August 30, 2021 and equity information provided by the management of Hillrom. The overall low to high 2021E EV / EBITDA multiples observed for the selected companies were 9.8x to 26.3x (with a mean of 18.5x and median of 17.1x). The overall low to high 2022E EV / EBITDA multiples observed for the selected companies were 13.3x to 22.3x (with a mean of 17.2x and median of 17.0x). BofA Securities noted that the 2021E EV / EBITDA multiple and the 2022E EV / EBITDA multiple observed for Hillrom was 18.8x and 17.7x, respectively, based on the per share merger consideration, and 15.4x and 14.5x, respectively, based on the Unaffected Price.
Based on BofA Securities’ review of the enterprise values to EBITDA multiples for the selected companies and Hillrom and on its professional judgment and experience, BofA Securities applied a 2021E EV / EBITDA multiple reference range of 14.5x to 18.5x to Hillrom management’s estimates of calendar year 2021 Adjusted EBITDA, as reflected in the Hillrom Projections, and a 2022E EV / EBITDA multiple reference range of 13.0x to 17.0x to Hillrom management’s estimates of calendar year 2022 Adjusted EBITDA as reflected in the Hillrom Projections to calculate ranges of implied enterprise values for Hillrom. BofA Securities then calculated implied equity value reference ranges per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by a number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference ranges per share of Hillrom common stock, as compared to the per share merger consideration:
Implied Equity Value Reference Range per Share of Hillrom Common Stock
2021E Adjusted EBITDA	2022E Adjusted EBITDA	Per Share Merger Consideration
$117.00 - $156.75	$114.50 - $157.75	$156.00
No selected publicly traded company used in this analysis is identical or directly comparable to Hillrom. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Hillrom was compared.
Selected Precedent Transactions Analysis.
BofA Securities reviewed, to the extent publicly available, financial information relating to the following thirteen selected transactions involving acquisitions of publicly traded medical technology companies since 2014.
Date	Acquiror	Target
01/12/21	STERIS plc	Cantel Medical Corp.
12/18/20	Koninklijke Philips N.V.	BioTelemetry, Inc.
05/02/19	3M Co	Acelity L.P. Inc.

Date	Acquiror	Target
06/06/18	Fortive Corporation	Johnson & Johnson Advanced Sterilization Products
04/23/17	Becton, Dickinson and Company	C. R. Bard, Inc.
12/20/16	Allergan plc	LifeCell Corporation
10/18/16	Terumo Corporation	Abbott Vascular Access Business
02/16/16	Stryker Corporation	Physio-Control, Inc.
02/01/16	Stryker Corporation	Sage Products LLC
09/15/15	Dentsply International Inc.	Sirona Dental Systems Inc.
07/22/15	St. Jude Medical, Inc.	Thoratec Corporation
06/17/15	Hill-Rom Holdings, Inc.	Welch Allyn, Inc.
10/05/14	Becton, Dickinson and Company	Carefusion Corporation
For each of these transactions, BofA Securities reviewed the enterprise values implied for each target company based on the consideration payable in the selected transaction, as multiples of estimates of the target company’s last twelve (12) months EBITDA, or “LTM EBITDA”, and as multiples of estimates of the target company’s next twelve (12) months EBITDA, or “NTM EBITDA”, in each case, as of the announcement of the relevant transaction and based on publicly available information at that time. The overall low to high enterprise value to LTM EBITDA multiples of the target companies in the selected transactions were 13.7x to 28.7x (with a mean of 18.4x and median of 16.6x). The overall low to high enterprise value to NTM EBITDA multiples of the target companies in the selected transactions were 11.0x to 27.3x (with a mean of 17.1x and median of 16.3x).
Based on BofA Securities’ review of the enterprise values to LTM EBITDA multiples and NTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to LTM EBITDA multiple reference range of 14.0x to 18.0x to Hillrom’s Adjusted EBITDA for the twelve-month period ended June 30, 2021, as reflected in Hillrom’s public filings, and an enterprise value to NTM EBITDA multiple reference range of 11.5x to 16.5x to Hillrom management’s estimates of Adjusted EBITDA for the twelve-month period ending June 30, 2022, as reflected in the Hillrom Projections, to calculate a range of implied enterprise values for Hillrom. BofA Securities then calculated an implied equity value reference range per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by a number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference ranges per share of Hillrom common stock, as compared to the per share merger consideration:
Implied Equity Value Reference Range per Share of Hillrom Common Stock
LTM (6/30/2021)	NTM (6/30/2022)	Per Share Merger Consideration
$104.25 - $141.75	$90.50 - $141.50	$156.00
No selected precedent transaction used in this analysis or the applicable business or target company is identical or directly comparable to Hillrom or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which Hillrom and the merger were compared.
Discounted Cash Flow Analysis
BofA Securities performed a discounted cash flow analysis of Hillrom to calculate a range of implied present values per share of Hillrom common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Hillrom was expected to generate over the period from June 30, 2021 through September 30, 2031 based on the Hillrom Projections. BofA Securities calculated terminal values for Hillrom by applying a selected range of EBITDA exit multiples of 10.0x to 15.0x, which were selected based on BofA Securities’ professional judgment and experience, to estimates of the EBITDA Hillrom was expected to generate in the terminal year. The cash flows and the terminal values were then discounted to present value as of June 30, 2021, utilizing the mid-year convention, and using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of Hillrom’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied equity value reference ranges per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom by subtracting from the resulting ranges of implied enterprise values it calculated the net debt of Hillrom as of June 30, 2021 (calculated as debt less cash, and pro forma for Hillrom’s acquisition of Bardy Diagnostics, Inc.), as reflected in Hillrom’s public filings, and dividing the result by a number of fully-diluted shares of Hillrom common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Hillrom). This analysis indicated the following approximate implied equity value reference range per share of Hillrom common stock (rounded to the nearest $0.25) for Hillrom, as compared to the per share merger consideration:
Implied Equity Value Reference Range per Share of Hillrom Common Stock	Per Share Merger Consideration
$130.50 - $208.25	$156.00
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:
52-Week Trading Range. BofA Securities reviewed the trading range of the shares of Hillrom common stock for the 52-week period ended July 27, 2021, the day before The Wall Street Journal reported that Hillrom and Baxter were discussing an acquisition of Hillrom by Baxter, which was $81.17 to $123.78, and for the 52-week period ended August 30, 2021, which was $81.17 to $145.78.
Wall Street Analysts Unaffected Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the shares of Hillrom common stock available as of July 27, 2021, the day before The Wall Street Journal reported that Hillrom and Baxter were discussing an acquisition of Hillrom by Baxter, and noted that the range of such price targets (discounted by one (1) year at Hillrom’s illustrative cost of equity of 9%) was $114.75 to $120.25.
Wall Street Analysts Current Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the shares of Hillrom common stock available as of August 30, 2021, and noted that the range of such price targets (discounted by one (1) year at Hillrom’s illustrative cost of equity of 9%) was $119.25 to $142.25.
Miscellaneous
As noted above, the discussion set forth above in the section entitled “Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Hillrom Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hillrom. The estimates of the future performance of Hillrom in or underlying BofA Securities analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of Hillrom common stock (other than holders of excluded shares) of the per share merger consideration to be received by such holders in the merger and were provided to the Hillrom Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Hillrom or its shares.
The type and amount of consideration payable in the merger was determined through negotiations between Hillrom and Baxter, rather than by any financial advisor, and was approved by the Hillrom Board. The decision to enter into the merger agreement was solely that of the Hillrom Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Hillrom Board in its evaluation of the merger and should not be viewed as determinative of the views of the Hillrom Board, management or any other party with respect to the merger or the per share merger consideration.
Hillrom has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of approximately $11 million, $1.5 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the merger. Hillrom also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Hillrom, Baxter and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Hillrom and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an initial purchaser, underwriter and/or bookrunner for certain debt offerings of Hillrom, (ii) having acted or acting as an arranger, bookrunner and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Hillrom and/or certain of its affiliates, (iii) having provided or providing certain foreign exchange trading services to Hillrom and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Hillrom and/or certain of its affiliates. From September 1, 2019 to August 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Hillrom and certain of its affiliates of approximately $4.5 million for corporate and/or investment banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Baxter and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an initial purchaser, underwriter, bookrunner and/or manager for certain debt offerings of Baxter, (ii) having acted or acting as an arranger, bookrunner and/or syndication agent for, and/or as a lender under, certain letters of credit, credit and leasing facilities and other credit arrangements of Baxter and/or certain of its affiliates (including having acted as an arranger, bookrunner and syndication agent for, and as a lender under Baxter’s U.S. dollar-denominated revolving credit facility ($2.0 billion capacity), entered into on December 20, 2019 and amended on September 30, 2021 (increasing capacity to $2.5 billion), and as a lender under Baxter’s Euro-denominated revolving credit facility (approximately €200 million capacity), entered into on December 20, 2019 and amended on October 1, 2021 (without increasing capacity), (iii) having provided or providing certain derivatives, foreign exchange and other trading services to Baxter and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Baxter and/or certain of its affiliates. From September 1, 2019 to August 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Baxter and certain of its affiliates of approximately $8.0 million for corporate and/or investment banking services. BofA Securities anticipates that it would receive less than $150,000 in fees in connection with its commitments to Baxter’s amended U.S. dollar-denominated and Euro-denominated revolving credit facilities.
Certain Unaudited Financial Projections
While Hillrom has from time to time provided limited financial guidance to investors, Hillrom has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then current annual period, and is especially wary of making projections for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Hillrom is including in this proxy statement a summary of certain limited unaudited prospective financial information of Hillrom on a standalone basis, without giving effect to the merger (the “Hillrom Projections”), prepared by Hillrom’s management, solely because such financial information was given to the Hillrom Board, Goldman Sachs, BofA Securities and to Baxter as described below. Hillrom advised the recipients of the Hillrom Projections that its internal financial forecasts are subjective in many respects. The inclusion of the Hillrom Projections or of this summary should not be regarded as an indication that the Hillrom Board, Goldman Sachs, BofA Securities, Baxter, Hillrom or its management or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such. This information is not fact and readers of this proxy statement are cautioned not to place undue reliance on the Hillrom Projections.
The Hillrom Projections and the underlying assumptions upon which the Hillrom Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the dynamics of Hillrom’s industry and based on actual experience and business developments. The Hillrom Projections, while presented with numerical specificity, reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Hillrom’s control. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” could cause the Hillrom Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Hillrom Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Hillrom Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Hillrom Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Hillrom Projections will be achieved. As a result, the inclusion of the Hillrom Projections in this proxy statement does not constitute an admission or representation by Hillrom, Goldman Sachs, BofA Securities or any other person that the information is material. This summary of the Hillrom Projections is not provided to influence Hillrom shareholders’ decisions regarding whether to vote for the merger proposal or any other proposal. The Hillrom Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Hillrom’s public filings with the SEC.
The Hillrom Projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither PricewaterhouseCoopers LLP (“PwC”), Hillrom’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Hillrom Projections, and accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report incorporated by reference in this proxy statement relates to Hillrom’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
Hillrom has not made and makes no representation to any Hillrom shareholder or to Baxter stockholder in the merger agreement or otherwise concerning the Hillrom Projections or regarding Hillrom’s ultimate performance compared to the information contained in the Hillrom Projections or that the projected results will be achieved. Hillrom urges all shareholders to review Hillrom’s most recent SEC filings for a description of Hillrom’s reported financial results.

Hillrom’s management prepared the Hillrom Projections with respect to the fourth quarter of the fiscal year ending September 30, 2021, and the fiscal years ended September 30, 2022 through September 30, 2031. Hillrom’s management provided the Hillrom Board with the Hillrom Projections in connection with the Hillrom Board’s consideration and evaluation of a potential transaction with Baxter. In addition, the Hillrom Projections were provided to Goldman Sachs and BofA Securities and were approved by Hillrom for use by Goldman Sachs and BofA Securities for purposes of their respective financial analyses and opinions as discussed in the sections entitled “Opinion of Goldman Sachs & Co. LLC” and “Opinion of BofA Securities, Inc.” The Hillrom Projections were also provided to Baxter in connection with its consideration and evaluation of the merger. The summary of the Hillrom Projections included in this proxy statement are presented to give Hillrom shareholders access to the financial projections that were made available to the Hillrom Board, Goldman Sachs, BofA Securities and to Baxter.
The following is a summary of the Hillrom Projections, with dollars in millions:
	Q4 FY 2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$767	$3,197	$3,423	$3,691	$3,897	$4,108	$4,331	$4,567	$4,800	$5,046	$5,303
Adj. EBITDA(1)	$158	$707	$808	$900	$957	$1,016	$1,079	$1,160	$1,241	$1,327	$1,418
Adj. Operating Income(2)	$135	$618	$711	$822	$875	$930	$989	$1,065	$1,141	$1,222	$1,308
Unlevered Free Cash Flow(3)	$88	$493	$570	$651	$693	$737	$783	$842	$905	$968	$1,016
(1)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude acquisition and integration costs and related fair value adjustments, field corrective actions, regulatory compliance costs and special charges.

(2)
Adjusted Operating Income is defined as Operating Income, calculated in accordance with GAAP, as adjusted to exclude acquisition and integration costs and related fair value adjustments, acquisition-related intangible asset amortization, field corrective actions, regulatory compliance costs and special charges.

(3)
Unlevered Free Cash Flow is defined as Adjusted Operating Income plus depreciation and amortization (excluding acquisition-related asset amortization) less capital expenditures and changes in net working capital plus the tax shield attributable to acquisition related asset amortization.

In addition, for purposes of Goldman Sachs’ and BofA Securities’ financial analyses described in the sections entitled “Opinion of Goldman Sachs & Co. LLC” and “Opinion of BofA Securities, Inc.,” Hillrom’s management provided Goldman Sachs and BofA Securities with, and approved for their use, an estimate of Hillrom’s LTM Adjusted EBITDA, defined as Adjusted EBITDA for the twelve-month period ended June 30, 2021, of $632 million and an estimate of Hillrom’s NTM Adjusted EBITDA, defined as Adjusted EBITDA for the twelve (12)-month period ending June 30, 2022, of $688 million.
Adjusted EBITDA, Adjusted Operating Income, and Unlevered Free Cash Flow are non-GAAP financial measures within the meaning of the applicable rules and regulations of the SEC, which are financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Hillrom Projections) in connection with a proposed transaction like the merger when the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Goldman Sachs or BofA Securities for purposes of their respective opinions or by the Hillrom Board in connection with its consideration of the merger. Accordingly, Hillrom has not provided a reconciliation of the non-GAAP financial measures included in the Hillrom Projections to the relevant GAAP financial measures.
The Hillrom Projections do not take into account the possible financial and other effects on Hillrom of the merger and do not attempt to predict or suggest future results following the merger. The Hillrom Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the effect on Hillrom of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Hillrom Projections do not take into account the effect on Hillrom of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Hillrom Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Hillrom Projections set forth above. No one has made or makes any representation to any investor or shareholder regarding the information included in the Hillrom Projections. Neither Hillrom nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Hillrom Projections. Hillrom urges all Hillrom shareholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”
In addition, the Hillrom Projections have not been updated or revised to reflect information or results after the date the Hillrom Projections were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Hillrom does not intend to update or otherwise revise the Hillrom Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
Additional Information
On September 30, 2021, Baxter entered into a new $2.5 billion five-year revolving credit agreement with JPMorgan Chase Bank, National Association, as administrative agent, and a syndicate of banks, which replaces Baxter’s existing $2.0 billion five-year revolving credit agreement dated as of December 20, 2019, which was terminated on September 30, 2021 contemporaneously with entry into the new U.S. dollar-denominated revolving credit agreement. On October 1, 2021, Baxter Healthcare SA, Baxter World Trade SRL and their existing lender group entered into an amendment to the existing €200 million revolving credit facility dated as of December 20, 2019, with J.P. Morgan AG, as administrative agent which, among other things, extends the maturity date of the revolving credit facility thereunder for an additional five years. BofA Securities has acted and may continue to act as an arranger, bookrunner and syndication agent for, and as a lender under, the U.S. dollar-denominated revolving credit facility and as a lender under the Euro-denominated revolving credit facility, which relationship with Baxter was disclosed in the relationship disclosure letter provided by BofA Securities to the Hillrom Board. BofA Securities anticipates that it would receive less than $150,000 in connection with its commitments to Baxter’s amended U.S. dollar-denominated and Euro-denominated revolving credit facilities. Goldman Sachs has acted and may continue to act as a lender under both the U.S. dollar-denominated revolving credit facility and the Euro-denominated revolving credit facility, which relationship with Baxter was disclosed in the relationship disclosure letter provided by Goldman Sachs to the Hillrom Board. Goldman Sachs anticipates that it would receive customary fees as a lender in connection with its commitments to Baxter’s amended U.S. dollar-denominated and Euro-denominated revolving credit facilities.
Interests of Hillrom’s Directors and Executive Officers in the Merger
In considering the recommendation of the Hillrom Board to vote in favor of the approval of the merger agreement, Hillrom shareholders should be aware that Hillrom’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Hillrom shareholders generally. The Hillrom Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Hillrom shareholders that the merger agreement be approved. Such interests are described below. The merger will be a “change in control” for purposes of the Hillrom executive compensation and benefit plans and agreements described below.
Hillrom’s executive officers who are named executive officers for purposes of the discussion below are John P. Groetelaars (President and Chief Executive Officer), Barbara Bodem (Senior Vice President and Chief Financial Officer), Paul S. Johnson (Senior Vice President and President, Patient Support Systems), Andreas G. Frank (Senior Vice President and President, Front Line Care) and Deborah M. Rasin (Senior Vice President and Chief Legal Officer and Secretary). Hillrom’s executive officers who are not named executive officers for purposes of the discussion below are Amy Dodrill (President, Global Surgical Solutions), Mary Kay Ladone (Senior Vice President, Corporate Development, Strategy and Investor Relations) and Richard M. Wagner (Corporate Controller).

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Hillrom common stock is $156.00, which is the per share merger consideration;
•	The effective time as referenced in this section occurs on September 27, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each executive officer of Hillrom was terminated by Baxter without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the merger and on the assumed date of the effective time of September 27, 2021.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the merger agreement, at the effective time, outstanding Hillrom equity-based awards will be treated as follows, subject to all required withholding taxes:
•
Each outstanding Hillrom stock option will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such stock option immediately prior to the effective time and (y) (i) the excess, if any, of the per share merger consideration over (ii) the per share exercise price of such stock option, less applicable taxes. Each Hillrom stock option with a per share exercise price equal to or greater than the per share merger consideration will be cancelled at the effective time with no consideration.

•
Each outstanding Hillrom restricted stock unit award (a “Hillrom RSU Award”) granted before the date of the merger agreement and each outstanding Hillrom RSU Award granted on or after the date of the merger agreement to Hillrom’s non-employee directors will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom RSU Award immediately prior to the effective time and (y) the per share merger consideration, less applicable taxes.

•
Each outstanding Hillrom RSU Award granted on or after the date of the merger agreement excluding any such Hillrom RSU Award granted to a non-employee director (a “Post-Signing Hillrom RSU Award”) will be converted automatically into a Baxter restricted stock unit award with respect to the number of shares of Baxter common stock determined by multiplying: (x) the number of shares of Hillrom common stock subject to such Post-Signing Hillrom RSU Award immediately prior to the effective time by (y) the quotient obtained by dividing (A) the per share merger consideration by (B) the per share average closing price of Baxter common stock for the consecutive period of ten (10) trading days immediately preceding (but not including) the last trading date prior to the closing date. Such converted award will otherwise continue on the same terms and conditions as were applicable under such Hillrom RSU Award, including any provisions for acceleration of vesting. Such terms and conditions include “double-trigger” protection of the converted award, meaning that if the employment of the holder (including any executive officer) is terminated by the surviving corporation without “cause” or due to the executive officer’s resignation for “good reason,” in each case, on or within two years (or in the case of Mr. Groetelaars, three years) following a change in control of Hillrom, all such Post-Signing Hillrom RSU Awards then held by such executive officer would fully vest upon such termination of employment.

•
Each outstanding Hillrom performance-based restricted stock unit award (a “Hillrom PRSU Award”) will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom PRSU Award immediately prior to the effective time based on a payout percentage of 146% (in the case of such award granted in Hillrom’s 2020 fiscal year) or 187.5% (in the case of such award granted in Hillrom’s 2021 fiscal year) and (y) the per share merger consideration, less applicable taxes.

See the section entitled “Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger” beginning on page 51 of this proxy statement for an estimate of the value of each of Hillrom’s named executive officer’s unvested Hillrom equity awards. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amounts that would become payable at the effective time to Hillrom’s three executive officers who are not named executive officers in respect of their unvested Hillrom equity awards granted prior to the date of the merger agreement is as follows: unvested Hillrom stock options—$1,345,578; unvested Hillrom RSU Awards—$1,643,683; and unvested Hillrom PRSU Awards—$4,162,946 (based on the estimated actual payout percentage for awards granted in Hillrom’s fiscal year 2019 and the payout percentage specified in the merger agreement for awards granted in Hillrom’s fiscal year 2020 and fiscal year 2021). As of the assumed effective date of September 27, 2021, no Post-Signing Hillrom RSU Awards were held by such executive officers. Hillrom RSU Awards held by Hillrom’s non-employee directors are fully vested at the time of grant by their terms.
Officer Change in Control Agreements
Hillrom has entered into change in control agreements (each, a “CIC Agreement”) with each of its executive officers. Under the CIC Agreement, each Hillrom executive officer will be eligible for severance benefits upon a termination of employment by Hillrom without “cause,” or a resignation by the executive officer for “good reason,” in either case, on or within two years following a change in control of Hillrom (or in the case of Mr. Groetelaars, three years), or within three months prior to a change in control if the termination occurs in connection with such change in control, subject to such executive officer’s execution and non-revocation of a separation and release agreement. Pursuant to such separation and release agreement, each executive officer is required to affirm and acknowledge the continued application of the restrictive covenants provided in his or her employment agreement (in the case of Mr. Groetelaars, as modified by the separation and release agreement to reflect a 12-month post-termination restricted period), which are specifically incorporated by reference into the separation and release agreement, including a non-compete and a non-solicitation of customers and employees, in each case, that applies during the 12-month period following termination of employment.
The severance benefits under each CIC Agreement are (i) cash severance equal to two times (or in the case of Mr. Groetelaars, three times) the sum of the executive officer’s (x) annual base salary in effect immediately before the change in control or immediately before the date of termination, whichever is greater and (y) target bonus for the year of termination (in the case of Mr. Groetelaars, no less than 100% of base salary); (ii) a prorated annual bonus payment based on actual performance through the end of the year of termination; and (iii) continuation of health and medical insurance coverage and group term life insurance program for up to two years (or in the case of Mr. Groetelaars, three years).
In connection with entering into the merger agreement, on September 1, 2021, the Hillrom board of directors amended the CIC Agreements to provide the executive officers with the right to receive a make-whole payment in the event that any payments or benefits provided to such executive officers in connection with the merger become subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code. The payments would generally place the executive officers in the same after-tax position that they would have been in if the excise tax did not apply to them, and do not cover ordinary income taxes due on the payments and benefits giving rise to the excise tax. These make-whole rights are provided solely in connection with the merger and therefore the amendments will be automatically revoked if the merger agreement is terminated without the consummation of the merger.
See the section entitled “Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger” beginning on page 51 of this proxy statement for the estimated amounts that each of Hillrom’s named executive officers would receive under their CIC Agreements upon a qualifying termination of employment following a change in control of Hillrom. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments (including a prorated annual cash incentive award, the actual performance for which is assumed to equal target performance for purposes of this quantification) and make-whole payments that Hillrom’s three executive officers who are not named executive officers would receive under their CIC Agreements upon a qualifying termination of employment following a change in control of Hillrom is $4,595,891 and $3,256,006, respectively.
Treatment of Annual Bonus
Under the terms of the merger agreement and confidential disclosure schedules, Hillrom may provide to each Hillrom employee who is eligible to participate in a Hillrom annual bonus program, including each executive officer, a prorated portion of the annual bonus with respect to the portion of the year of the closing that occurs prior to the closing, which bonus will be determined based on the greater of (i) the employee’s target annual bonus for such year and (ii) the employee’s annual bonus amount for such year determined based on (A) actual performance results through the last completed fiscal quarter prior to the closing and (B) forecast performance results for the remaining fiscal quarters and assuming an individual performance multiplier of 100%. Such prorated bonus payment would be provided without duplication of any prorated bonus payment payable under an applicable severance plan or agreement, including a CIC Agreement.
See the section entitled “Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger” beginning on page 51 of this proxy statement for the estimated amount of the prorated bonus payment that each of Hillrom’s named executive officers would receive under the terms of the merger agreement. Assuming that the effective time occurs on September 27, 2021, the estimated aggregate amount of the prorated bonus payments (the actual performance for which is assumed to equal target performance for purposes of this quantification) that Hillrom’s three executive officers who are not named executive officers would receive under the terms of the merger agreement is $707,096.
Potential Employment Arrangements with Baxter
Any of Hillrom’s executive officers who become officers or employees or who otherwise are retained to provide services to Baxter or the surviving corporation may, prior to, on, or following the closing, enter into new individualized compensation arrangements with Baxter or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by Baxter or the surviving corporation. As of the date of this proxy statement, no new individualized compensation arrangements between Hillrom’s executive officers and Baxter or the surviving corporation have been established.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, Hillrom’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger—Directors’ and Officers’ Indemnification and Insurance” beginning on page 69 of this proxy statement.
Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Hillrom that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Hillrom’s Directors and Executive Officers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:
•	The relevant price per share of Hillrom common stock is $156.00, which is the per share merger consideration;
•	The effective time as referenced in this section occurs on September 27, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each named executive officer of Hillrom was terminated by the surviving corporation without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the effective time and on the assumed date of the effective time of September 27, 2021.

Named Executive Officer(1)	Cash ($)(1)	Equity($)(2)	Perquisites / Benefits($)(3)	Tax Reimbursement ($)(4)	Total ($)
John P. Groetelaars	7,767,898	32,253,508	55,155	12,641,335	52,717,896
Barbara Bodem	2,334,110	9,448,047	36,309	3,753,537	15,572,003
Paul S. Johnson	2,149,479	7,652,682	23,648	3,414,498	13,240,307
Andreas G. Frank	1,952,956	6,321,917	36,141	—	8,311,014
Deborah M. Rasin	1,992,411	5,556,048	36,252	—	7,584,711
(1)
Cash. Consists of (i) a cash severance equal to two times (or in the case of Mr. Groetelaars, three times) the sum of the executive officer’s (a) annual base salary in effect immediately before the change in control or immediately before the date of termination, whichever is greater and (b) target bonus for the year of termination (in the case of Mr. Groetelaars, no less than 100% base salary); and (ii) a prorated annual bonus payment based on actual performance (assumed to equal target performance for purposes of this quantification) through the end of the year of termination. The cash severance described in clause (i) and prorated bonus payments described in clause (ii) are “double trigger” and become payable only upon a qualifying termination of employment following a change in control of Hillrom under the terms of the applicable CIC Agreement (see “Interests of Hillrom’s Directors and Executive Officers in the Merger—Officer Change in Control Agreements”). The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus (CIC Agreement)	Total ($)
John P. Groetelaars	6,621,300	1,146,598	7,767,898
Barbara Bodem	1,925,000	409,110	2,334,110
Paul S. Johnson	1,785,000	364,479	2,149,479
Andreas G. Frank	1,621,800	331,156	1,952,956
Deborah M. Rasin	1,680,000	312,411	1,992,411
In addition, as described above under “Interests of Hillrom’s Directors and Executive Officers in the Merger—Treatment of Annual Bonus,” each named executive officer would be eligible to receive, without duplication of the prorated bonus under the CIC Agreement, a prorated portion of the annual bonus with respect to the portion of the year of the closing that occurs prior to the closing, which bonus will be determined based on the greater of (x) the officer’s target annual bonus for such year and (y) the officer’s annual bonus amount for such year determined based on (A) actual performance results through the last completed fiscal quarter prior to the closing and (B) forecast performance results for the remaining fiscal quarters and assuming an individual performance multiplier of 100%. Such merger agreement prorated bonus payment will not be paid to the extent that it results in duplication of the prorated bonus payment due under the CIC Agreement. Assuming an effective time of September 27, 2021 and achievement of the applicable performance goals at the target level, each such merger agreement prorated bonus payment would be equal to the CIC Agreement prorated bonus payment shown in the table above.
(2)
Equity. Includes accelerated vesting at the effective time of Hillrom RSU Awards, Hillrom PRSU Award and Hillrom stock options granted before the date of the merger agreement, which is a “single trigger” benefit. The value of Hillrom PRSU Awards is estimated based on the estimated actual payout percentage for awards granted in Hillrom’s fiscal year 2019 and the payout percentage specified in the merger agreement for awards granted in Hillrom’s fiscal year 2020 and fiscal year 2021. Any Post-Signing Hillrom RSU Awards would be entitled to “double trigger” vesting that is triggered only upon a qualifying termination of employment following a change in control of Hillrom; there were no Post-Signing Hillrom RSU Awards held by the named executive officers on the assumed effective time of September 27, 2021. For further details regarding the treatment of Hillrom equity awards in connection with the merger, see “Interests of Hillrom’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.” The estimated value of such awards are shown in the following table:

Named Executive Officer	Hillrom Stock Options ($)	Hillrom RSU Awards ($)*	Hillrom PRSU Awards ($)	Total ($)
John P. Groetelaars	7,644,003	4,305,503	20,304,002	32,253,508
Barbara Bodem	2,017,973	1,669,006	5,761,068	9,448,047
Paul S. Johnson	1,163,958	748,833	5,739,891	7,652,682
Andreas G. Frank	1,524,656	913,086	3,884,175	6,321,917
Deborah M. Rasin	790,756	508,748	4,256,544	5,556,048
(3)
Perquisites/Benefits. Consists of the estimated value of continuation of health and medical insurance coverage and group term life insurance program for two years (or in the case of Mr. Groetelaars, three years) for each named executive officer. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment following a change in control of Hillrom (see “Interests of Hillrom’s Directors and Executive Officers in the Merger—Officer Change in Control Agreements”). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Welfare Benefits ($)
John P. Groetelaars	55,155
Barbara Bodem	36,309
Paul S. Johnson	23,648
Andreas G. Frank	36,141
Deborah M. Rasin	36,252
(4)
Tax Reimbursements. Includes the estimated amount of the make-whole payment for the excise tax imposed on the payments and benefits to the applicable named executive officer in connection with a change of control by reason of Section 4999 of the Internal Revenue Code.

Financing of the Merger
The consummation of the merger is not subject to any financing conditions. Under the bridge commitment letter, JP Morgan and Citi have committed to provide the bridge facility in an aggregate principal amount of up to $11.4 billion to bridge debt financing required (i) to fund the merger and the transactions contemplated by the merger agreement, (ii) to repay, redeem or otherwise terminate any indebtedness of Hillrom outstanding on the closing date (the “debt repayment”) and (iii) to pay fees and expenses related to the merger, the transactions contemplated by the merger agreement and the debt repayment. On September 30, 2021, Baxter entered into the term loan facility, pursuant to which a syndicate of financial institutions have committed to provide Baxter with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion. The aggregate principal amount of the commitments under the term loan facility have replaced a corresponding amount of the commitments in respect of the bridge facility in accordance with the terms of the bridge commitment letter. As a result, there are now $7.4 billion in bridge facility commitments remaining. Baxter has informed Hillrom that it expects to replace the remaining commitments under the bridge facility with cash on hand and/or the issuance of senior unsecured notes.
Regulatory Clearances and Approvals Required for the Merger
HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents Hillrom and Baxter from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (a “Second Request”). If a Second Request is issued, the parties may not complete the merger until they substantially comply with the Second Request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. Hillrom and Baxter submitted the requisite notification and report forms under the HSR Act on September 13, 2021. The waiting period under the HSR Act expired on October 13, 2021. Neither Hillrom nor Baxter received any inquiries from the FTC or DOJ during the waiting period. On October 13, 2021, the FTC sent a form letter to Hillrom and Baxter indicating that, while the waiting period has expired, the FTC reserves its right to take further action with respect to the transaction, including challenging its consummation before or after the fact. This letter is consistent with the HSR Act and the FTC’s recently announced practice of sending such letters to parties making filings under the HSR Act.
Foreign Regulatory Clearances. The completion of the Merger is subject to approval pursuant to antitrust and competition laws with the appropriate regulators in the European Union and other foreign jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign antitrust and competition laws, before completing the merger. As of October 13, 2021, the parties have submitted their initial filings for all required regulatory approvals (including in the European Union).
Other state or foreign antitrust, competition and foreign investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of Hillrom common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of Hillrom common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
No Dissenters’ Rights
Under Indiana law, holders of Hillrom common stock are not entitled to dissenters’ rights in connection with the merger.
Delisting and Deregistration of Hillrom Common Stock
Upon completion of the merger, Hillrom common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.
Litigation Relating to the Merger
As of October 20, 2021, four lawsuits have been filed by purported Hillrom shareholders in connection with the merger. On October 4, 2021, a purported Hillrom shareholder filed a lawsuit against Hillrom and the current members of the Hillrom board of directors alleging that the Proxy Statement filed by Hillrom in connection with the merger contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned O'Dell v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08171 and is pending in the United States District Court for the Southern District of New York. On October 8, 2021, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Ciccotelli v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08327 and is pending in the United States District Court for the Southern District of New York. On October 12, 2021, two additional lawsuits were filed against the same defendants asserting similar claims; the first lawsuit is captioned Osborne v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-08396 and is pending in the United States District Court for the Southern District of New York, and also named a former member of Hillrom's board of directors as a defendant; the second lawsuit is captioned Collins v. Hill-Rom Holdings, Inc., et al., Case 1:21-cv-05699 and is pending in the United States District Court for the Eastern District of New York.
The complaints generally allege that the Proxy Statement filed by Hillrom in connection with the merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections of Hillrom, (ii) certain financial analyses of Hillrom’s financial advisors, and (iii) certain statements concerning the sales process. Plaintiffs seek, among other things, to enjoin Hillrom from consummating the merger, or in the alternative, rescission of the merger and/or compensatory damages, as well as attorney's fees.
Hillrom believes that the allegations in the complaints are without merit. Additional lawsuits arising out of the merger may also be filed in the future.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Hillrom, Baxter or Merger Sub or to modify or supplement any factual disclosures about Hillrom or Baxter contained in this proxy statement or in Hillrom’s or Baxter’s public reports filed with the SEC. In particular, the merger agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Hillrom or Baxter. The merger agreement contains representations and warranties by and covenants of Hillrom, Baxter and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, were qualified and subject to important limitations in connection with negotiating the terms of the merger agreement (including by being qualified by confidential disclosure schedules exchanged between the parties to the merger agreement) and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.
Additional information about Hillrom may be found elsewhere in this proxy statement and Hillrom’s other public filings. See “Where You Can Find More Information.”
Structure of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the IBCL, at the effective time, Merger Sub will merge with and into Hillrom, whereupon the separate corporate existence of Merger Sub will cease and Hillrom will continue as the surviving corporation in the merger and a wholly owned subsidiary of Baxter.
Closing and Effective Time of the Merger
Subject to the provisions of the merger agreement, the closing will take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds on the second (2nd) business day following the date on which the last of the conditions to the closing (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”) has been satisfied or waived (to the extent permitted by applicable law) by the party entitled to the benefit of the applicable condition (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of those conditions) or at such other date and time as Hillrom and Baxter may agree in writing.
Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including obtaining the requisite approval of the merger agreement by the Hillrom shareholders, we currently expect the closing to occur in early 2022.
Upon the terms and subject to the conditions set forth in the merger agreement, on the closing date, the parties will (i) cause the articles of merger to be duly executed and filed with the Secretary of State of the State of Indiana, in such form as required by the IBCL and (ii) deliver and tender, as applicable, any taxes and fees, and make any and all other filings or recordings, in each case as required to be made by the parties under the IBCL in connection with the merger.
The merger will become effective at the date and time as the articles of merger are filed with the Secretary of State of the State of Indiana (or at such later time as Hillrom and Baxter may agree in writing and specify in the articles of merger in accordance with the relevant provisions of the IBCL).
Following the completion of the merger, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act and Hillrom will cease to be publicly traded.
Articles of Incorporation; By-laws; Directors and Officers
The articles of incorporation of Hillrom in effect immediately prior to the effective time will be the articles of incorporation of the surviving corporation until thereafter duly amended, restated or amended and restated as provided therein or by applicable law.
The bylaws of Merger Sub in effect immediately prior to the effective time will be the bylaws of the surviving corporation (except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name), until thereafter duly amended, restated or amended and restated as provided therein or by applicable law.
The directors of Merger Sub and the officers of Hillrom immediately prior to the effective time will, from and after the effective time, be the initial directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation, incapacity or removal, as the case may be.
Treatment of Common Stock
Hillrom Common Stock. At the effective time, each issued and outstanding share of Hillrom common stock (other than excluded shares) will cease to be outstanding and will be automatically cancelled and converted into the right to receive, upon the terms and subject to the conditions set forth in the merger agreement, into the right to receive cash in the amount of $156.00, without interest (the “per share merger consideration”), subject to any required tax withholding. Each excluded share will cease to be outstanding, will be automatically cancelled without payment of any consideration therefor and will cease to exist.
Merger Sub Common Stock. At the effective time, each share of common stock of Merger Sub issued and outstanding as of immediately prior to the effective time will be converted into one share of common stock of the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation as of immediately after the effective time.
Surrendering and Payment Procedures
Prior to the effective time, Baxter will appoint a United States bank or trust company reasonably acceptable to Hillrom, to serve as paying agent in connection with the merger. At or prior to the effective time, Baxter will deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the paying agent to pay the aggregate per share merger consideration to holders of eligible shares of Hillrom common stock and to holders of Hillrom equity-based awards who are not and were not at any time during the applicable vesting period Hillrom employees, in each case in accordance with the merger agreement.
As promptly as practicable after the effective time, and in any event within five (5) days of the effective time, Baxter will cause the paying agent to mail or otherwise provide each shareholder of record of eligible shares that are (A) represented by stock certificates or (B) book-entry shares not held, directly or indirectly, through DTC notice advising such shareholders of the effectiveness of the merger, which notice will include appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery must be effected, and risk of loss and title to the stock certificates or such book-entry shares must pass, only upon proper delivery of the stock certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request), as applicable and instructions describing how such shareholders of record may surrender such certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or such book-entry shares to the paying agent in exchange for the portion of the aggregate per share merger consideration to which such shareholder is entitled to receive as a result of the merger pursuant to the merger agreement.
With respect to book entry shares held, directly or indirectly, through DTC, Baxter and Hillrom will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of eligible held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by parent, the company, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third party intermediaries, the “per share merger consideration” to which the beneficial owners are entitled to receive.
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive as a result of the merger pursuant to the merger agreement.
Upon surrender to the paying agent of eligible shares in accordance with the terms of the merger agreement, the holder of such eligible shares shall be entitled to receive in exchange therefore, and Baxter will cause the paying agent to pay and deliver as promptly as practicable to each such shareholder an amount in cash in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) equal to the product obtained by multiplying (i) the number of such eligible shares surrendered by (ii) the per share merger consideration. Interest will not be paid or accrued in respect of the per share merger consideration.
From and after the effective time, there will be no further transfers of shares of Hillrom common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, any certificate or acceptable evidence of a book-entry share formerly representing any eligible share is presented to the surviving corporation, Baxter or the paying agent for transfer or any other reason, such eligible share will be canceled and exchanged for the aggregate per share merger consideration to which the holder of such eligible share(s) is entitled to upon the terms and subject to the conditions set forth in the merger agreement.
In the event of a transfer of ownership of any eligible shares represented by a certificate that has not been registered in the transfer records of Hillrom, or if a holder of shares would like payment of the applicable per share merger consideration to be made to a person other than the person in whose name the surrendered certificate is registered, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee or other person if the certificates formerly representing such eligible shares are properly endorsed and are otherwise in proper form for surrender and are presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Baxter and the paying agent. Payment of the applicable portion of the aggregate per share merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered in the transfer records of Hillrom.
If any cash deposited with the paying agent remains unclaimed on the date that is twelve (12) months after the closing date, such cash will be delivered to Baxter or the surviving corporation, as determined by Baxter. Thereafter, holders of eligible shares who have not exchanged their shares in accordance with the merger agreement will be entitled to look only to the surviving corporation for payment of the aggregate per share merger consideration to which such shareholders are entitled pursuant to the merger agreement (after giving effect to any required tax withholdings).
In the event that any certificate representing shares of Hillrom common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Baxter or the paying agent, the posting by such person of a bond in customary amount and upon such terms as may be reasonably required by Baxter or the paying agent as an indemnity against any claim that may be made against Baxter or the surviving corporation with respect to such certificate, the paying agent will pay an amount in cash in U.S. dollars, after giving effect to any tax withholding, equal to the aggregate per share consideration that would be payable in respect thereof pursuant to the merger agreement.

These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.
Withholding
Each of Baxter, the surviving corporation and the paying agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration payable pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any tax law. To the extent any such sum is withheld and remitted to the appropriate taxing authority, such amounts so withheld and remitted will be treated for all purposes of the merger agreement as having been paid to the person with regard to whom it is deducted and withheld.
Treatment of Outstanding Hillrom Equity Awards
Upon the terms and subject to the conditions of the merger agreement, at the effective time, outstanding Hillrom equity-based awards will be treated as follows, subject to all required withholding taxes:
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Each outstanding Hillrom stock option will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such stock option immediately prior to the effective time and (y) (i) the excess, if any, of the per share merger consideration over (ii) the per share exercise price of such stock option, less applicable taxes. Each Hillrom stock option with a per share exercise price equal to or greater than the per share merger consideration will be cancelled at the effective time with no consideration.

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Each outstanding Hillrom restricted stock unit award (a “Hillrom RSU Award”) granted before the date of the merger agreement and each outstanding Hillrom RSU Award granted on or after the date of the merger agreement to Hillrom’s non-employee directors will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom RSU Award immediately prior to the effective time and (y) the per share merger consideration, less applicable taxes.

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Each outstanding Hillrom RSU Award granted on or after the date of the merger agreement excluding any such Hillrom RSU Award granted to a non-employee director (a “Post-Signing Hillrom RSU Award”) will be converted automatically into a Baxter restricted stock unit award with respect to the number of shares of Baxter common stock determined by multiplying: (x) the number of shares of Hillrom common stock subject to such Post-Signing Hillrom RSU Award immediately prior to the effective time by (y) the quotient obtained by dividing (A) the per share merger consideration by (B) the per share average closing price of Baxter common stock for the consecutive period of ten (10) trading days immediately preceding (but not including) the last trading date prior to the closing date, less applicable taxes required to be withheld with respect to such payment. Such converted award will otherwise continue on the same terms and conditions as were applicable under such Hillrom RSU Award, including any provisions for acceleration of vesting.

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Each outstanding Hillrom performance-based restricted stock unit award (a “Hillrom PRSU Award”) will become fully vested and be automatically cancelled and converted into the right to receive a cash amount equal to the product of (x) the number of shares of Hillrom common stock underlying such Hillrom PRSU Award immediately prior to the effective time based on a payout percentage of 146% (in the case of such award granted in Hillrom’s 2020 fiscal year) or 187.5% (in the case of such award granted in Hillrom’s 2021 fiscal year) and (y) the per share merger consideration, less applicable taxes.

Effect upon the Employee Stock Purchase Plan
Pursuant to the merger agreement, prior to the effective time, the Hillrom Board or a committee thereof, as applicable, will adopt resolutions providing that: (i) except for the offer period that was ongoing as of the date of the merger agreement (the “final offering period”), no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) each Hillrom Employee Stock Purchase Plan (“ESPP”) participant’s accumulated contributions under the Hillrom ESPP shall be used to purchase shares of Hillrom common stock as of the end of the final offering period in accordance with the Hillrom ESPP, (iii) the applicable purchase price for shares shall not be decreased below the levels set forth in the Hillrom ESPP as of the date of the merger agreement, and (iv) the ESPP shall terminate at the effective time.

Representations and Warranties
The merger agreement contains representations and warranties of Hillrom, subject to certain exceptions in the merger agreement, in the company disclosure schedule delivered by Hillrom to Baxter in connection with the merger agreement and in certain of Hillrom’s public filings, as to, among other things:
•	the organization, good standing and qualification to do business of Hillrom and its subsidiaries;
•	the capital structure of Hillrom and its subsidiaries;
•	the corporate power and authority relating to the execution, delivery and performance of the merger agreement;
•	receipt of the opinions of Goldman Sachs and BofA Securities with respect to the fairness of the per share merger consideration;
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the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote to approve the merger agreement as being the only vote of holders of securities of Hillrom that is required to approve the merger agreement and the merger;

•	governmental filings and the absence of certain violations;
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compliance with certain laws by Hillrom and its subsidiaries, including the Exchange Act, applicable listing and corporate governance rules and regulations of the NYSE, U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.), and all rules and regulations promulgated thereunder, other anti-bribery laws, export and sanctions regulations, compliance with FDA and healthcare regulatory matters, and compliance with various licensing requirements to conduct Hillrom’s business;

•	the forms, certifications, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents;
•	Hillrom’s internal system of disclosure controls and procedures concerning financial reporting;
•	the financial statements of Hillrom and the absence of certain undisclosed liabilities;
•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations;
•	the absence of certain changes or events;
•	certain material contracts of Hillrom and its subsidiaries;
•	customers and suppliers of Hillrom and its subsidiaries;
•	employee benefits plans and other agreements, plans and policies with or concerning employees of Hillrom and its subsidiaries;
•	labor matters related to Hillrom and its subsidiaries;
•	compliance with environmental laws, permits, and licenses by Hillrom and its subsidiaries and other environmental matters;
•	the payment of taxes, the filing of tax returns and other tax matters related to Hillrom and its subsidiaries;
•	real property of Hillrom and its subsidiaries;
•	ownership of, or rights with respect to, the intellectual property of Hillrom and its subsidiaries and information technology and data security of Hillrom and its subsidiaries;
•	the insurance policies of Hillrom and its subsidiaries;
•	the inapplicability of takeover statutes;
•	brokers’ and finders’ fees and other expenses payable by Hillrom; and
•	acknowledgment that Baxter makes no representations other than those included in the merger agreement.

Baxter’s and Merger Sub’s representations and warranties to Hillrom in the merger agreement relate to, among other things:
•	the organization, good standing and qualification to do business of Baxter and Merger Sub;
•	the capitalization and business of Merger Sub;
•	the corporate power and authority relating to the execution, delivery and performance of the merger agreement;
•	governmental filings and the absence of certain violations;
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the absence of certain actions, causes of action, claims, litigations, suits, investigations by a governmental entity, arbitration or other similar proceeding, civil, criminal, regulatory, administrative or otherwise pending or threatened against Baxter or its subsidiaries or any orders, judgments or decrees of, or before, any governmental entity, in each case that would reasonably be expected to prevent, materially impair or materially delay the ability of Baxter or Merger Sub to consummate the merger and other transactions contemplated by the merger agreement;

•	the availability of funds for Baxter and Merger Sub to satisfy all of their obligations under the merger agreement;
•	brokers’ and finders’ fees and other expenses payable by Baxter or Merger Sub;
•	lack of ownership of Hillrom common stock by Baxter or Merger Sub, subject to certain exceptions; and
•	acknowledgment that Hillrom makes no representations other than those included in the merger agreement.
None of the representations and warranties in the merger agreement survive the effective time.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the merger agreement are qualified by a “Material Adverse Effect” (as defined below) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect). For purposes of the merger agreement, a “Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or in the aggregate, is materially adverse to the financial condition, business or operations of Hillrom and its subsidiaries (taken as a whole), provided, however, that no event, change, development, circumstance, fact or effect resulting from any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur:
•	any changes in general United States or global economic or political conditions;
•	changes in the credit, capital, securities or financial markets, commodity prices, inflation or United States or global regulatory or business conditions;
•	changes or developments in the industries in which Hillrom or any of its subsidiaries operate or the industries to which Hillrom and its subsidiaries sell their products or services;
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(i) changes, proposed changes, pending changes or changes in interpretation or enforcement of United States generally accepted accounting principles or in any law (including any law that governs the healthcare industry, medical device industry or relationships among healthcare and/or medical device providers, suppliers, distributors, manufacturers and patients, as applicable ) or rules or regulations promulgated by any governmental entity (including any contractor engaged by a governmental entity) or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable law, order or recommendations of a governmental entity, or any applicable directive or guidance from any applicable industry group, or any commercially reasonable measures adopted by Hillrom or any of its subsidiaries (a) for the protection of the health and safety of Hillrom’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of Hillrom or visit any location over which Hillrom exercises any control, (b) to preserve the assets utilized in connection with the business of Hillrom and its subsidiaries or (c) otherwise substantially consistent with actions taken by Baxter or any of its subsidiaries or comparable companies in the industries and geographic regions in which affected businesses of Hillrom and its subsidiaries operate, in each case in connection with or in response to COVID-19 or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any governmental entity with respect thereto, in each case as in effect from time to time (such measures collectively, the “Covid-19 Measures”);
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any failure by Hillrom to meet any internal, public or other projections or forecasts or estimates of revenues or earnings for any period; provided that the underlying cause of such failure may (to the extent not otherwise excluded under the definition of “Material Adverse Effect”) be taken into account in determining whether there is, has been or would reasonably be expected to be a Material Adverse Effect;

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acts of war (whether or not declared), any outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, trade wars political unrest, civil disobedience, protests, public demonstrations, acts of armed hostility, sabotage, terrorism, cyberterrorism, cyberattack (to the extent not specifically targeting Hillrom), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any governmental entity to any of the foregoing;

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(i) any epidemic, pandemic, outbreak of illness or other public health event (including COVID-19) or the escalation or worsening of any of the foregoing or quarantine restriction or (ii) any weather event, flood, volcanic eruption, earthquake, nuclear incident or other natural or man-made disaster or other force majeure event or occurrence or the escalation or worsening of any of the foregoing;

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the taking of any action required by the merger agreement (except for Hillrom’s obligations described in the first paragraph of “The Merger Agreement—Conduct of Business Pending the Merger”) or the failure to take any action prohibited by the merger agreement;

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any decline in the market price or trading volume of the shares of Hillrom common stock on the NYSE, provided that the underlying cause of such decline (to the extent not otherwise excluded under definition of “Material Adverse Effect”) may be taken into account in determining whether there is, has been or would reasonably be expected to be a Material Adverse Effect;

•
changes caused by the negotiation, execution, announcement, or (except for Hillrom’s obligations described in the first paragraph of “The Merger Agreement—Conduct of Business Pending the Merger”) performance of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including any loss or change in relationship with any employee, officer, director, customer, supplier, vendor, reseller, distributor, or other business partner of Hillrom or any of its subsidiaries (except that the exceptions in this bullet point will not apply with respect to any of Hillrom’s representations or warranties set forth in the merger agreement with respect to required governmental approvals);

•	the commencement or pendency of any litigation alleging breach of fiduciary duty or similar claim or violation of law relating to the merger agreement or the transactions contemplated thereby; or
•	the identity of, or any other facts specific to, Baxter or any of its affiliates as the acquiror of Hillrom;
provided further that, with respect to the first four bullet points and the sixth and seventh bullet points above (other than clause (ii) of the fourth bullet point and clause (i) of the seventh bullet point), such events, changes, developments, circumstances, facts or effects (as the case may be) that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and, for the avoidance of doubt, only to the extent) that they disproportionately adversely affect Hillrom and its subsidiaries (taken as a whole) relative to other similarly situated and comparable companies in the industries and in the geographic markets in which Hillrom and its subsidiaries conduct their businesses.
Conduct of Business Pending the Merger
Hillrom has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except (i) as otherwise required or expressly permitted by the merger agreement, (ii) as may be required by applicable law, (iii) for any actions taken reasonably and in good faith as a result of COVID-19 or to respond to or comply with COVID-19 Measures, (iv) as may be consented to in writing by Baxter (which consent may not be unreasonably withheld, delayed or conditioned), provided that Baxter will be deemed to have consented in writing if it provides no response or good faith request for additional information within five (5) business days after receiving a written request from Hillrom for such consent or (v) for certain exceptions in the company disclosure schedule delivered by Hillrom to Baxter (the exceptions set forth in clauses (i) – (v) of this paragraph, the “interim covenant exceptions”), Hillrom has agreed to use reasonable best efforts to, and to cause each of its subsidiaries to use reasonable best efforts to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, to use, and cause each of its subsidiaries to use, commercially reasonable efforts to (i) preserve its and its subsidiaries’ assets and business organizations intact, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its material customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with it.
Hillrom has further agreed that, until the effective time or earlier termination of the merger agreement in accordance with its terms, except pursuant to any of the interim covenant exceptions (provided that Baxter may, in its sole discretion, withhold, delay or condition its consent to the actions described in the seventh bullet point and the eighth bullet point below in its sole discretion, in each case to the extent relating to actions by Hillrom only and not any of Hillrom’s subsidiaries), and, in certain cases, subject to certain ordinary course of business exceptions or exceptions for actions between or among Hillrom and its subsidiaries, Hillrom will not, and will cause its subsidiaries not to:
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adopt (i) any change to Hillrom’s articles of incorporation or bylaws (except for immaterial or ministerial amendments) or (ii) material changes to the organizational documents of any of Hillrom’s subsidiaries that, in the case of clause (ii), would be adverse to Baxter;

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merge or consolidate Hillrom or any of its subsidiaries with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with a third party;

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acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, material properties or material assets from any third party with a purchase price in excess of $25 million in any individual transaction or series of related transactions or $100 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of Hillrom to consummate the transactions contemplated by the merger agreement prior to the Outside Date, other than acquisitions of inventory or other goods or services in the ordinary course of business;

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transfer, sell, lease, license, divest, cancel or otherwise dispose of, any material properties or material assets of Hillrom or any of its subsidiaries, or incur, permit or suffer to exist the creation of any material encumbrance (other than a permitted encumbrances under the merger agreement) upon, any such material properties, assets or any material intellectual property rights owned by Hillrom and or any of its subsidiaries, in each case, with a fair market value in excess of $25 million individually or $100 million in the aggregate (other than pursuant to the terms of any material contracts of Hillrom or any of its subsidiaries in effect prior to the date of the merger agreement);

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issue, sell, dispose of, grant, transfer, lease, license, guarantee, encumber (other than with permitted encumbrances under the merger agreement), or otherwise enter into any contract or other agreement with respect to the voting of, any shares of capital stock or other equity interests of Hillrom or any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or other equity interests or such convertible or exchangeable securities, other than (i) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of Hillrom’s equity-based awards outstanding as of the date of the merger agreement in accordance with their terms and, as applicable, Hillrom’s benefit plans in effect on August 26, 2021 or (ii) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of Hillrom’s equity-based awards granted after the date of the merger agreement without violation of the merger agreement;

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make any loans, advances, guarantees or capital contributions to or investments in any third party in excess of $15 million individually or $30 million in the aggregate, other than (i) pursuant to existing contractual obligations as of the date of the merger agreement or (ii) in connection with sale or rental financing arrangements in connection with the sale of Hillrom’s products in the ordinary course of business;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests, except for regular quarterly dividends, in an amount not to exceed $0.24 per share in each case, declared and paid at such times as are consistent with Hillrom’s historical practice over the twelve (12)-month period prior to the date of the merger agreement;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, other than to satisfy applicable tax withholding and/or exercise prices upon vesting, settlement or exercise of any Hillrom equity-based award outstanding on September 1, 2021 or granted after September 1, 2021 without violation of the merger agreement;

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(i) incur any indebtedness for borrowed money (including the issuance of any debt securities), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any third party, except for incurrences of indebtedness and guarantees under certain credit agreements or other facilities or agreements of Hillrom in effect as of the date of the merger agreement, subject to certain limitations, (ii) prepay, redeem, repurchase, defease, satisfy, discharge, cancel or otherwise terminate any indebtedness for borrowed money of Hillrom or any of its subsidiaries other than payments of indebtedness certain credit agreements or other facilities or agreements of Hillrom in effect as of the date of the merger agreement, or (iii) amend, supplement or otherwise modify certain of Hillrom’s contracts related to indebtedness for borrowed money in any manner that would increase the amount of indebtedness available thereunder, increase the cost to Baxter to prepay, terminate, redeem, satisfy or discharge the indebtedness thereunder at closing or otherwise impede the ability of Baxter to effectuate any prepayment, payment, termination, redemption, satisfaction or discharge thereunder at closing;

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make or authorize any payment of, or commitment for, capital expenditures, other than (i) as contemplated by Hillrom’s capital budget provided to Baxter, (ii) to the extent reasonably necessary to protect human health and safety and (iii) any unbudgeted capital expenditures that do not exceed $5 million individually or $10 million in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (ii);

•	enter into any contract that would have been a material contract of Hillrom (as defined in the merger agreement) had it been entered into prior to the merger agreement;
•	other than with respect to Hillrom’s material contracts related to indebtedness, terminate, materially amend, materially modify, or waive any material rights under, any Hillrom material contract;
•	cancel, modify or waive any debts or claims held by Hillrom or any of its subsidiaries having in each case a value in excess of $1 million individually or $5 million in the aggregate;
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fail to use commercially reasonable efforts to maintain in effect any of Hillrom’s material insurance policies, unless simultaneous with any termination, cancellation or lapse of such material insurance policy, replacement self-insurance programs are established by Hillrom or one or more of its subsidiaries or replacement policies underwritten by reputable insurance carriers are in full force and effect, in each case, providing coverage substantially similar to the coverage under the terminated, cancelled or lapsed material insurance policies;

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other than with respect to certain stockholder litigation related to the merger agreement or the transactions contemplated by the merger agreement or with respect to certain disputes or claims related to taxes, settle or compromise any proceeding for an amount in excess of $5 million individually or $25 million in the aggregate during any calendar year, or which would reasonably be expected to (i) prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement or (ii) involve any criminal liability or result in any non-monetary obligation that is material to Hillrom and its subsidiaries (taken as a whole);

•	make any material changes with respect to any financial accounting policies or procedures, except as required by GAAP or SEC rule or policy;
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make (other than in the ordinary course of business), change or revoke any material tax election, change any annual tax accounting period, change any material tax accounting method, file any amended tax return that is material, enter into any closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute for an amount that materially exceeds the amount reserved with respect thereto, or surrender any right to claim a refund of a material amount of taxes;

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sell, assign, transfer, divest or otherwise dispose of, or grant any exclusive license, to any of Hillrom’s material owned intellectual property rights, or cancel, abandon or otherwise allow to lapse or expire any of Hillrom’s material registered intellectual property rights, other than at the end of its term or otherwise in Hillrom’s reasonable business judgment;

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except as required by any Hillrom benefit plan, (i) materially increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Hillrom employee or director, except for (1) increases in compensation in the ordinary course of business, and (2) the payment of cash incentive compensation for completed periods based on actual performance in the ordinary course of business, (ii) become a party to, establish, adopt, amend in any material respect, commence participation in or terminate any material Hillrom benefit plan, (iii) grant any new awards, or amend or modify in any material respect the terms of any outstanding awards, under any Hillrom benefit plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of, compensation or benefits under any Hillrom benefit plan, (v) hire any employee to a position at the level of Vice President or above (other than to replace a departed employee who was not on Hillrom’s executive leadership team) or (vi) terminate the employment of any employee who is a member of Hillrom’s executive leadership team other than for cause;

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become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization; or

•	agree, authorize or commit to do any of the foregoing.
Baxter and Hillrom have also agreed not to directly or indirectly (whether by merger, consolidation, or otherwise), acquire, purchase, lease, or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease, or license or otherwise enter into a transaction with) any business, corporation, partnership, association, or other business organization or division or part thereof, if doing so would reasonably be expected to prevent, impair or materially delay the consummation of the merger.
Non-Solicitation Covenant
Subject to certain exceptions, Hillrom has agreed that it will not, and that it will cause its directors and officers not to, directly or indirectly, and that it will instruct and use commercially reasonable efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:
•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making of any proposal or offer that constitutes an Acquisition Proposal;
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engage in, continue or otherwise participate in any discussions or negotiations (other than with Baxter and its representatives) regarding any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the merger agreement prohibit such discussions);

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disclose or otherwise provide access to any nonpublic information or data to any third party (other than Baxter or its representatives) concerning Hillrom or its subsidiaries in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

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take any action to exempt any third party from the restrictions on “business combinations” set forth in IBCL 23-1-43 (as such term is defined in IBCL 23-1-43-5) or any other applicable state or federal takeover statute or otherwise cause such restrictions not to apply (other than with respect to Baxter and Merger Sub in connection with the transactions contemplated by the merger agreement); or

•	agree, authorize or commit to do any of the foregoing.
Hillrom has also agreed to immediately cease and cause to be terminated any solicitations, discussions and negotiations with any person (other than Baxter and its representatives) conducted prior to the date of the merger agreement with respect to an Acquisition Proposal and (i) if such person has executed a confidentiality agreement with Hillrom in connection with such an Acquisition Proposal, request the prompt return or destruction of all confidential information relating to Hillrom and any of its subsidiaries, subject to the terms and conditions of such confidentiality agreement and (ii) if applicable, terminate any access granted to any third party or its representatives to any electronic data room maintained by Hillrom or its subsidiaries with respect to the transactions contemplated by the merger agreement.
Notwithstanding the restrictions described above, if at any time prior to obtaining the approval of the merger agreement by the Hillrom shareholders, Hillrom or any of its representatives receives an Acquisition Proposal that did not result from a non de minimis breach of the non-solicitation covenant which the Hillrom Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), then Hillrom may:
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engage or otherwise participate in discussions or negotiations with the third party (including such third-party’s representatives) that has made an Acquisition Proposal with respect to such Acquisition Proposal; and

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disclose or otherwise provide access to nonpublic information and data relating to Hillrom and its subsidiaries to the third party (including such third party’s representatives) making such Acquisition Proposal, if, prior to providing any such information, data or access, Hillrom receives from the third party a legally binding confidentiality agreement with terms substantially similar to the comparable confidentiality provisions of the confidentiality agreement between Hillrom and Baxter (it being understood that such agreement need not have comparable standstill provisions), which terms shall not restrict Hillrom from complying with its obligations under the merger agreement, provided that Hillrom will substantially concurrently with the delivery to such person provide to Baxter any nonpublic information or data concerning Hillrom or any of its subsidiaries that is provided or made available to such person or its representatives (unless such nonpublic information or data has been previously provided or made available to Baxter or its representatives).

Hillrom has agreed to promptly, and in any event within forty-eight (48) hours, notify Baxter in writing of the receipt of any Acquisition Proposal or any initial communication or proposal that would reasonably be expected to lead to a third party making an Acquisition Proposal, with such written notice containing the names of the third party or third parties making the Acquisition Proposal or initial communication, as well as the material terms and conditions of such Acquisition Proposal, communication or proposal. Hillrom has also agreed to thereafter promptly, and in any event within forty-eight (48) hours, keep Baxter reasonably informed of any material change to the terms and conditions of any such Acquisition Proposal, and to promptly, and in any event within forty-eight (48) hours of the receipt thereof, provide to Baxter (or its outside legal counsel) copies of all written materials and other material written correspondence sent or provided to Hillrom and any of its subsidiaries that describe any terms or conditions of any Acquisition Proposal.
For purposes of the merger agreement, “Acquisition Proposal” means any bona fide proposal or offer made by any person or group (as defined under Rule 13d-5 of the Exchange Act) (other than a proposal or offer by Baxter or any of its subsidiaries) (i) providing for a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, scheme of arrangement, business combination, acquisition (including by means of a primary issuance, tender offer, exchange offer or similar transaction) or any other similar transaction (or series of related transactions) involving Hillrom or any of its subsidiaries pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, capital stock or other equity interests representing 25% or more (on a non-diluted basis) of Hillrom’s common stock or (ii) the acquisition (or series of related acquisitions) by any person or group of related persons of a business or assets (including any capital stock or securities) that constitute(s) 25% or more of the consolidated net revenues, net income or total assets of Hillrom and its subsidiaries (taken as a whole), in the case of clauses (i) and (ii) above, other than any proposal, offer or indication of interest made by or on behalf of Baxter or any of its affiliates or any group of related persons of which Baxter or any of its affiliates are members or any acquisition by Baxter or any of its affiliates or any group (as defined under Rule 13d-5 of the Exchange Act) of which Baxter or any of its affiliates are members.

For the purposes of the merger agreement, “Superior Proposal” means a written Acquisition Proposal made after the date of the merger agreement by any person that did not result from a non de minimis breach of the non-solicitation covenant on terms that the Hillrom Board determines in good faith, after consultation with Hillrom’s outside legal counsel and its financial advisors, are more favorable to Hillrom’s shareholders than the transactions contemplated by the merger agreement, taking into account the financial, legal, regulatory, conditionality (including whether such proposal is reasonably likely to be consummated if accepted) and other aspects of such proposal; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Acquisition Proposal” to “25%” will be deemed to be a reference to “50%.”
Changes in Board Recommendation
Subject to certain exceptions, under the terms of the merger agreement, the Hillrom Board has agreed not to effect a “change of recommendation,” which means any of the following actions:
•	failing to include the recommendation that the shareholders of Hillrom approve the merger agreement (the “Recommendation”) in this proxy statement;
•	withholding, withdrawing, qualifying or modifying (or publicly proposing or resolving to withhold, withdraw, qualify or modify) the Recommendation in a manner adverse to Baxter;
•	making any public statement that has the substantive effect of a withdrawal or qualification of the Recommendation;
•
following the commencement of any tender or exchange offer relating to Hillrom’s securities, failing to issue a press release within ten (10) business days of such commencement that Hillrom recommends rejection of such tender or exchange offer;

•
following the public disclosure of an Acquisition Proposal, failing to publicly reaffirm the Recommendation within ten (10) business days (or, if earlier, prior to the special meeting) after receipt of any written request to do so from Baxter, which request may be made only once with respect to any such Acquisition Proposal, except that Baxter may make an additional request after any material change in the terms of such Acquisition Proposal;

•
approving or recommending, or publicly declaring advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or approving or recommending, or publicly declaring advisable or publicly proposing to enter into, or entering into, any agreement, letter of intent, memorandum of understanding, agreement in principle, or any other similar agreement providing for any Acquisition Proposal (an “alternative acquisition agreement”); or

•	agreeing, authorizing or committing to do any of the foregoing.
Notwithstanding the foregoing, prior to the approval of the merger agreement by the Hillrom shareholders, in response to an Acquisition Proposal that did not result from a non de minimis breach of the obligations described in the section entitled “The Merger Agreement—Non-Solicitation Covenant,” if the Hillrom Board determines in good faith, after consultation with outside legal counsel and financial advisors, that:
•	such Acquisition Proposal constitutes a Superior Proposal; and
•	the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;
then the Hillrom Board may effect a change of recommendation and/or authorize or cause Hillrom to terminate the merger agreement and concurrently with such termination enter into an alternative acquisition agreement with respect to such Superior Proposal (and Hillrom may terminate the merger agreement and concurrently with such termination enter into an alternative acquisition agreement with respect to such Superior Proposal); provided that prior to taking any such action:
•
Hillrom provides Baxter four (4) business days’ prior written notice of its intention to take such action, which notice is required to include the identity of the third party making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (subject to a two (2) business day extension for each material revision or amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal);

•
during the applicable period described in the previous bullet point (the “Takeover Notice Period”), to the extent requested by Baxter, Hillrom negotiates in good faith with Baxter regarding any adjustments or modifications to the terms of the merger agreement proposed by Baxter; and

•
at the end of the Takeover Notice Period, the Hillrom Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any revisions to the merger agreement proposed by Baxter in writing and any other information offered by Baxter during the Takeover Notice Period), that the Acquisition Proposal continues to be a Superior Proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Notwithstanding the foregoing, prior to the approval of the merger agreement by the Hillrom shareholders, the Hillrom Board may effect a change of recommendation in response to an Intervening Event if:
•
Hillrom provides Baxter three (3) business days’ prior written notice of its intention to take such action, which notice includes all material information with respect to any such Intervening Event and a description of the Hillrom Board’s rationale for such action;

•
during such three (3) business day period described in the above bullet point, Hillrom negotiates in good faith with Baxter regarding any adjustments or modifications to the terms of the merger agreement proposed by Baxter; and

•
at the end of the three (3) business day period described in the first bullet point, the Hillrom Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the merger agreement proposed by Baxter during the period described in the first bullet point) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

For purposes of the merger agreement, “Intervening Event” means any event, change, development, circumstance, fact, condition, occurrence or effect that materially affects the business, financial condition, assets, liabilities or operations of Hillrom and its subsidiaries (taken as a whole), and that was not actually known by the Hillrom Board as of or prior to September 1, 2021 (or if actually known, the material consequences of which were not known by the Hillrom Board at such time), provided that in no event will the following events, changes, developments, circumstances, facts, conditions, occurrences or effects constitute or be taken into account in determining whether or not an Intervening Event has occurred: (i) the receipt, existence or terms of an Acquisition Proposal, (ii) results that were proximately caused by a material breach of the merger agreement by Hillrom, (iii) Hillrom meeting or exceeding any internal or analysts’ expectations or projections, in and of itself, or (iv) changes, after September 1, 2021, in the market price or trading volumes of shares of Hillrom common stock on the NYSE, in and of themselves.
The Special Meeting
Hillrom is required to take all action necessary, in accordance with applicable law and its organizational documents, to duly convene and hold the special meeting as promptly as reasonably practicable following the mailing of this proxy statement. Hillrom may not postpone or adjourn the special meeting without Baxter’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except that Hillrom may, after giving written notice to Baxter, postpone, recess or adjourn the special meeting, to the extent the Hillrom Board determines in good faith, after consultation with its outside legal counsel that it is (i) required by applicable law, or by the proper exercise of the Hillrom Board’s fiduciary duties or reasonably necessary to ensure that any required supplement or amendment to this proxy statement is delivered to Hillrom’s shareholders for the amount of time required by applicable law in advance of the special meeting, or (ii) reasonably necessary to obtain a quorum to conduct the business of the special meeting or to obtain the approval of the merger agreement by Hillrom’s shareholders; provided that in the case of clause (ii), Hillrom may not postpone, recess or adjourn the special meeting (i) more than two (2) times or (ii) for more than an aggregate of twenty (20) business days without Baxter’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Hillrom has agreed that the Hillrom Board (i) will recommend approval of the merger agreement to Hillrom’s shareholders, subject to the Hillrom Board’s rights to effect a change of recommendation as discussed above under the section entitled “The Merger Agreement—Changes in Board Recommendation” and (ii) use its commercially reasonable efforts to obtain the approval of the merger agreement by Hillrom’s shareholders. Any change of recommendation by the Hillrom Board does not affect Hillrom’s obligation under the merger agreement to hold the special meeting and submit the merger agreement to Hillrom’s shareholders for approval, nor does the commencement of or announcement or communication to Hillrom of any Acquisition Proposal, or the occurrence or disclosure of any Intervening Event, unless the merger agreement has already been validly terminated (as described in “The Merger Agreement—Termination of the Merger Agreement”).
Once Hillrom has established a record date for the special meeting, Hillrom may not change or establish a different record date for the special meeting unless (i) required by applicable law, (ii) necessary or advisable as a result of any postponement, recess or adjournment of the special meeting or (iii) it has obtained the prior written consent of Baxter (such consent not to be unreasonably withheld, conditioned or delayed).
Hillrom has also agreed to provide to Baxter periodic updates concerning proxy solicitation results on a timely basis as Baxter may reasonably request.
Required Efforts to Consummate the Merger
Subject to certain exceptions described below, Hillrom and Baxter have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under the merger agreement and applicable law to consummate the merger as promptly as reasonably practicable after the date of the merger agreement and in any event prior to the Outside Date, including (i) preparing and filing as promptly as practicable all necessary regulatory filings; (ii) providing additional information and documents to regulatory authorities that are necessary or advisable to permit consummation of the merger; and (iii) contesting or defending through litigation any actual, anticipated, or threatened order, lawsuit or other legal proceeding challenging the merger agreement or seeking to enjoin or otherwise prohibit the consummation of the merger.
Baxter’s obligation to use reasonable best efforts (as described in the preceding paragraph) also includes, subject to the following sentence, in order to avoid or eliminate each and every impediment under any applicable law, to obtain from any governmental entity all approvals and authorizations, in each case, necessary or advisable in order to consummate the merger, or to avoid any actual, anticipated, or threatened order, lawsuit or other legal proceedings brought by any governmental entity, challenging the merger agreement or seeking to enjoin, restrain, prevent, prohibit, or make illegal the consummation of the merger, and to permit the closing to occur as promptly as reasonably practicable and in any event prior to the Outside Date: (i) proposing, negotiating and agreeing to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, or other disposition of business assets, among other things; (ii) creating, amending, or otherwise modifying any contractual or commercial rights or obligations; and (iii) taking or committing to take any action that would limit or otherwise restrict the conduct of the business, in the case of each of clause (i) – (iii) of Hillrom, Baxter and their respective subsidiaries. Baxter is not, however, required to take any of the aforementioned actions or agree to any such term or condition if doing so would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hillrom and its subsidiaries, taken as a whole, or Baxter and its subsidiaries (including Hillrom and its subsidiaries) taken as a whole (assuming that Baxter and its subsidiaries (including Hillrom and its subsidiaries), taken as a whole were the same size as Hillrom and its subsidiaries), (any such action or actions, a “Burdensome Condition”). In addition, in connection with obtaining the regulatory approvals required to complete the merger, (a) neither Baxter nor Hillrom is required to take any action or agree to any term or condition that is not conditioned upon completion of the merger and (b) Hillrom is not permitted to take any action or agree to any term or condition without Baxter’s prior written consent, but if requested by Baxter, Hillrom is required to take any such action to obtain regulatory approvals required to complete the merger subject to the immediately preceding clause (a).
Hillrom and Baxter have agreed to work cooperatively in connection with obtaining all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the merger agreement, including regulatory approvals required by the merger agreement. Hillrom and Baxter will have the right to review in advance and, to the extent reasonably practicable, each shall consult with the other on, and consider in good faith the views of the other in connection with, all the information relating to Hillrom or Baxter, as the case may be, that appears in any filing made with, or written materials delivered or submitted to, any governmental entity in connection with the transactions contemplated by the merger agreement. Neither Hillrom nor Baxter will participate in any discussion, teleconference, videoconference, or meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement unless (to the extent reasonably practicable) it consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate thereat.

Employee Benefits Matters
For one (1) year following the effective time, each employee of Hillrom and its subsidiaries at the effective time who remains employed with Hillrom or any of its subsidiaries (each, a “Continuing Employee”) will be provided:
•	an annual base salary or base wage rate that is no less than that provided to such Continuing Employee immediately before the effective time;
•
total target direct compensation (consisting of annual base salary or base wage rate, target annual cash bonus and other short-term cash incentive opportunities and target long-term incentive opportunity) that is no less favorable in the aggregate than that provided to such Continuing Employee immediately prior to the effective time; and

•
pension, welfare and other compensation and employee benefits (excluding severance, equity and long-term incentive compensation and post-retirement benefits and defined benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time.

In addition, for eighteen (18) months following the effective time, Baxter will or will cause the surviving corporation to honor the terms of Hillrom’s Severance Pay Plan, as amended and provide each Continuing Employee severance benefits that are at least as favorable as those provided under such plan.
Baxter will or will cause the surviving corporation to (i) cause any preexisting conditions or limitations and eligibility waiting periods under any Baxter employee benefit plan providing health and welfare benefits to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which such Continuing Employee first becomes eligible to participate in such Baxter employee benefit plan towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred by the Continuing Employee and his or her eligible dependents during such plan year for which payment has been made and (iii) give each Continuing Employee full service credit for such Continuing Employee’s employment with Hillrom and its subsidiaries and their respective predecessors for purposes of vesting, benefit accrual and eligibility to participate under each applicable Baxter employee benefit plan, subject to customary exclusions.
Prior to the effective time, if requested by Baxter, Hillrom will cause the Hillrom 401(k) Plan to be terminated effective immediately prior to the effective time. In the event that Baxter requests that the Hillrom 401(k) Plan be terminated, Baxter will establish or designate one or more 401(k) plans (the “Baxter 401(k) Plans”) in which the Continuing Employees will be eligible to participate as of the effective time and which will allow each Continuing Employee to make a “direct rollover” (including of notes in respect of outstanding loans) to the applicable Baxter 401(k) Plan of the account balance of such Continuing Employee under the Hillrom 401(k) Plan in which such Continuing Employee participated prior to the effective time.
Directors’ and Officers’ Indemnification and Insurance
From and after the effective time, to the fullest extent permitted under applicable law, Baxter has agreed to, and will cause the surviving corporation to, indemnify, defend and hold harmless the present and former (determined as of the effective time) directors, officers or employees of Hillrom or any of its subsidiaries, and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of Hillrom or any of its subsidiaries (collectively, the “indemnified parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding, incurred in connection with, arising out of or otherwise related to any actual or alleged proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred whether prior to, at or after the effective time, whether asserted or claimed prior to, at or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of Hillrom). In the event of any such actual or threatened proceeding, Baxter and the surviving corporation must cooperate with the indemnified party in the defense of any such actual or threatened proceeding.
Prior to the effective time, Hillrom will, and if Hillrom is unable to, Baxter will cause the surviving corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Hillrom’s existing directors’ and officers’ insurance policies, and (ii) Hillrom’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the effective time (the “tail period”) with respect to any claim related to matters existing or occurring at or prior to the effective time from Hillrom’s D&O Insurance carrier as of the date of the merger agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Hillrom’s existing policies. If Hillrom for any reason fails to obtain or Baxter for any reason fails to cause to be obtained such “tail” insurance policies as of the effective time, the surviving corporation will, and Baxter will cause the surviving corporation to, continue to maintain in effect for the tail period the D&O Insurance in place as of the date of the merger agreement with Hillrom’s D&O Insurance carrier as of the date of the merger agreement or with one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Hillrom’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Baxter will cause the surviving corporation to, purchase comparable D&O Insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Hillrom’s existing policies as of the date of the merger agreement and from an insurance carrier with the same or better credit rating as Hillrom’s D&O Insurance carrier as of the date of the merger agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the effective time.
Baxter and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the indemnified parties as provided in the relevant applicable organizational documents of Hillrom or any of its subsidiaries or in any other agreement will survive the merger and will continue in full force and effect. During the tail period, Baxter and the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of Hillrom’s and any of its subsidiaries’ organizational documents in effect immediately prior to the effective time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified parties, provided that all rights to indemnification in respect of any proceeding pending or asserted or any claim made within such period will continue until the disposition of such proceeding or resolution of such claim.
Financing and Financing Cooperation
Debt Financing
Baxter has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient for the satisfaction of all of Baxter’s obligations under the merger agreement and the bridge commitment letter, together with any amendments, replacements, or supplements to the bridge commitment letter and any commitment letters in respect of alternative financing, as defined below (collectively, the “debt commitment letters”), including the payment of the aggregate amount of per share merger consideration and any fees and expenses of or payable by Baxter or Merger Sub or certain of Baxter’s other affiliates, and for the repayment or refinancing of the certain outstanding debt of Hillrom to the extent required in connection with the transactions described in the merger agreement or the debt commitment letters. Baxter has also agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the debt financing contemplated by the debt commitment letters, together with any replacement debt financing, including any bank financing or debt securities issued in lieu thereof (collectively, the “debt financing”), on the terms and subject only to the conditions described in the debt commitment letters, including by (i) maintaining in effect the debt commitment letters, (ii) negotiating and entering into definitive agreements with respect to the debt financing (the “definitive agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the closing date, (iii) satisfying on a timely basis all conditions in the debt commitment letters and the definitive agreements within Baxter’s control and complying with its obligations thereunder (including, for the avoidance of doubt, the payment of fees required thereunder) and (iv) enforcing its rights under the debt commitment letters.
In the event any portion of the debt financing contemplated by the bridge commitment letter becomes unavailable regardless of the reason therefor (as determined by Baxter in its reasonable discretion after consulting with the debt providers under the bridge commitment letter), (i) Baxter shall promptly notify Hillrom in writing of such unavailability and the reason therefor and (ii) Baxter shall use its reasonable best efforts, and shall cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “alternative financing”) in an amount sufficient, when taken together with cash of Baxter and its subsidiaries (but not including Hillrom and its subsidiaries) and the other sources of funds immediately available to Baxter at the closing, to pay the financing amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the debt commitment letters. To the extent requested in writing by Hillrom from time to time, Baxter shall keep Hillrom informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing. Baxter shall promptly notify Hillrom in writing if it has knowledge of any material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement and a copy of any written notice or other written communication from any debt provider under the debt commitment letters (collectively, the “financing parties”) with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the debt commitment letters or any definitive agreement of any provision thereof.
Baxter has acknowledged and agreed that its compliance with the foregoing obligations will not relieve Baxter of its obligations to consummate the transactions contemplated by the merger agreement whether or not the debt financing or any alternative financing is available and that in no event shall the receipt or availability of any funds or financing (including the debt financing) by Baxter, any of its affiliates or any other financing or other transactions be a condition to any of Baxter’s obligations under the merger agreement.
Cooperation of Hillrom
Hillrom has agreed to use its reasonable best efforts and to cause each of its subsidiaries to use its reasonable best efforts, and Hillrom and its subsidiaries have agreed to use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Baxter in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing or alternative financing obtained in accordance with provisions above (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Hillrom or any of its affiliates), including, to the extent so requested, using reasonable best efforts to:
•	furnish promptly to Baxter certain financial information regarding Hillrom and its subsidiaries as is customary or reasonably requested by Baxter in connection with the debt financing;
•
provide reasonable and customary assistance to Baxter and the financing parties in the preparation of customary offering, marketing and other similar materials and materials for rating agency presentations;

•	make senior management of Hillrom available, at reasonable times and locations and upon reasonable prior notice, to participate in customary syndication activities;
•	cause Hillrom’s independent registered accounting firm to provide customary assistance in connection with any capital markets transaction comprising a part of the debt financing;
•	provide customary authorization letters authorizing the distribution of Hillrom information to prospective lenders in connection with a syndicated bank financing;
•	assist in obtaining or updating corporate and facility credit ratings;
•
assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, and such other customary closing certificates and schedules as may be reasonably requested by Baxter;

•	make introductions of Baxter to Hillrom’s existing lenders and facilitate relevant coordination between Baxter and such lenders;
•
cooperate with internal and external counsel of Baxter in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the debt financing;

•
deliver, at least three (3) business days prior to closing, to the extent reasonably requested in writing at least ten (10) business days prior to closing, all documentation and other information regarding Hillrom and its subsidiaries that any financing party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and, to the extent required by any financing party, beneficial ownership certificates; and

•	consent to the use of its and its subsidiaries’ logos in connection with the debt financing.

The foregoing cooperation obligations of Hillrom are subject to certain customary exceptions set forth in the merger agreement.
Baxter has acknowledged and agreed that Hillrom’s breach of any of the foregoing covenants shall not be considered in determining the satisfaction of the condition to closing that Hillrom shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing, unless such breach is the primary cause of Baxter being unable to obtain the proceeds of the debt financing at the closing.
Additionally, Hillrom has agreed to (i) deliver customary notices, payoff letters and release documentation and to otherwise use its reasonable best efforts to take all other actions necessary to facilitate the repayment of the obligations with respect to, and the termination of the commitments under, any outstanding indebtedness of Hillrom required to be paid off, discharged or terminated in connection with the merger and (ii) use its reasonable best efforts to assist Baxter in commencing one or more offers to purchase, and related consent solicitations with respect to, any outstanding notes of Hillrom.
Shareholder Litigation
In the event that, following the date of the merger agreement and prior to the effective time, any shareholder litigation related to the merger agreement or the transactions contemplated thereby is brought, or, to the knowledge of Hillrom, threatened in writing, against Hillrom or any indemnified party (as defined in the merger agreement), Hillrom will (i) promptly notify Baxter of such litigation, (ii) give Baxter a reasonable opportunity to participate in, the defense and/or settlement (at Baxter’s sole expense and subject to a customary joint defense agreement) of any such litigation, and (iii) consider in good faith Baxter’s advice with respect to the defense and/or settlement of any such litigation, provided that Hillrom will control such defense and/or settlement. However, Hillrom will not settle or agree to settle any such litigation without the prior written consent of Baxter, which consent may not be unreasonably conditioned, withheld or delayed.
Other Covenants
The merger agreement contains other covenants relating to merger status and notifications, access to information, takeover statutes, publicity, stock exchange delisting and deregistration, director resignations and matters related to Section 16 of the Exchange Act.
Conditions to the Completion of the Merger
The obligations of Hillrom, Baxter and Merger Sub to effect the closing are subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:
•	the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting;
•
(i) the expiration or earlier termination of the waiting period (and any extensions) applicable to the consummation of the merger under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the merger and (ii) certain specified regulatory approvals and clearances having been obtained; and

•
no governmental entity has, after the date of the merger agreement, issued or entered any order that continues to be in effect or enacted, issued, promulgated, enforced or entered any law that continues to be in effect and makes unlawful or restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Baxter and Merger Sub to effect the closing are also subject to the satisfaction or waiver by Baxter at or prior to the closing date of the following conditions:
•
(i) certain of Hillrom’s representations with respect to organization, good standing and qualification, capital structure, corporate authority, approval and fairness, the inapplicability of takeover statutes and brokers’ and finders’ fees and other expenses payable by Hillrom being true and correct in all material respects at and as of the closing date as though made as of the closing date, (ii) certain of Hillrom’s representations with respect to capital structure and outstanding equity awards being true and correct in all respects at and as of the closing as though made as of the closing, except where the failure to be true and correct in all respects is de minimis, (iii) certain of Hillrom’s representations with respect to the absence of a Material Adverse Effect having occurred from September 30, 2020 through September 1, 2021 being true and correct in all respects at and as of the closing date as though made as of the closing date and (iv) the other Hillrom representations contained in the merger agreement, without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, being be true and correct at and as of the closing date as though made as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of clause (iv) above only, for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
•	Hillrom has performed in all material respects all obligations required to be performed by Hillrom under the merger agreement at or prior to the closing;
•	since September 1, 2021, there has not occurred a Material Adverse Effect, subject to certain exceptions;
•
Baxter has received a certificate, dated as of the closing date, and duly executed on behalf of Hillrom by a duly authorized officer of Hillrom certifying that the conditions described in the three immediately preceding bullet points have been satisfied; and

•	certain specified required regulatory approvals and clearances having been obtained without conditions that impose a Burdensome Condition.
Hillrom’s obligation to effect the closing are also subject to the satisfaction or waiver by Hillrom at or prior to the closing of the following conditions:
•
the representations and warranties of Baxter and Merger Sub set forth in the merger agreement, without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, must be true and correct in all respects at and as of the closing date as though made as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Baxter or Merger Sub to consummate the merger;

•
each of Baxter and Merger Sub has performed in all material respects all obligations required to be performed by Baxter or Merger Sub, as applicable, under the merger agreement at or prior to the closing; and

•
Hillrom has received a certificate, dated as of the closing date, and duly executed on behalf of Baxter and Merger Sub by a duly authorized officer of Baxter and a duly authorized officer of Merger Sub certifying that the conditions described in the two immediately preceding bullet points have been satisfied.

Termination of the Merger Agreement
Mutual Termination Right
The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of the parties.
Termination Rights by Either Hillrom or Baxter
The merger agreement may also be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by either Hillrom or Baxter if:
•
the merger is not consummated on or before 5:00 p.m. (New York City time) on June 1, 2022 (the “Outside Date”), provided, however, that if all closing conditions (other than those that by their nature are to be satisfied at closing) are satisfied or waived (to the extent permitted by applicable law) other than any of the closing conditions relating to receipt of regulatory approvals, the absence of legal restraints and the absence of a Burdensome Condition (as described in “The Merger Agreement—Required Efforts to Consummate the Merger”), the Outside Date will be automatically extended to 5:00 p.m. (New York City time) on September 1, 2022 and such time and date, as so extended, shall be the “Outside Date;” provided, further, that if, as of 5:00 p.m. on September 1, 2022, all closing conditions (other than those that by their nature are to be satisfied at closing) are satisfied or waived (to the extent permitted by applicable law) other than any of the closing conditions relating to receipt of regulatory approvals, the absence of legal restraints and the absence of a Burdensome Condition, the Outside Date will be automatically extended to 5:00 p.m. (New York City time) on December 1, 2022; provided, however, that this termination right will not be available to any party that has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has contributed, in any material respect to the failure to consummate the merger on or prior to the Outside Date;
•
the special meeting (including any postponement, recess or adjournment thereof taken in accordance with the merger agreement) has concluded and the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting has not been obtained; and

•
any governmental entity has issued, enforced or entered an order or enacted, issued, promulgated, enforced or entered any law that is in effect and makes unlawful or permanently restrains, enjoins or otherwise prohibits consummation of the merger and such order or law has become final and non-appealable, whether before or after the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Hillrom common stock entitled to vote at the special meeting, provided that this termination right will not be available to Hillrom or Baxter unless such party has complied with its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger.”

Hillrom Termination Rights
The merger agreement may also be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by Hillrom:
•
if there has been a breach of any representation or warranty or covenant made by Baxter or Merger Sub, which breach (i) would result in a failure of certain conditions to the consummation of the merger to be satisfied and (ii) cannot be cured by the Outside Date, or, if curable, is not cured within forty-five (45) days after Hillrom’s delivery of written notice to Baxter or Merger Sub describing such breach or failure in reasonable detail (provided, however, that Hillrom is not then in breach of the merger agreement as would give rise to a failure of certain conditions to the consummation of the merger to be satisfied); or

•
at any time prior to the time, but not after, the merger agreement has been approved by Hillrom’s shareholders, to enter into an alternative acquisition agreement providing for a Superior Proposal in accordance with the terms of the merger agreement; provided, however, that Hillrom must substantially concurrently with such termination pay or cause to be paid to Baxter the Hillrom Termination Fee (as defined below).

Baxter Termination Rights
The merger agreement may also be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by Baxter:
•
if there has been a breach of any representation or warranty or covenant made by Baxter or Merger Sub, which breach (i) would result in a failure of certain conditions to the consummation of the merger to be satisfied and (ii) cannot be cured by the Outside Date, or, if curable, is not cured within forty-five (45) days after Baxter’s delivery of written notice to Hillrom describing such breach or failure in reasonable detail (provided, however, that neither Baxter nor Merger Sub is not then in breach of the merger agreement as would give rise to a failure of certain conditions to the consummation of the merger to be satisfied); or

•
at any time prior to the time, but not after, the merger agreement has been approved by Hillrom’s shareholders, if (i) the Hillrom Board has effected, and not withdrawn, a change of recommendation or (ii) Hillrom has Willfully Breached its obligations described in the section entitled “—Non-Solicitation Covenant.”

Termination Fees
Termination Fee Payable by Hillrom
Hillrom will pay to Baxter a termination fee equal to $367,000,000 (the “Hillrom Termination Fee”) if the merger agreement is terminated:
•	by either Hillrom or Baxter, pursuant to the Outside Date trigger or the failure to obtain the approval of Hillrom’s shareholders trigger and, in each case:
○
after the date of the merger agreement, an Acquisition Proposal that constitutes a “Qualifying Transaction” (which is an Acquisition Proposal measured at a 50% threshold rather than a 25% threshold) is made to Hillrom, the Hillrom Board or the Hillrom shareholders or publicly proposed or publicly announced prior to, and not withdrawn at least five (5) business days prior to, the special meeting; and

○
within twelve (12) months after any such termination Hillrom consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated, with such payment due no later than two (2) business days after, and subject to, the consummation of such Qualifying Transaction;

•
by Baxter, prior to Hillrom’s shareholders approving the merger agreement, in the event the merger agreement is terminated (i) pursuant to the change in recommendation trigger or (ii) as a result of a Willful Breach by Hillrom of its obligations under the non-solicitation covenant, then promptly (and in no event later than two (2) business days after the date of such termination), or

•	by Hillrom pursuant to the Superior Proposal trigger, then simultaneously with, and as a condition to, the effectiveness of any such termination.
In no event will Hillrom be required to pay the Hillrom Termination Fee on more than one occasion.
Termination Fee Payable by Baxter
Baxter will pay to Hillrom a termination fee equal to $420,000,000 (the “Baxter Termination Fee”) if the merger agreement is terminated:
•
by Hillrom or Baxter as a result of the non-appealable order or law trigger, and no Willful Breach by Hillrom of its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger” was a principal cause of the entry or occurrence of such order or law;

•
by Hillrom or Baxter pursuant to the Outside Date trigger, and, at the time of such termination (i) one or more of the regulatory approvals condition, the no non-appealable order or law condition and the no Burdensome Condition condition have not been satisfied, (ii) all other conditions to closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing) and (iii) no Willful Breach by Hillrom of its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger” was a principal cause of the failure of any of the conditions listed in clause (i) of this bullet point; or

•	by Hillrom as a result of Baxter breaching its obligations described in “The Merger Agreement—Required Efforts to Consummate the Merger.”
In the event that the Baxter Termination Fee becomes payable, Baxter must pay such fee to Hillrom within two (2) business days of any of the terminations described in the three bullet points immediately preceding this sentence. In no event will Baxter be required to pay the Baxter Termination Fee on more than one occasion.
For purposes of the merger agreement, a “Willful Breach” means an action taken or failure to act that the breaching party intentionally takes (or intentionally fails to take) and actually knows (or would reasonably have been expected to have known) would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in the merger agreement.
Remedies
The parties have agreed that, except to the extent provided otherwise in “The Merger Agreement—Termination Fees,” in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement and an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement, without necessity of posting a bond or other form of security. In the event that any proceeding is brought in equity to enforce the provisions of the merger agreement, each party has agreed not to allege, and each party has waived the defense, that there is an adequate remedy at law.
The merger agreement also provides that, within two (2) business days following an applicable termination of the merger agreement, Baxter will pay to Hillrom the Baxter Termination Fee, and such payment will be the sole and exclusive remedy of Hillrom with respect to the termination of the merger agreement. The merger agreement also provides that, within two (2) business days following an applicable termination of the merger agreement, Hillrom will pay to Baxter the Hillrom Termination Fee, and such payment will be the sole and exclusive remedy of Baxter and Merger Sub with respect to the termination of the merger agreement.
Fees and Expenses
Whether or not the merger is consummated, all costs, fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all costs, fees and expenses of the representatives, must be paid by the party incurring such cost, fee or expense, subject to certain provisions of the merger agreement relating to the financing cooperation and indemnification and directors’ and officers’ insurance, as described above.
Modification or Amendment
Subject to applicable law and certain provisions of the merger agreement relating to indemnification and directors’ and officers’ insurance, at any time prior to the effective time, the parties to the merger agreement may modify or amend the merger agreement through a written agreement signed by the parties, provided that, after the merger agreement is approved by Hillrom’s shareholders, there will be no amendment or modification to the merger agreement made that under the IBCL requires the further approval of Hillrom’s shareholders without such further approval.
Governing Law and Venue, Waiver of Jury Trial
The parties agreed that the merger agreement will be governed by Delaware law, without giving effect to any conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent the provisions of the IBCL are mandatorily applicable to the merger. Each party agreed to irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) for purposes of any suit, action or other proceeding arising out of the merger agreement or the transactions contemplated by the merger agreement, provided that if subject matter jurisdiction over such suit, action or other proceeding is vested exclusively in the U.S. federal courts, such suit, action or other proceeding will be heard in the U.S. District Court for the Southern District of New York. Each party further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

VOTE ON ADJOURNMENT (PROPOSAL 2)
Hillrom shareholders are being asked to approve a proposal that will give us authority to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if (i) reasonably necessary to obtain a quorum to conduct the business of the special meeting or (ii) there are not sufficient votes at the time of the special meeting to approve the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Hillrom Board to any date, but in no event will the meeting be adjourned or postponed (a) more than two (2) times or (b) for more than an aggregate of twenty (20) business days without Baxter’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In addition, the Hillrom Board may postpone the special meeting before it commences, if the Hillrom Board determines in good faith that it is required by applicable law or the Hillrom Board’s fiduciary duties or for the purpose of soliciting additional proxies. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. Hillrom does not intend to call a vote on this proposal if the Merger Proposal (Proposal) 1 has been approved at the special meeting.
The Hillrom Board unanimously recommends a vote “FOR” the adjournment proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
ARRANGEMENTS (PROPOSAL 3)
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Hillrom is required to submit a proposal to Hillrom shareholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Hillrom that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger—Interests of Hillrom’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger” including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal.
The Hillrom Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.
The Hillrom Board unanimously recommends that the shareholders of Hillrom approve the following resolution:
“RESOLVED, that the shareholders of Hillrom hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hillrom’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the in the table in the section of this proxy statement entitled “Interests of Hillrom’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Hillrom’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the related narrative disclosures.”
The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Hillrom or Baxter. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Hillrom shareholders.
The above resolution approving the merger-related compensation of Hillrom’s named executive officers on an advisory basis will require the affirmative vote of a majority of the shares of Hillrom common stock present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy at the special meeting and entitled to vote on the proposal.
The Hillrom Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of October 11, 2021 by:
•	each of our directors, nominees and our NEOs;
•	all of our directors and executive officers as a group; and
•	each person or entity that is known by us to be the beneficial owner of more than five percent of our common stock.
Our common stock is our only class of equity securities outstanding. Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities. None of the shares beneficially owned by our directors and executive officers are pledged as security. The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within sixty (60) days from October 11, 2021, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within sixty (60) days from October 11, 2021. Except as specified below, the business address of the persons listed is our headquarters, 130 East Randolph, Suite 1000, Chicago, Illinois 60601.
Name of Beneficial Owner	Shares Owned Directly	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class(1)
Directors and NEOs:
William G. Dempsey	5,376	—	23,185	28,561	*
John P. Groetelaars	25,075	—	204,501	229,576	*
Gary L. Ellis	—	—	8,637	8,637	*
Stacy Enxing Seng	—	—	17,275	17,275	*
Mary Garrett	300	—	10,376	10,676	*
James R. Giertz	2,000	—	37,419	39,419	*
William Kucheman	—	—	26,105	26,105	*
Gregory J. Moore	—	—	5,188	5,188	*
Felicia F. Norwood	—	—	3,667	3,667	*
Nancy M. Schlichting	—	—	10,376	10,376	*
Barbara W. Bodem	5,868	719	31,751	38,338	*
Andreas Frank	16,770	—	62,177	78,947	*
Paul S. Johnson	6,221	—	34,030	40,251	*
Deborah Rasin	19,944	—	34,441	54,385	*
All directors and executive officers as a group (total of 17 individuals)	87,709	1,312	528,126	617,147	*
(1)	Percentages are based on 65,899,666 shares of common stock outstanding as of October 11, 2021.
*	Less than 1% of the total shares outstanding.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class(1)
Other 5% Beneficial Owners:

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,702,313 (2)	10.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,681,997 (3)	10.1%
(1)	Percentages are based on 65,899,666 shares of common stock outstanding as of October 11, 2021.
(2)
This information is based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on May 7, 2021. BlackRock, Inc. reported aggregate beneficial ownership of 6,702,313 shares, with sole power to vote 6,349,129 shares, sole power to dispose of 6,702,313 shares, shared power to vote zero shares, and shared power to dispose of zero shares.

(3)
This information is based solely on the Schedule 13G/A filed by The Vanguard Group with the SEC on June 10, 2021. The Vanguard Group reported aggregate beneficial ownership of 6,681,997 shares, with sole power to vote zero shares, sole power to dispose of 6,585,915 shares, shared power to vote 40,797 shares, and shared power to dispose of 96,082 shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Hillrom common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change or differing interpretation, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Hillrom common stock that is, for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
This discussion applies only to U.S. holders of shares of Hillrom common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, holders who are not U.S. holders, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five (5)-year period ending on the date of the merger) 5% or more of the outstanding Hillrom common stock, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-deferred accounts, retirement accounts, governmental agencies or instrumentalities, banks and other financial institutions, mutual funds, U.S. expatriates, former long-term residents of the United States, partnerships, S corporations, or other pass-through entities or investors in partnerships, S corporations or such other entities, holders who hold shares of Hillrom common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, and holders who acquired their shares of Hillrom common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (such as, for example, U.S. federal estate or gift tax laws).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Hillrom common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Hillrom common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.
Holders of Hillrom common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders
The receipt of the cash by U.S. holders in exchange for shares of Hillrom common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Hillrom common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such shares.
If a U.S. holder’s holding period in the shares of Hillrom common stock surrendered in the merger is greater than one (1) year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates currently, which are subject to change. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Hillrom common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Hillrom common stock.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Hillrom common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and must otherwise comply with all applicable requirements of the backup withholding rules. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the Internal Revenue Service.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Hillrom and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or Hillrom if you are a shareholder of record. You can notify us by sending a written request to our Secretary at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, or calling (312) 819-7200. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Hillrom at the telephone and address set forth in the prior sentence. In addition, Hillrom will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
If the merger is completed prior to Hillrom’s 2022 annual meeting of shareholders, Hillrom will not hold an annual meeting of shareholders in 2022 and there will be no public participation in any future meetings of Hillrom’s shareholders because, following the merger, Hillrom common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Hillrom will no longer be a publicly held company. However, if the merger is not completed prior to Hillrom’s 2022 annual meeting of shareholders, the following deadlines apply to the submission of shareholder proposals to be considered at Hillrom’s 2022 annual meeting of shareholders.
Under Rule 14a-8, in order for a shareholder proposal to be considered for inclusion in the proxy statement and proxy card relating to the Hillrom 2022 annual meeting, the proposal must have been received at Hillrom’s principal executive offices no later than September 20, 2021, unless the date of the Hillrom 2022 annual meeting is changed by more than thirty (30) days from the anniversary of the Hillrom 2021 annual meeting, in which case the proposal must be received a reasonable time before Hillrom begins to print and mail its proxy materials for the Hillrom 2022 annual meeting. Hillrom will not be required to include in its proxy statement and proxy card any shareholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Indiana corporate law.
Pursuant to Hillrom’s bylaws, shareholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. Hillrom’s bylaws require all shareholders who intend to make nominations or proposals at an annual shareholders meeting to submit their nominations or proposals to Hillrom not later than one hundred (100) days prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the currently planned Hillrom 2022 annual meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by Hillrom not later than November 30, 2021. In the event the date of the Hillrom 2022 annual meeting is delayed by more than thirty (30) days from the date of the anniversary of the Hillrom 2021 annual meeting, shareholder notice must be received by the later of one hundred (100) days prior to the forthcoming meeting date and the close of business ten (10) days following the date on which Hillrom first makes public disclosure of the meeting date. These provisions are intended to allow all shareholders to have an opportunity to consider business expected to be raised at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION
Hillrom is subject to the reporting requirements of the Exchange Act. Accordingly, Hillrom files annual, quarterly and current reports, proxy statements and other information with the SEC. Hillrom’s SEC filings are available to the public at the Internet website maintained by the SEC at www.sec.gov. Hillrom also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Hillrom’s Internet website address is www.hillrom.com. The information located on, or hyperlinked or otherwise connected to, Hillrom’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows Hillrom to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Hillrom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed November 13, 2020;
•	Hillrom’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, filed February 5, 2021, March 31, 2021, filed April 30, 2021 and June 30, 2021, filed July 30, 2021; and
•
Hillrom’s Current Reports on Form 8-K filed with the SEC on September 15, 2020, November 6, 2020, January 19, 2021, February 1, 2021 (Item 8.01 only), February 5, 2021, March 11, 2021, April 29, 2021, April 30, 2021, July 30, 2021, August 6, 2021, and September 2, 2021.

We also incorporate by reference into this proxy statement additional documents that Hillrom may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Secretary at Hill-Rom Holdings, Inc., 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, (312) 819-7200. If you request any documents, Hillrom will mail them to you by first class mail or another equally prompt means after receipt of your request.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 20, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
entered into by and among
HILL-ROM HOLDINGS, INC.,
BAXTER INTERNATIONAL INC.
and
BEL AIR SUBSIDIARY, INC.
Dated as of September 1, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 1, 2021, is entered into by and among HILL-ROM HOLDINGS, INC., an Indiana corporation (the “Company”), BAXTER INTERNATIONAL INC., a Delaware corporation (“Parent”), and BEL AIR SUBSIDIARY, INC., an Indiana corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the IBCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger;
WHEREAS, the Company Board has unanimously (a) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares), (c) directed that this Agreement be submitted to the holders of Shares for their approval and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares approve this Agreement;
WHEREAS, the Parent Board has unanimously (a) approved this Agreement and declared advisable the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Parent;
WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent (as Merger Sub’s sole shareholder), and (c) resolved to recommend that Parent (as Merger Sub’s sole shareholder) approve this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
Definitions; Interpretation and Construction
1.1. Definitions. For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have the meanings set forth in this Section 1.1:
“2027 Debentures” means the $29,773,000 aggregate principal amount of the Company’s 6.75% debentures due 2027.
“2027 Notes” means the $425,000,000 aggregate principal amount of the Company’s 4.375% senior unsecured notes due 2027.
“2024 Debentures” means the $13,225,000 aggregate principal amount of the Company’s 7.00% debentures due 2024.
“2027 Notes Indenture” means the Indenture dated as of September 19, 2019, between the Company, as issuer, and Citibank, N.A., as trustee, related to the 2027 Notes (as supplemented by the supplemental indenture dated as of October 16, 2019, and as amended, modified or supplemented through the date of this Agreement or in accordance with the terms hereof).
“Acquisition Proposal” means any bona fide proposal or offer made by any Person or Group (other than a proposal or offer by Parent or any of its Subsidiaries) (a) providing for a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, scheme of arrangement, business combination, acquisition (including by means of a primary issuance, tender offer, exchange offer or similar transaction) or any other similar transaction (or series of related transactions) involving the Company or any of its Subsidiaries pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, capital stock or other equity interests representing twenty-five percent (25%) or more (on a non-diluted basis) of Company Common Stock, or (b) the acquisition (or series of related acquisitions) by any Person or Group of a business or assets (including any capital stock or securities) that constitute(s) twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries (taken as a whole); in each case other than any proposal, offer or indication of interest made by or on behalf of Parent or any of its Affiliates or any Group of which Parent or any of its Affiliates are members or any acquisition by Parent or any of its Affiliates or any Group of which Parent or any of its Affiliates are members.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the time of determination (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any agreement, letter of intent, memorandum of understanding, agreement in principle, or any other similar agreement providing for any Acquisition Proposal.
“Alternative Financing” has the meaning set forth in Section 7.16(b).
“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.
“Applicable Date” means September 30, 2018.
“Articles of Merger” means an article of merger relating to the Merger.
“Audit Committee” means the audit committee of the Company Board.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“BofA Securities” has the meaning set forth in Section 5.3(b).
“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.
“Burdensome Condition” has the meaning set forth in Section 7.6(d)(i).
“Business Day” means any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or a day on which (a) banks in New York, New York are required or authorized by Law to close, or (b) solely for purposes of determining the Closing Date, the Office of the Secretary of State of the State of Indiana is required or authorized by Law to close.
“Bylaws” has the meaning set forth in Section 3.2.
“Capitalization Date” means 5:00 p.m. (New York City time) on August 26, 2021.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.
“Certificate” means each certificate formerly representing any Eligible Shares.
“Change of Recommendation” means any of the actions set forth in clauses (A) through (G) of Section 7.2(d)(i).

“Charter” has the meaning set forth in Section 3.1.
“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding or subpoenas shall be heard in the U.S. District Court for the Southern District of New York.
“Clean Team Agreement” means the clean team agreement, entered into between the Company and Parent, dated as of August 30, 2021 (as it may be amended or modified from time to time).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means such date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” means the Hill-Rom Holdings, Inc. 401(k) Plan.
“Company Approvals” has the meaning set forth in Section 5.4(a).
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change in control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means the shares of common stock of the Company, no par value.
“Company Credit Agreements” means the Company Revolving and Term Loan Credit Agreement and the Company Securitization Credit Agreements.
“Company Disclosure Schedule” has the meaning set forth in Article V.
“Company Employee” means any current employee (whether full- or part-time and including any officer) or director of the Company or any of its Subsidiaries.
“Company Equity Awards” means, collectively, the Company Options, Company RSU Awards and Company PRSU Awards.
“Company Equity Payments” has the meaning set forth in Section 4.3(d).
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company IT Assets” means the IT Assets owned or held for use by the Company or any of its Subsidiaries.
“Company Material Contract” has the meaning set forth in Section 5.11.
“Company Notes” means the 2027 Notes and the Debentures.
“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.
“Company Preferred Stock” means the shares of preferred stock of the Company, no par value.
“Company Products” has the meaning set forth in Section 5.5(e)(i).
“Company PRSU Award” means any outstanding award of performance-based restricted stock units granted under the Stock Plans.

“Company Recommendation” has the meaning set forth in Section 5.3(b).
“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including exhibits thereto and all other information incorporated by reference and any amendments and supplements thereto.
“Company Revolving and Term Loan Credit Agreement” means the Credit Agreement dated as of August 30, 2019, among the Company, as lead borrower, Welch Allyn, Inc., as co-borrower, the other borrowers from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto from time to time, as amended, modified or supplemented through the date of this Agreement or in accordance with the terms hereof.
“Company RSU Award” means any outstanding award of restricted stock units granted under the Stock Plans.
“Company Securitization Credit Agreements” means each of (i) that certain Loan and Security Agreement dated as of May 5, 2017, by and among Hill-Rom Company, Inc., Hill-Rom Finance Company LLC and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), (as amended pursuant to that certain Amendment No. 1 dated as of May 4, 2018, that certain Amendment No. 2 dated as of May 30, 2018, that certain Amendment No. 3 dated as of May 3, 2019, that certain Amendment No. 4 dated as of April 27, 2020 and that certain Amendment No. 5 dated as of April 23, 2021 and as further amended, restated, supplemented or otherwise modified through the date of this Agreement or in accordance with the terms hereof) governing the Company’s 364-day accounts receivable securitization program and all documentation related thereto (the “Receivables Agreement”) and (ii) that certain Master Framework Agreement by and among MUFG Bank, Ltd., Hill-Rom Company, Inc., Hill-Rom Manufacturing, Inc. and the other parties thereto dated as of May 4, 2018 (as amended pursuant to that certain Amendment No. 1 dated as of May 3, 2019, that certain Amendment No. 2 dated as of April 27, 2020 and that certain Amendment No. 3 dated as of April 23, 2021 and as further amended, restated, supplemented or otherwise modified through the date of this Agreement or in accordance with the terms hereof) governing the Company’s 364-day accounts receivable securitization program and all documentation related thereto (the “Master Framework Agreement”).
“Company Severance Plan” has the meaning set forth in Section 7.11(b).
“Company Shareholders Meeting” means the meeting of shareholders of the Company to be held to consider the approval of this Agreement.
“Company Software” means proprietary Software, the copyright in which is owned by the Company or any of its Subsidiaries, or that was otherwise developed by or on behalf of the Company or any of its Subsidiaries.
“Company Termination Fee” means an amount equal to $367,000,000.
“Company Top Customer” has the meaning set forth in Section 5.12(a)(i).
“Company Top Supplier” has the meaning set forth in Section 5.12(b)(i).
“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated as of August 3, 2021 (as it may be amended or modified from time to time).
“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Affiliates.
“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture or any other similar obligation.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable Law, Order or recommendations of a Governmental Entity, or any applicable directive or guidance from any applicable industry group, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with Representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or comparable companies in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to COVID-19 or any other global or regional health event, including, but not limited to, the CARES Act.
“D&O Insurance” has the meaning set forth in Section 7.12(b).
“Data Protection Law” means all applicable Laws relating to the protection or processing (including the collection, use, storage, transmission, transfer (including cross-border transfers), disclosure or other processing) of Personal Information, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction.
“Debenture Indenture” means the Indenture dated as of December 1, 1991, between the Company, as issuer and Harris Trust and Savings Bank, as trustee, related to the Debentures (as amended, modified or supplemented through the date of this Agreement or in accordance with the terms hereof) to the extent governing the Debentures.
“Debentures” means the 2027 Debentures and the 2024 Debentures.
“Debt Commitment Letter” has the meaning set forth in Section 6.6(a).
“Debt Financing” has the meaning set forth in Section 6.6(a).
“Debt Offer” has the meaning set forth in Section 7.14(c).
“Debt Payoff Letters” has the meaning set forth in Section 7.14(a).
“Definitive Agreements” has the meaning set forth in Section 7.16(a).
“DTC” means The Depository Trust Company.
“Effective Time” has the meaning set forth in Section 2.2.
“Eligible Shares” means, other than any Excluded Shares, each Share issued and outstanding immediately prior to the Effective Time.
“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, title defect, prior assignment or any other charge or encumbrance of any kind or nature whatsoever, whether contingent or absolute.
“Environmental Law” means any Law relating to: (a) the protection of the environment; (b) the presence, handling, labeling, recycling, generation, use, storage, treatment, transportation, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (c) any noise, odor, indoor air, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“ESPP” has the meaning set forth in Section 4.3(e).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).
“Excluded Information” has the meaning set forth in the definition of “Financing Information.”
“Excluded Shares” means, collectively, the Shares owned by Parent, Merger Sub, any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and in each case not held on behalf of third parties.

“Export and Sanctions Regulations” means all applicable sanctions and export control and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject to, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.
“FDCA” means the U.S. Food, Drug and Cosmetic Act of 1938.
“Fee Letters” has the meaning set forth in Section 6.6(a).
“Final Offering Period” has the meaning set forth in Section 4.3(e).
“Financing Amounts” has the meaning set forth in Section 6.6(d).
“Financing Entities” has the meaning set forth in the definition of “Financing Parties.”
“Financing Information” means: (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the three (3) most recent fiscal years ended at least sixty (60) days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended September 30, 2018, September 30, 2019 and September 30, 2020) and the unqualified audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three (3) fiscal years ended September 30, 2020), (b) an unaudited consolidated balance sheet and related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Closing Date and for the comparable period of the prior fiscal year, reviewed by the Company’s independent auditor, in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X, (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants and (d) all other historical financial information regarding the Company required by Parent to permit Parent to prepare pro forma financial statements required by paragraph 5 of Exhibit B of the Debt Commitment Letter (in the case of each of (c) and (d), subject to the limitations set forth in the definition of Excluded Information); provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K of the Securities Act; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended September 30, 2018, (vi) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in the light of the circumstances under which they were made, not misleading. In addition, for the avoidance of doubt, “Financing Information” shall not include (x) pro forma financial information or (y) projections. For purposes of this Agreement, the information described in clauses (i)–(vii) of this definition, and in clauses (x) and (y) of the penultimate sentence of this paragraph, is collectively referred to as the “Excluded Information.”

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Debt Financing to Parent or any of its Subsidiaries (the “Financing Entities”) pursuant to the Debt Commitment Letter, as may be amended, supplemented or replaced, and their respective Representatives and other Affiliates; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.
“GAAP” means United States generally accepted accounting principles.
“Goldman Sachs” has the meaning set forth in Section 5.3(b).
“Governmental Entity” means any U.S. or non-U.S. (including supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.
“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
“Hazardous Substance” means any substance regulated under any Environmental Law, including any that are listed, designated or classified as “hazardous,” “radioactive,” “toxic,” a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law.
“Healthcare Laws” has the meaning set forth in Section 5.5(e)(ii).
“Healthcare Submissions” has the meaning set forth in Section 5.5(e)(iv).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder.
“IBCL” means Indiana Business Corporation Law.
“Indebtedness” means, with respect to any Person, without duplication, all obligations of such Person (a) for borrowed money, (b) as evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) with respect to which such Person is the lessee or to pay the deferred and unpaid purchase price of property, equipment or services (including obligations related to earn-out arrangements) (excluding accounts payable incurred in the ordinary course of business), (d) pursuant to securitization or factoring programs or arrangements, for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (e) for letters of credit, bank guarantees, performance bonds and other similar Contracts or arrangements entered into by or on behalf of such Person, to the extent drawn, or (f) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (e) of this definition, in each case including all interest, premiums, prepayment fees, penalties, commitment or other fees, reimbursements, expenses and other payments due with respect thereto; provided that Indebtedness shall not include any obligations owing by the Company or any Wholly Owned Subsidiary thereof to the Company or any Wholly Owned Subsidiary thereof.
“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time for purposes of Section 7.12) director, officer or employee of the Company or any of its Subsidiaries, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries.
“Indentures” means the 2027 Notes Indenture and the Debenture Indenture.
“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies.
“Intellectual Property Rights” means all rights anywhere in the world, in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith or symbolized thereby; (b) Patents; (c) Trade Secrets; (d) copyrights and any equivalent rights in published and unpublished works of authorship (including all rights as a work of authorship in Software, website and mobile content, data, databases and other compilations of information) and any other related rights of authors, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) any other similar or equivalent intellectual property, industrial and proprietary rights.
“Interim Covenant Exceptions” has the meaning set forth in Section 7.1(a).
“Intervening Event” means any event, change, development, circumstance, fact, condition, occurrence or effect that materially affects the business, financial condition, assets, liabilities or operations of the Company and its Subsidiaries (taken as a whole), and that is not actually known by the Company Board as of or prior to the date of this Agreement (or if actually known, the material consequences of which were not known by the Company Board at such time); provided that in no event shall the following events, changes, developments, circumstances, facts, conditions, occurrences or effects constitute or be taken into account in determining whether or not an Intervening Event has occurred: (a) the receipt, existence or terms of an Acquisition Proposal; (b) results that were proximately caused by a material breach of this Agreement by the Company; (c) the Company meeting or exceeding any internal or analysts’ expectations or projections, in and of itself; or (d) changes, after the date of this Agreement, in the market price or trading volumes of the Shares, in and of themselves.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.
“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedule, in case after reasonable inquiry and (b) with respect to Parent and/or Merger Sub, the actual knowledge of the individuals set forth in Section 1.1(a) of the Parent Disclosure Schedule in case after reasonable inquiry.
“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity.
“Leased Real Property” means all leasehold or subleasehold estates, and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Licenses” means all licenses, permits, certifications, approvals, clearances, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.
“Malicious Code” means any malicious program, routine, device or other undisclosed feature, including a so-called time bomb, virus, software lock, drop dead device, malicious logic, worm, Trojan horse, or trap or back door, which is designed to delete, disable, deactivate, interfere with, provide unauthorized access to, produce unauthorized modifications to or otherwise harm any Software, program, data, device, system, service or IT Asset.
“Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or in the aggregate, is materially adverse to the financial condition, business or operations of the Company and its Subsidiaries (taken as a whole); provided, however, that no event, change, development, circumstance, fact or effect resulting from any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(i) any changes in general United States or global economic or political conditions;
(ii) changes in the credit, capital, securities or financial markets, commodity prices, inflation or United States or global regulatory or business conditions;
(iii) changes or developments in the industries in which the Company or any of its Subsidiaries operate or the industries to which the Company and its Subsidiaries sell their products or services;

(iv) (A) changes, proposed changes, pending changes or changes in interpretation or enforcement of GAAP or in any Law (including any Healthcare Law) or rules or regulations promulgated by any Governmental Entity (including any contractor engaged by a Governmental Entity) or (B) COVID-19 Measures;
(v) any failure by the Company to meet any internal, public or other projections or forecasts or estimates of revenues or earnings for any period; provided that the underlying cause of such failure may (to the extent not otherwise excluded under this definition) be taken into account in determining whether there is, has been or would reasonably be expected to be a Material Adverse Effect;
(vi) acts of war (whether or not declared), any outbreak or escalation of hostilities, geopolitical conditions, tariffs, sanctions, trade wars political unrest, civil disobedience, protests, public demonstrations, acts of armed hostility, sabotage, terrorism, cyberterrorism, cyberattack (to the extent not specifically targeting the Company), military, paramilitary or police actions, or national or international calamity, or the escalation or worsening of any of the foregoing or any response by any Governmental Entity to any of the foregoing;
(vii) (A) any epidemic, pandemic, outbreak of illness or other public health event (including COVID-19) or the escalation or worsening of any of the foregoing or quarantine restriction or (B) any weather event, flood, volcanic eruption, earthquake, nuclear incident or other natural or man-made disaster or other force majeure event or occurrence or the escalation or worsening of any of the foregoing;
(viii) the taking of any action required by this Agreement (except for the Company’s obligations set forth in Section 7.1(a)) or the failure to take any action prohibited by, this Agreement;
(ix) any decline in the market price or trading volume of the Shares on the NYSE; provided that the underlying cause of such decline (to the extent not otherwise excluded under this definition) may be taken into account in determining whether there is, has been or would reasonably be expected to be a Material Adverse Effect;
(x) changes caused by the negotiation, execution, announcement, or (except for the Company’s obligations set forth in Section 7.1(a)) performance of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including any loss or change in relationship with any employee, officer, director, customer, supplier, vendor, reseller, distributor, or other business partner of the Company or any of its Subsidiaries (it being understood that this clause shall not apply with respect to any representation or warranty set forth in Section 5.4(a);
(xi) the commencement or pendency of any litigation alleging breach of fiduciary duty or similar claim or violation of law relating to this Agreement or the transactions contemplated thereby; or
(xii) the identity of, or any other facts specific to, Parent or any of its Affiliates as the acquiror of the Company;
provided further that, with respect to clauses (i), (ii), (iii), (iv)(A), (vi) and (vii)(B), such events, changes, developments, circumstances, facts or effects (as the case may be) that are not otherwise excluded from the definition hereof may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent (and, for the avoidance of doubt, only to the extent) that they disproportionately adversely affect the Company and its Subsidiaries (taken as a whole) relative to other similarly situated and comparable companies in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses.
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.
“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is not a U.S. Company Benefit Plan.
“NYSE” means the New York Stock Exchange.
“Offer Documents” has the meaning set forth in Section 7.14(d).

“Open Source License” means any license or other right to use Software that (a) requires making available source code, (b) prohibits or limits the ability to charge fees or other consideration, (c) grants any license or other right to any Person to decompile or otherwise reverse-engineer such Software or (d) requires the licensing of any such Software for the purpose of making derivative works, including the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, the Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, and any variant or derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative (www.opensource.org).
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, judicial decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in each jurisdiction in which the Company and its Subsidiaries operate or to which the Company, any of its Subsidiaries or any of their respective Representatives, acting on behalf of the Company, is otherwise subject.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Owned IPR” means all Intellectual Property Rights that are owned by or purported to be owned by the Company or any of its Subsidiaries.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent 401(k) Plans” has the meaning set forth in Section 7.11(d).
“Parent Approvals” has the meaning set forth in Section 6.4(a).
“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any obligation or liability is borne by, Parent or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change in control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Parent Board” means the board of directors of Parent.
“Parent Common Stock” means common stock of Parent, par value $1.00 per share.
“Parent Disclosure Schedule” has the meaning set forth in Article VI.
“Parent RSU Award” means a restricted stock unit award granted by Parent that relates to Parent Common Stock.
“Parent Share Price” means the average closing price, rounded down to the nearest cent, per share of Parent Common Stock on the NYSE for the consecutive period of ten (10) trading days immediately preceding (but not including) the last trading day prior to the Closing Date.

“Parent Termination Fee” means an amount equal to $420,000,000.
“Parties” and “Party” have the meanings set forth in the Preamble.
“Patents” means, collectively, patents, patent applications, statutory invention registrations, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations.
“Paying Agent” means the U.S. bank or trust company appointed by Parent prior to the Effective Time to act as paying agent hereunder, which such U.S. bank or trust company shall be reasonably acceptable to the Company.
“Paying Agent Agreement” means the Contract pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company.
“Payoff Debt” has the meaning set forth in Section 7.14(a).
“Payor” has the meaning set forth in Section 9.5(e).
“PBGC” has the meaning set forth in Section 5.13(f).
“Per Share Merger Consideration” means $156.00 per Share in cash, without interest.
“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(ii).
“Permitted Encumbrances” means: (a) any Encumbrances set forth in Section 1.1(b) of the Company Disclosure Schedule; (b) Encumbrances for current Taxes or other governmental charges not yet due and payable or that are being contested in good faith; (c) statutory Encumbrances and mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (d) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements; (e) Encumbrances that have been placed by any developer, landlord or other third party on property owned by third parties over which the Company or any of its Subsidiaries has easement rights and subordination or similar agreements relating thereto; (f) any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Company’s business; (g) Encumbrances in connection with zoning, entitlement or other land use or environmental regulation by any Governmental Entity; (h) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (i) Encumbrances disclosed on and reflected in the Company Reports; (j) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (k) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, operation or value of the properties or assets to which they relate; (l) restrictions or exclusions that would be shown by a current title report or other similar report; (m) restrictions on transfer solely arising under or relating to applicable securities Laws; (n) non-exclusive licenses granted with respect to Intellectual Property Rights; (o) Encumbrances not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any real property; and (p) with respect to the Company and its Subsidiaries, Encumbrances arising under or relating to this Agreement or arising under any of the Organizational Documents of the Company or any of its Subsidiaries, respectively.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, trust, association, organization, Governmental Entity or other entity.
“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can reasonably be used to identify an individual person, or (b) is otherwise defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or a similar term under (and protected under) Data Protection Laws.
“Post-Signing Company RSU Award” has the meaning set forth in Section 4.3(b)(ii).
“Privacy and Security Requirements” has the meaning set forth in Section 5.18(p).
“Proceeding” means any action, cause of action, claim, litigation, suit, investigation by a Governmental Entity, arbitration or other similar proceeding, civil, criminal, regulatory, administrative or otherwise.

“Proxy Statement” has the meaning set forth in Section 7.5(a).
“Qualifying Transaction” has the meaning set forth in Section 9.5(c)(i)(A).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Recall” has the meaning set forth in Section 5.5(e)(viii).
“Recipient” has the meaning set forth in Section 9.5(e).
“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Regulatory Agency” has the meaning set forth in Section 5.5(e)(i).
“Regulatory Approvals” has the meaning set forth in Section 8.1(b).
“Regulatory Permits” has the meaning set forth in Section 5.5(e)(i).
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Share” means any share of the Company Common Stock.
“Software” means any programs, applications, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, and application programming interfaces, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating to any of the foregoing.
“Stock Plans” means the Amended and Restated Hill-Rom Holdings, Inc. Stock Incentive Plan and the 2021 Hill-Rom Holdings, Inc. Stock Incentive Plan.
“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries or (b) such Person or any Subsidiary of such Person is a general partner or managing member (excluding partnerships or other entities in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership or other entity).
“Superior Proposal” means a written Acquisition Proposal, made after the date of this Agreement by any Person, that did not result from a non de minimis breach of Section 7.2, on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisors, are more favorable to the Company’s shareholders than the transactions contemplated by this Agreement; taking into account the financial, legal, regulatory, conditionality (including whether such proposal is reasonably likely to be consummated if accepted) and other aspects of such proposal; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Acquisition Proposal” to “twenty-five percent (25%)” shall be deemed to be a reference to “fifty percent (50%).”
“Surviving Corporation” has the meaning set forth in Section 2.3.
“Tail Period” means the six (6) years from and after the Effective Time.
“Takeover Notice Period” has the meaning set forth in Section 7.2(d)(ii).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes, including any amendment or supplements thereof, required to be filed or supplied to any Taxing Authority.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Taxing Authority.
“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Termination Payment” has the meaning set forth in Section 9.5(e).
“Third-Party Consents” has the meaning set forth in Section 7.8.
“Trade Secrets” means, collectively, confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists, in each case, that derive independent economic value, whether actual or potential, from not being known to other Persons.
“Transaction Litigation” has the meaning set forth in Section 7.19.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value-added, registration and other similar such Taxes and all conveyance fees, recording fees and other similar charges.
“U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained primarily for the benefit of Company Employees in the United States.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such first Person.
“Willful Breach” means an action taken or failure to act that the breaching Party intentionally takes (or intentionally fails to take) and actually knows (or would reasonably have been expected to have known) would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in this Agreement.
1.2. Other Terms. Each of the capitalized terms used in this Agreement, and not defined in Section 1.1, has the meaning specified elsewhere in this Agreement.
1.3. Interpretation and Construction.
(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to affect or form part of any of the provisions of this Agreement.
(b) Unless otherwise specified in this Agreement, all Preamble, Recital, Article, Section, clause, Schedule, Annex and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules, annexes and exhibits to this Agreement.
(c) Unless otherwise specified in this Agreement or the context otherwise requires, for purposes of this Agreement: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; (iii) words importing one gender shall include all other genders and vice versa; (iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (vii) the term “or” is not exclusive; (viii) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP; and (ix) references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.
(d) Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in The Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by Parent in good faith in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.
(e) Unless otherwise specified in this Agreement or the context otherwise requires, if this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties, such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company or otherwise to such other Party or Parties or its or their Representatives (including by electronic mail), in each case in connection with the transactions contemplated by this Agreement prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the date of this Agreement.
(f) Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to days shall refer to calendar days unless Business Days are specified.
(g) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.
(h) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement means this Agreement (taking into account the provisions of Section 10.10) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.5.
(i) The Company Disclosure Schedule or the Parent Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, it has had or would reasonably be expected to result in a Material Adverse Effect.
(j) The Parties have jointly negotiated and drafted this Agreement and, if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
Closing; Effective Time; the Merger
2.1. Closing. The Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other date, time and/or place (or by means of remote communication) as the Company and Parent may agree in writing.
2.2. Effective Time. On the Closing Date, the Parties shall cause the Articles of Merger to be duly executed and filed with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with, IBCL 23-1-40-5 and the Parties shall deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the IBCL in connection with such filing of the Articles of Merger and the Merger. The Merger shall become effective at the date and time as the Articles of Merger are filed with the Secretary of State of the State of Indiana pursuant to this Section 2.2 or at such later date and/or time as Parent and the Company shall agree and specify in the Articles of Merger (such time and date, as applicable, the “Effective Time”).
2.3. The Merger. Subject to the terms and conditions of this Agreement and pursuant to the applicable provisions of the IBCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and, from and after the Effective Time, shall be a Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the IBCL.
ARTICLE III
Articles of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation
3.1. Articles of Incorporation of the Surviving Corporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable Law.
3.2. Bylaws of the Surviving Corporation. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein, by the Charter and/or by applicable Law.
3.3. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.
3.4. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his, her or their successor has been duly elected or appointed and qualified or until his, her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.
ARTICLE IV
Effect of the Merger on Capital Stock; Delivery of Merger Consideration
4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole shareholder of Merger Sub:

(a) Merger Consideration. Each Eligible Share shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each Certificate, and each Book-Entry Share shall thereafter only represent the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement.
(b) Treatment of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be automatically cancelled without payment of any consideration therefor and shall cease to exist.
(c) Merger Sub. Each share of common stock of Merger Sub, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, no par value, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.
4.2. Delivery of Merger Consideration.
(a) Deposit of Merger Consideration and Paying Agent.
(i) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the aggregate Per Share Merger Consideration in respect of the Eligible Shares pursuant to Section 4.2(b) and in respect of the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.3(d), if applicable (such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 4.2(a).
(ii) Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and for the payment of the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.3(d), if applicable and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1 and the Company Equity Payments to be paid by the Paying Agent pursuant to Section 4.3(d), Parent shall promptly restore or cause the restoration of the cash in the Exchange Fund diminished through such investments or other events so as to ensure that the Exchange Fund, at all relevant times, is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) and Section 4.3(d) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.
(b) Procedures for Surrender.
(i) As promptly as practicable after the Effective Time (but in any event within five (5) days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the

Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.
(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii) Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this Section 4.2(b)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(b)(i), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.
(iv) In the event of a transfer of ownership of any Eligible Shares represented by a Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.
(v) For the avoidance of doubt, no interest shall be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.
(c) Transfers Books; No Further Ownership Rights in Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no transfers on the stock transfer books or ledger of the Company of the Eligible Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(d) Termination of Exchange Fund.
(i) Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares on the date that is twelve (12) months from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 and any holder of Company Equity Awards who has not received the applicable Company Equity Payment to be paid by the Paying Agent pursuant to Section 4.3(d) shall thereafter look only to the Surviving Corporation for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(g), as applicable) in respect thereof.
(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, pay an amount in cash (including by check and/or wire transfer) in U.S. dollars (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.
(f) No Dissenters’ Rights. The Parties acknowledge and agree that the holders of Shares are not entitled to any dissenters’ rights under Chapter 44 of the IBCL.
(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
4.3. Treatment of Equity Awards.
(a) Company Options. At the Effective Time, (i) each Company Option shall, automatically and without any required action on the part of the holder thereof, become fully vested, and (ii) each Company Option award shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right of the holder of such Company Option award to receive, without interest, as promptly as practicable, and in any event within five (5) Business Days, after the Effective Time, an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such Company Option award immediately prior to the Effective Time by (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option award, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.
(b) Company RSU Awards.
(i) At the Effective Time, (i) each Company RSU Award (other than a Post-Signing Company RSU Award), including each Company RSU Award granted to a non-employee director after the date of this Agreement, shall, automatically and without any required action on the part of the holder thereof, become fully vested, and (ii) each Company RSU Award (other than a Post-Signing Company RSU Award) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right of the holder of such Company RSU Award to receive, without interest, as promptly as practicable, and in any event within five (5) Business Days, after the Effective Time an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company RSU Award immediately prior to the Effective Time by (B) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that with respect to any Company RSU Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, the payment required by this Section 4.3(b)(i) shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(ii) Post-Signing RSU Awards. At the Effective Time, each Company RSU Award that was granted on or after the date of this Agreement, excluding any such Company RSU Award that was granted to a non-employee director of the Company (each, a “Post-Signing Company RSU Award”) shall, automatically and without any required action on the part of the holder thereof, be converted into a Parent RSU Award with respect to the number (rounded up to the nearest whole number) of shares of Parent Common Stock determined by multiplying: (i) the number of Shares subject to such Post-Signing Company RSU Award immediately prior to the Effective Time by (ii) the quotient obtained by dividing (A) the Per Share Merger Consideration by (B) the Parent Share Price. Such converted award shall, except as set forth in this Section 4.3(b)(ii), continue on the same terms and conditions as were applicable under the corresponding Company RSU Award immediately prior to the Effective Time, including any provisions for acceleration of vesting.
(c) Company Performance-Based Restricted Share Units. At the Effective Time, (i) each Company PRSU Award shall, automatically and without any required action on the part of the holder thereof, become fully vested, and (ii) each Company PRSU Award shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right of the holder of such Company PRSU Award to receive, without interest, as promptly as practicable, and in any event within five (5) Business Days, after the Effective Time an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company PRSU Award immediately prior to the Effective Time based on a payout percentage of one hundred and forty-six percent (146%) for Company PRSU Awards granted in the Company’s 2020 fiscal year and a payout percentage of one hundred and eighty seven and one-half percent (187.5%) for Company PRSU Awards granted in the Company’s 2021 fiscal year by (B) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.
(d) Company Equity Payments. As promptly as practicable after the Effective Time (but no later than five (5) Business Days after the Closing Date), the Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of the Company Equity Awards, the amounts contemplated by Section 4.3(a), Section 4.3(b) and Section 4.3(c), respectively (collectively, the “Company Equity Payments”); provided, however, that to the extent the holder of a Company Equity Award is not and was not at any time during the applicable vesting period a Company Employee, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent pursuant to Section 4.2. Parent shall ensure that the Surviving Corporation shall have an amount in cash sufficient to pay all amounts required by the foregoing sentence, including any employer payroll Taxes thereon.
(e) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time but contingent upon the occurrence of the Closing, the Company Board or a committee thereof, as applicable, shall adopt resolutions providing that (i) except for the offering period under the Company’s Employee Stock Purchase Plan (the “ESPP”) that is ongoing on the date hereof (the “Final Offering Period”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering Period, (iii) the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (iv) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(f) Company Actions. At or prior to the Effective Time, the Company Board or a committee thereof, as applicable, shall adopt any resolutions necessary to effectuate the treatment of Section 4.3(a) through Section 4.3(c) and (ii) if requested by Parent prior to the Effective Time, cause the Stock Plans to terminate at the Effective Time. With respect to the converted Post-Signing Company RSU Awards, Parent shall use reasonable best efforts to maintain the effectiveness of a registration statement on Form S-8 (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the converted Post-Signing Company RSU Awards remain outstanding.
4.4.  Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action that is otherwise prohibited by the terms and conditions of this Agreement.
ARTICLE V

Representations and Warranties of the Company
Except as set forth in the Company Reports filed or furnished on or after September 30, 2017 and prior to the date of this Agreement, but excluding, in each case, any risk factors, forward-looking statements and other similar statements to the extent they are forward-looking statements or primarily cautionary in nature, but including any factual information contained in such statements, or in the corresponding sections of the disclosure schedule delivered to Parent by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
5.1. Organization, Good Standing and Qualification.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
(b) Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) The Company has made available to Parent correct and complete copies of the Company’s Organizational Documents, which are in full force and effect as of the date of this Agreement.
5.2. Capital Structure.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of capital stock, including 1,000,000 shares of Company Preferred Stock. As of the Capitalization Date: (i) 65,823,450 Shares were issued and outstanding, (ii) 22,634,184 Shares were issued and held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, (iv) 4,000,000 Shares were reserved for issuance, (v) no shares of Company Preferred Stock were reserved for issuance, (vi) 773,568 Shares were subject to outstanding Company Options, (vii) 638,528 Shares were subject to outstanding Company RSU Awards, and (viii) 263,575 Shares were subject to outstanding Company PRSU Awards (assuming the achievement of the applicable performance goals at the target level). Since the Capitalization Date and through the date of this Agreement, no Shares or shares of Company Preferred Stock have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the date of this Agreement and pursuant to the terms of the applicable Company Benefit Plan in effect on the date of this Agreement), and no Shares have been reserved for issuance and no Company Equity Awards have been granted, except pursuant to the terms of the applicable Company Benefit Plan in effect on the date of this Agreement or as otherwise expressly permitted by this Agreement.
(b) Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the shareholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.
(c) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act and no shares of capital stock of the Company are held by any Subsidiary of the Company.
(d) Each Company Option (i) was granted in compliance with all applicable Laws and all the terms and conditions of the Stock Plan pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) has a grant date not earlier than the date on which the Company Board (or its delegate) or the Compensation and Management Development Committee of the Company Board (or its delegate) or actually took the corporate action necessary to grant such Company Option.
(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), each of the outstanding shares of capital stock or other equity interests or securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and owned by the Company and its Subsidiaries free and clear of any Encumbrance.
(f) Section 5.2(f) of the Company Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock or other direct or indirect equity interest in any Person that is not a Subsidiary of the Company, other than equity securities in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company or other entity. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), each of the outstanding shares of capital stock or other equity interests or securities of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and owned by the Company or another Subsidiary, free and clear of any Encumbrance.
(g) All of the outstanding shares of capital stock or other securities of the Company (including, for the avoidance of doubt, the Shares) have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any Encumbrance. Upon the issuance of any Shares in accordance with the terms of the Stock Plans in effect on the Capitalization Date or as otherwise expressly permitted by this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrance.
(h) Except as set forth in Section 5.2(a) and Section 5.2(g), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any of the foregoing securities.

5.3. Corporate Authority; Approval and Fairness.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The Company Board has, at a duly convened and held meeting: (i) unanimously (A) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of Shares, other than Excluded Shares and (C) resolved to recommend that the holders of Shares approve this Agreement (the “Company Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the holders of Shares for their approval. The Company Board has received the oral opinions (to be confirmed by delivery of written opinions) of (a) Goldman Sachs & Co. LLC (“Goldman Sachs”), to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in Goldman’s written opinion, the Per Share Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders of Shares and (b) BofA Securities, Inc. (“BofA Securities”) to the effect that, as of the date of such written opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the Per Share Merger Consideration to be received in the Merger by holders of Shares (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders; (it being agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
5.4. Governmental Filings; No Violations.
(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act or any other Antitrust Law, (ii) pursuant to the IBCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE and (v) under the Takeover Statutes and state securities and “blue sky” Laws (collectively, the “Company Approvals”), as applicable, no waiting periods, filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries with, nor are any required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.8, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained, constitute or result in a breach or violation of or conflict with, the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and compliance with the matters referred to in Section 5.4(a), violate or conflict with any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.4(a), with notice, lapse of time or both, constitute a breach of or default under, or cause or permit the termination, acceleration or creation of any right (other than the right to terminate a Contract as a result of the consummation of the transactions contemplated by this Agreement in any Contract that is terminable by a party other than the Company or any of its subsidiaries without cause on not more than ninety (90) days’ notice or less) or obligation under, or the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any provision of any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) of this Section 5.4(b), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
5.5. Compliance with Laws; Licenses.
(a) Compliance with Laws.
(i) Since the Applicable Date, the (A) businesses of the Company and each of its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law and (B) neither the Company nor any of its Subsidiaries has received any written notice or other communication from a Governmental Entity asserting noncompliance with any applicable Law by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(ii) Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its controlled Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(iii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(b) FCPA and Other Anti-Bribery Laws.
(i) The Company and its Subsidiaries, and, to the Knowledge of the Company, its and their respective directors, employees (including officers) and agents, are in compliance with and, since the Applicable Date, have complied in all material respects with the FCPA and the Other Anti-Bribery Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).
(ii) Since the Applicable Date, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of its or their respective directors, employees (including officers) and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity), any political party or candidate for public or political office for the purpose of influencing any act or decision of any such Person or Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any of the Other Anti-Bribery Laws.
(iii) The Company and its Subsidiaries have instituted policies and procedures that are reasonable and customary for similarly situated companies designed to achieve compliance with the FCPA and the Other Anti-Bribery Laws.
(iv) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), there are no Proceedings or subpoenas, against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any director, officer or current employee of the foregoing pending by or before any Governmental Entity, or, to the Knowledge of the Company, threatened in writing against the Company any of its Subsidiaries or any director, officer or current employee of the foregoing by any Governmental Entity, in each case with respect to the FCPA and the Other Anti-Bribery Laws.
(v) Since the Applicable Date through the date of this Agreement, neither the Company nor any of its Subsidiaries have made a voluntary disclosure to a Governmental Entity related to the FCPA or any of the Other Anti-Bribery Laws.

(c) Export and Sanctions Regulations.
(i) The Company and its Subsidiaries are in compliance in all material respects and, since the Applicable Date, have been in compliance in all material respects with the Export and Sanctions Regulations.
(ii) The Company and its Subsidiaries have instituted policies and procedures that are reasonable and customary for similarly situated companies designed to achieve compliance with the Export and Sanctions Regulations.
(iii) Since the Applicable Date, neither the Company nor any of its Subsidiaries has engaged in, nor is now engaging in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any Person in Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine.
(iv) Since the Applicable Date through the date of this Agreement, neither the Company nor any of its Subsidiaries have made a voluntary disclosure to a Governmental Entity related to the Export and Sanctions Regulations.
(d) Licenses. Since the Applicable Date, the Company and each of its Subsidiaries has obtained, holds and is in compliance with all Licenses necessary to conduct their respective businesses as currently conducted, and neither the Company nor any of its Subsidiaries has received any written notice or other written communication from a Governmental Entity asserting any noncompliance with any such Licenses by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(e) Regulatory Matters.
(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole): (A) the Company and its Subsidiaries hold all Licenses under the Healthcare Laws (as defined below) that are necessary for the lawful operation of the business of the Company and its Subsidiaries in each jurisdiction in which the Company or any of its Subsidiaries operates, including the FDCA (including Section 510(k) thereof), and all Licenses of any applicable Governmental Entity that has regulatory authority over the testing, development, design, quality, identity, safety, efficacy, manufacturing, labeling, marketing, distribution, commercialization, sale, pricing, import or export of the products sold by the Company (“Company Products” and any such Governmental Entity, a “Regulatory Agency”), necessary for the lawful operation of the business of the Company or its Subsidiaries in each jurisdiction in which the Company or any of its Subsidiaries operates (the “Regulatory Permits”); (B) all such Regulatory Permits are valid and in full force and effect; and (C) the Company and its Subsidiaries are in compliance with the terms of all Regulatory Permits. There is no Proceeding to which the Company is subject pending or, to the Knowledge of the Company, threatened in writing that would result in the termination, revocation, suspension or the imposition of a restriction on any such Regulatory Permit or the imposition of any fine, penalty or other sanction for violation of any such Regulatory Permit, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).
(ii) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the business of the Company and its Subsidiaries is being conducted in compliance with: (A) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807); (B) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (C) federal Medicare and Medicaid statutes and related state or local statutes; (D) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state or local Laws;

(E) state testing, manufacturing, distribution, commercialization, marketing, licensing, disclosure, gift ban, code of conduct and reporting requirements, including the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and equivalent or related state reporting requirements; (F) applicable requirements under Data Protection Laws with respect to the protection of Personal Information collected or maintained by or on behalf of the Company; (G) the Federal Trade Commission Act; (H) the rules and regulations promulgated pursuant to all such applicable Laws with respect to any of the foregoing, each as amended from time to time; (I) any comparable foreign Laws for any of the foregoing; and (J) any other Law that governs the healthcare industry, medical device industry or relationships among healthcare and/or medical device providers, suppliers, distributors, manufacturers and patients, as applicable (collectively, “Healthcare Laws”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), there are no Proceedings or subpoenas against the Company or any of its Subsidiaries or any director, officer or current employee of the foregoing pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any director, officer or current employee of the foregoing by any Governmental Entity, in each case with respect to Healthcare Laws.
(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries (A) is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, certificate of compliance, consent decrees, settlement orders or similar material agreements with or imposed by any Governmental Entity, and, to the Knowledge of the Company, no such action is currently proposed to the Company and its Subsidiaries or pending with the Company and its Subsidiaries, (B) has any continuing material reporting obligations pursuant to any agreement contemplated by the foregoing clause (A) of this Section 5.5(e)(iii), (C) is or has been a defendant in any litigation arising out of or relating to the federal False Claims Act (31 U.S.C. § 3729 et seq.) or (D) has been served with or received a search warrant, subpoena or civil investigative demand from any Governmental Entity.
(iv) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), (A) since the Applicable Date, all reports, claims, permits, adverse event reports, documents, notices, registrations, applications, responses, submissions, modifications, supplements and amendments required to be filed, maintained or furnished to the FDA or any other Regulatory Agency by the Company or any of its Subsidiaries have been so timely filed, maintained or furnished under such applicable legal requirements (“Healthcare Submissions”) and (B) all such Healthcare Submissions were compliant in all respects with applicable legal requirements at the time of filing (or were corrected in or supplemented by a subsequent filing).
(v) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), from the Applicable Date to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any officer or employee of the Company or any of its Subsidiaries, has made an untrue statement of material fact or a fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement or failed to make a statement, in each case, related to the business and which, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy of the FDA set forth in 56 Fed. Reg. 46191 (September 10, 1991). From the Applicable Date to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any officer or employee of the Company or any of its Subsidiaries, has been debarred or convicted of any crime. From the Applicable Date to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer or employee of the Company or any of its Subsidiaries, has been excluded from participating in any federal health care program or convicted of any crime except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).
(vi) All pre-clinical and clinical studies, tests or investigations conducted or sponsored by or on behalf of the Company or any of its Subsidiaries have been or are being conducted in compliance in all material respects with all applicable Healthcare Laws and other requirements under the Healthcare Laws issued by the applicable Regulatory Agencies, including Good Laboratory Practices, Good Clinical Practices, FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and the protection of human subjects, including Title 21 parts 11, 50, 54, 56 and 812 of the Code of Federal Regulations and any comparable state and local legal requirements regulating the conduct of pre-clinical and clinical investigations and the protection of human subjects, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).
(vii) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since the Applicable Date, any FDA Form 483 observations, notice of adverse finding, warning letters, notice of violation, inspection or audit reports from any Regulatory Agency identifying any non-compliances, subpoenas, investigations, actions, demands or notices relating to any alleged non-compliance, which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) or to lead to the denial, suspension or revocation of any License or grant for marketing approval with respect to any Company Product currently pending before or previously approved or cleared by the FDA or such other Regulatory Agency.
(viii) Since the Applicable Date, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Subsidiary has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, any recall, field corrective action, market withdrawal, seizure, suspension, replacement, safety alert, written warning, “dear doctor” letter, investigator notice to healthcare wholesalers, healthcare distributors, healthcare retailers, healthcare professionals or patients (including any action required to be reported or for which records must be maintained under 21 C.F.R. Part 806) relating to any Company Product (collectively, a “Recall”) or, as of the date hereof, currently intends to initiate, conduct or issue any Recall of any Company Product. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Regulatory Agency regarding (x) any Recall of any Company Product or (y) a change in the marketing status or classification, or a material change in the labeling, of any such Company Product or (z) a negative change in the reimbursement status of a Company Product.
(ix) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Company Products.
5.6. Company Reports.
(a) All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis.
(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will comply (as applicable) in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable. As of their respective dates or, if amended or supplemented, as of the date of such amendment or supplement (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company Reports filed or furnished since the Applicable Date have not and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(c) To the Knowledge of the Company, none of the Company Reports filed or furnished from the Applicable Date to the date of this Agreement is subject to any pending Proceeding by or before the SEC.

(d) There are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports filed or furnished since the Applicable Date.
(e) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act.
5.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.
(a) The Company and each of its Subsidiaries maintains disclosure controls and procedures designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.
(b) The Company (with respect to itself and its consolidated Subsidiaries) maintains internal control over financial reporting (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to, and since the Applicable Date, have been reasonably designed to, ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c) The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2020, and such assessment concluded that such control was effective in accordance with such Section 404.
(d) Since the Applicable Date, the Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any “material weaknesses” in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.
(e) From the Applicable Date to the date of this Agreement, no complaints regarding material violations or deficiencies regarding the Company’s accounting, internal accounting controls or auditing matters have been reported in writing to the Audit Committee by the Company’s head of internal audit.
5.8. Financial Statements; Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a) Financial Statements. Each of the consolidated financial statements included in the Company Reports (including all related notes and schedules, where applicable) filed since the Applicable Date was prepared and fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to notes and normal year-end audit adjustments).
(b) Undisclosed Liabilities. Except (i) as disclosed in, reflected or reserved against in the Company’s most recent consolidated financial statements (or the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the last consolidated balance sheet, (iii) for liabilities and obligations contemplated or expressly permitted by this Agreement or incurred in connection with the transactions contemplated hereby or (iv) for liabilities or obligations incurred pursuant to Contracts binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound

(except to the extent such liabilities arose or resulted from a breach or a default of such Contract), there are no obligations or liabilities of the Company or any of its Subsidiaries required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), in each case, where the purpose or effect of such joint venture, off-balance sheet partnership, Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or its Subsidiaries in any of their financial statements included in the Company Reports.
5.9. Litigation.
(a) As of the date of this Agreement, there are no Proceedings against the Company or any of its Subsidiaries or any director or officer thereof or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any director or officer thereof, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
5.10. Absence of Certain Changes.
(a) Since June 30, 2021 and through the date of this Agreement, (i) except for events giving rise to and the discussion and negotiation of this Agreement or as a result of or in response to COVID-19 or in response to or to comply with COVID-19 Measures, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of clauses (vii), (viii), (xv) or (xvi) of Section 7.1(b).
(b) Since September 30, 2020 and through the date of this Agreement, there has not been any event, change, development, circumstance, fact or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.11. Company Material Contracts.
(a) Section 5.11 of the Company Disclosure Schedule sets forth a list of all of the Contracts described below which the Company or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement (other than any Company Benefit Plan) (each such Contract, as amended, a “Company Material Contract”):
(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);
(ii) any Contract with a Company Top Customer or Company Top Supplier (in each case, other than a Governmental Entity) that has a term greater than one (1) year and is not terminable by the Company or any of its Subsidiaries that is a party thereto without penalty upon notice of ninety (90) days or less, other than quotes, purchase orders, sales orders, invoices or Contracts that are not a main agreement governing the relationship between the applicable Company Top Customer or Company Top Supplier;
(iii) any Contract (other than those solely between or among the Company and any of its Wholly Owned Subsidiaries) relating to Indebtedness for borrowed money with a principal amount in excess of $25 million;

(iv) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract, in each case, that is material to the Company and its Subsidiaries (taken as a whole);
(v) any Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights (including Software) that is material to the businesses of the Company and its Subsidiaries (taken as a whole), other than non-exclusive licenses granted (A) to the Company or its Subsidiaries for off-the-shelf Software on standardized, generally available terms or (B) by the Company or its Subsidiaries in the ordinary course of business to customers for their use of the products and services of the Company or its Subsidiaries, pursuant to licensing terms that are consistent in all material respects, in substance, with those agreements made available to Parent;
(vi) each Contract governing the transfer or sale of any Personal Information by the Company or any of its Subsidiaries to any third party;
(vii) any Contract providing for the settlement of a Proceeding that materially restricts the Company’s business or operations;
(viii) any Contract providing for any material indemnification or guarantee obligations by the Company or any of its Subsidiaries of any Person or pursuant to which any material indemnification or guarantee obligations of the Company or any of its Subsidiaries remain outstanding as of the date of this Agreement;
(ix) any partnership, alliance, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, alliance, limited liability company or joint venture, in each case that is material to the Company and its Subsidiaries (taken as a whole), except for any such agreements or arrangements solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;
(x) relating to the direct or indirect, acquisition or disposition of any securities, capital stock or other interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise) in each case (A) with a fair market value or purchase price in excess of $100 million or (B) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any material earn-out, deferred or other contingent payments;
(xi) any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates from (1) engaging in any business or competing in any business with any Person or (2) operating its business in any manner or locations, (B) could require the disposition of any assets or line of business of the Company or its Affiliates or acquisition of any assets or line of business of any other Person, in each case, other than with respect to soliciting or hiring employees or (C) grants “most favored nation” status to any Person that, at or after the Effective Time, would purport to apply to Parent or any of its Affiliates, in each case of clauses (A), (B) and (C), in a manner that is material to the Company and its Subsidiaries (taken as a whole); and
(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Person that, to the Knowledge of the Company, beneficially owns five percent (5%) or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand.
(b) Each Company Material Contract is valid and binding on the Company and/or one or more of its Subsidiaries, as the case may be, and is in full force and effect, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) There is no breach or default under any Company Material Contract by the Company or any of its Subsidiaries or, as of the date hereof, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both, would constitute or result in a breach or default under, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination (other than any expiration) thereof, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
5.12. Customers and Suppliers.
(a) Customers.
(i) Section 5.12(a)(i) of the Company Disclosure Schedule sets forth a list of (A) the top four (4) group purchasing organizations which are a party to or bound by a Contract with the Company or any of its Subsidiaries determined on the basis of the actual revenue received by the Company and its Subsidiaries (on a consolidated basis), during the fiscal year ended September 30, 2020, and (B) the top ten (10) customers of the Company and its Subsidiaries (excluding any group purchasing organizations and customers who purchase through group purchasing organizations) determined on the basis of the actual revenue received by the Company and its Subsidiaries (on a consolidated basis), during the fiscal year ended September 30, 2020 (each such Person listed on Section 5.12(a)(i) of the Company Disclosure Schedule, a “Company Top Customer”).
(ii) During the six (6) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Company Top Customer that such Company Top Customer shall not continue as a customer of the Company or that such Company Top Customer intends to materially adversely alter, terminate or not renew its relationship with the Company or any of its Subsidiaries.
(b) Suppliers.
(i) Section 5.12(b)(i) of the Company Disclosure Schedule sets forth a list of the top ten (10) suppliers of the Company and its Subsidiaries (on a consolidated basis) determined on the basis of the actual amounts paid for goods and services by the Company and its Subsidiaries (on a consolidated basis), during the fiscal year ended September 30, 2020 (each such Person listed on Section 5.12(b)(i) of the Company Disclosure Schedule, a “Company Top Supplier”).
(ii) During the six (6) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Company Top Supplier that such Company Top Supplier shall not continue as a supplier or vendor of the Company or that such Company Top Supplier intends to materially adversely alter, terminate or not renew its relationship with the Company or any of its Subsidiaries.
5.13. Employee Benefits.
(a) Section 5.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each material U.S. Company Benefit Plan.
(b) With respect to each material U.S. Company Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the material U.S. Company Benefit Plan document, including any material amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents, (ii) a reasonably detailed written description of such material U.S. Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received in the two (2) year period prior to the date of this Agreement with respect to any such Company Benefit Plan.
(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) each U.S. Company Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect thereto in respect of current or prior plan years have been paid or accrued in accordance with applicable accounting principles and (iii) there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d) With respect to each material ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).
(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.
(f) With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries, (iii) the PBGC has not instituted Proceedings to terminate any such Company Benefit Plan and (iv) no “reportable event” within the meaning of Section 4043 of ERISA ((excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.
(g) (i) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six (6) years, (ii) no Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and (iii) except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide any such benefits.
(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.
(i) None of the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any former employee of the Company or Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such former employee of the Company or Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) limit or restrict the right to merge, terminate, materially amend, supplement or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Effective Time, or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(j) Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.
(k) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all Non-U.S. Company Benefit Plans have been maintained and operated in accordance with, and are in compliance with, their terms and applicable local Law, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (iii) to the extent intended to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Company Benefit Plan.
5.14. Labor Matters.
(a) Section 5.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each material labor union, labor organization, works council or similar organization representing Company Employees. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, there are no activities or Proceedings by any individual or group of individuals, including Representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.
(b) As of the date of this Agreement, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.
(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws regarding labor, employment and employment practices and terms and conditions of employment, including, but not limited to, all applicable Laws relating to wages and hours, the classification of employees and individual independent contractors, hours of works, discrimination, harassment, equitable pay practices, family and medical leave, collective bargaining, labor-management relations, the Workers Adjustment Retraining and Notification Act of 1988, or any similar state, local or foreign Law, immigration compliance, occupational safety and health, workers’ compensation, background checks and drug testing, and the payment and withholding of social security and other employment-related Taxes.
(d) Since the Applicable Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and, to the Knowledge of the Company, no allegations of sexual harassment have been made against (i) any member of the executive leadership team of the Company or (ii) a member of the Company Board. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no Proceedings or subpoenas currently pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (i) and (ii) above.
5.15. Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries have complied at all times since the Applicable Date in all material respects with applicable Environmental Laws, (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance which would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) neither the Company nor any of its Subsidiaries has assumed any obligation or liability for any Hazardous Substance disposal or contamination on any third-party property, which obligation remains in effect as of the date hereof, (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, or claim alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law and (e) neither the Company nor any of its Subsidiaries is subject to any indemnity or other agreement with any third party relating to any obligations or liabilities under any Environmental Law.
5.16. Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) the Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have paid all Taxes that are required to be paid (whether or not shown on any Tax Returns), and (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or third party (each as determined for Tax purposes), except, in each case of clauses (i) through (iii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP;
(b) as of the date hereof, no deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that remains unpaid, and there are no pending or, to the Knowledge of the Company, threatened in writing Proceedings regarding any Taxes of the Company and its Subsidiaries;
(c) within the past six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any Taxing Authority that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any income or franchise Tax Return that was not filed;
(d) there are no Encumbrances for Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries;
(e) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any such agreement or arrangement (x) solely between or among the Company and/or its Wholly Owned Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business);
(f) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or one of its Subsidiaries) or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or as a transferee or successor;
(g) neither the Company nor any of its Subsidiaries has, in the past two (2) years, distributed shares of another Person, or has had shares of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and
(h) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
5.17. Real Property.
(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:
(i) with respect to the Owned Real Property, the Company or one or more of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance (other than any Permitted Encumbrances) and there are no outstanding options or rights of first refusal to purchase such property or any portion thereof or interest therein, and there are no Persons other than the Company or its Subsidiaries in possession thereof;
(ii) with respect to the Leased Real Property, (A) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (B) there is no breach or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or event of default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would permit or cause the termination or acceleration or creation of any right or obligation thereunder; and

(iii) neither the Company nor any of its Subsidiaries has received any notice of any pending or, to the Knowledge of the Company, threatened condemnation of any Owned Real Property or any Leased Real Property by any Governmental Entity that would reasonably be expected to materially interfere with the business or operations of the Company and its Subsidiaries as currently conducted.
5.18. Intellectual Property.
(a) Section 5.18(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Registered Owned IPR, indicating for each item the registration or application number, the applicable filing jurisdiction and such other information as reasonably required to identify such items.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), all Registered Owned IPR (i) is subsisting and, to the Knowledge of the Company, not invalid or unenforceable, and (ii) is not subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Registered Owned IPR.
(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries exclusively own all right, title and interest in and to all Owned IPR, free and clear of all Encumbrances except for Permitted Encumbrances.
(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), to the Knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights necessary for the conduct of their respective businesses as currently conducted.
(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), none of the execution and delivery of or performance under this Agreement by the Company, or the consummation of the transaction contemplated by this Agreement will, under any Contract to which the Company or any of its Subsidiaries is bound, result in Parent or the Company or any their respective Affiliates being (i) bound by or subject to any obligation to grant licenses, covenants not to assert, or other rights with respect to Owned IPR, which such party was not bound by or subject to prior to the Closing, or (ii) obligated to pay any material royalties, honoraria, fees or other payments to any Person, with respect to Intellectual Property Rights, in excess of those obligations by such party prior to the Closing.
(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Person who is or was an employee or independent contractor of the Company or any of its Subsidiaries and has made a contribution to the development or creation of any Intellectual Property Rights material to the conduct of the businesses of the Company or any of its Subsidiaries has assigned, either by operation of law, or by an irrevocable present assignment, to the Company or a Subsidiary thereof, as appropriate, all such Intellectual Property Rights. To the Knowledge of the Company, no such Person retains or claims to retain any right, title or interest in or to any such Intellectual Property Rights.
(g) Neither the Company nor any of its Subsidiaries has received any written claim, notice or invitation to license or similar communication since the Applicable Date (i) contesting or challenging the use, validity, enforceability or ownership of any Owned IPR, or (ii) alleging that the Company or any of its Subsidiaries or any of their respective products or services infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, whether directly or indirectly, except, in each case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(h) To the Knowledge of the Company, the current conduct and products of the respective businesses of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated since the Applicable Date, any Intellectual Property Rights of any Person, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries (taken as a whole).

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since the Applicable Date, (i) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned IPR, whether directly or indirectly, and (ii) neither the Company nor any of its Subsidiaries has asserted or, to the Knowledge of the Company, threatened in writing any action against any Person alleging such infringement, misappropriation or violation.
(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have taken all commercially reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries and, to the Knowledge of the Company, there have not been any material unauthorized uses or disclosures of any such Trade Secrets.
(k) Since the Applicable Date, neither the Company nor its Subsidiaries has received any funding or support from a Governmental Entity or agency or nonprofit organization in the development of any material Owned IPR that resulted in such material Owned IPR being subject to any Contract or other present or contingent obligation as a result of such funding or support.
(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), no Company Software (or products containing Company Software) distributed by the Company or any of its Subsidiaries contains, is derived from, or links to any Software that is governed by an Open Source License in a manner that would, pursuant to such Open Source License, (i) require any portion of such Company Software to be disclosed or distributed in source code form to any Person, (ii) permit any Person to make derivative works of or other modifications to such Company Software, (iii) permit any Person to redistribute source code for such Company Software, or derivative works thereof, at no or minimal charge or (iv) grant any license to any Person to practice any Patent that constitutes Owned IPR. The Company and its Subsidiaries are in material compliance with all Open Source Licenses to which any such Company Software used by the Company or any of its Subsidiaries is subject.
(m) Neither the Company nor its Subsidiaries has delivered, licensed or made available (or agreed to do any of the foregoing) the source code for any Company Software to any Person, other than the Company’s or its Subsidiaries’ authorized employees or authorized independent contractors pursuant to appropriate confidentiality restrictions.
(n) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company IT Assets (i) are sufficient in all material respects for the current needs of the businesses of the Company and its Subsidiaries, (ii) have not malfunctioned or failed since the Applicable Date in a manner that has caused material disruption to the business operations of the Company or any of its Subsidiaries and (iii) to the Knowledge of the Company, are free from any material Malicious Code.
(o) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of the Company IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use or unauthorized access by third parties and (ii) ensure that the Company IT Assets are free from vulnerabilities or defects that would reasonably be expected to result in any unauthorized use or unauthorized access by third parties or any other Malicious Code. Since the Applicable Date, there has been no unauthorized access to or unauthorized use of the Company IT Assets or the information stored or contained therein or transmitted thereby, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to, or material disruption of the business operations of, the Company or any of its Subsidiaries.
(p) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since the Applicable Date, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable and consistent with (i) all applicable Data Privacy Laws, (ii) any applicable contractual commitments of the

Company or any of its Subsidiaries and (iii) any public-facing privacy policies currently adopted by the Company or any of its Subsidiaries (clauses (i) through (iii), collectively, the “Privacy and Security Requirements”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since June 30, 2021, the Company and its Subsidiaries have not, except in a manner consistent with their good faith business judgment or as required by applicable Law, materially and adversely changed the policies adopted by the Company and its Subsidiaries in respect of compliance with Privacy and Security Requirements in a manner that would reasonably be expected to jeopardize and undermine the security of Personal Information that is in the Company’s or any of its Subsidiaries’ possession or control and required to be protected by the Company and its Subsidiaries.
(q) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since the Applicable Date, (i) the Company and each of its Subsidiaries have (A) complied with all applicable Data Privacy Laws, as well as other Privacy and Security Requirements relating to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, and (B) taken commercially reasonable steps to ensure the confidentiality, privacy and security of all Personal Information that is collected, used, stored, transferred or otherwise processed by or on behalf of the Company or its Subsidiaries, or is otherwise in their possession or control, (ii) neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter, or complaint from any applicable Governmental Entity alleging, or providing notice of any investigation concerning, any material noncompliance with any applicable Data Privacy Laws or any obligations concerning such Personal Information, and (iii) no Person has gained unauthorized access to or misused any Personal Information in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to the Company and its Subsidiaries (taken as a whole) or an obligation for the Company or any of its Subsidiaries to notify any Governmental Entity, including a requirement to make a filing with the SEC.
5.19. Insurance. All Insurance Policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers (to the extent applicable) and provide, in the reasonable judgment of the Company, adequate coverage for normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each such Insurance Policy is in full force and effect, and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), which with notice, lapse of time or both, would constitute a breach of or default under, or would permit a termination, non-renewal or material modification of any of the Insurance Policies.
5.20. Takeover Statutes; No Shareholder Rights Plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.8, no “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation, including Chapter 42 of the IBCL, or similar anti-takeover provision in the Company’s Organizational Documents is applicable to the Agreement, the Merger and the transactions thereby. There is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device, agreement or instrument in effect, to which the Company or any of its Subsidiaries is a party or otherwise bound. Assuming the accuracy of the representations and warranties set forth in Section 6.9, the Company Board has taken all actions necessary to render inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement, the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
5.21. Brokers and Finders. Except for Goldman and BofA Securities, neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank, or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees, in each case in connection with the transactions contemplated by this Agreement.
5.22. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes, and the Company, on behalf of itself and each such other Person, hereby expressly disclaims, any express or implied representation or warranty with respect to the Company or any of its Affiliates. None of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties from the Company or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except for the representations and warranties set forth in this Article V or in any certificate delivered pursuant to Section 8.2(e), and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company in this Article V or in any certificate delivered pursuant to Section 8.2(e) of this Agreement, neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 5.22, nothing in this Section 5.22 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or in any certificate delivered pursuant to Section 8.2(e).
ARTICLE VI

Representations and Warranties of Parent and Merger Sub
Except as set forth in the confidential disclosure schedule delivered to the Company by Parent prior to or concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by Parent or Merger Sub in this Agreement, disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company, as applicable, that:
6.1. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair, or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.2. Capitalization and Business of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock of Merger Sub, no par value per share. All such shares were issued and outstanding and owned directly by Parent, and all of the outstanding shares of capital stock or other securities of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Since the date of its incorporation, Merger Sub has not engaged in any business or operations or incurred any liabilities or obligations, except pursuant to this Agreement.
6.3. Corporate Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to comply with the provisions of this Agreement, subject only to approval of this Agreement by Parent (as the sole shareholder of Merger Sub). The Parent Board, at a duly held meeting, has approved and declared advisable the transactions contemplated by this Agreement, and determined that it is in the best interests of Parent to enter into this Agreement. The board of directors of Merger Sub has adopted this Agreement and declared advisable the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.4. Governmental Filings; No Violations.
(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act or any other Antitrust Law, (ii) pursuant to the IBCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE and (v) under the Takeover Statutes and state securities and “blue sky” Laws (collectively, the “Parent Approvals”), as applicable, no material filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or any of its Subsidiaries with, nor are any required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4, constitute or result in a breach or violation of or conflict with, the Organizational Documents of Parent or Merger Sub; (ii) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4 and compliance with the matters referred to in Section 6.4(a), violate or conflict with any Law to which Parent or Merger Sub or any of their respective Affiliates is subject; or (iii) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.4(a), with notice, lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration or creation of any right or obligation under, or the creation of an Encumbrance on any of the rights, properties or assets of Parent or Merger Sub pursuant to any provision of any Contract binding on Parent or Merger Sub, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.5. Litigation.
(a) As of the date of this Agreement, there are no Proceedings against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) As of the date of this Agreement, neither Parent nor Merger Sub is a party to any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
6.6. Available Funds.
(a) Parent has delivered to the Company true and complete copies as of the date of this Agreement of (i) the fully executed debt commitment letter, dated as of the date of this Agreement (including all exhibits and schedules thereto, the “Debt Commitment Letter”), by and among Parent and the Financing Parties specified therein and (ii) the executed fee letters, each dated the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Debt Commitment Letter (with only fee amounts and customary “flex” terms redacted, none of which redacted provisions could affect the conditionality, enforceability or availability, or reduce the aggregate principal amount, of the Debt Financing) (collectively, the “Fee Letters” and together with the Debt Commitment Letter, the “Debt Commitment Letters”). Pursuant to the Debt Commitment Letters, and subject to the terms and conditions thereof, the Financing Parties have committed to provide Parent with the amounts set forth in the Debt Commitment Letter for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing, including any bank financing or debt securities issued in lieu thereof, the “Debt Financing”).

(b) As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and the respective commitments thereunder have not been withdrawn, rescinded, reduced or terminated, or otherwise amended or modified in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as set forth therein with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent and, to the Knowledge of Parent, each of the other non-affiliated parties thereto, subject, in each case, to the Bankruptcy and Equity Exception.
(c) Parent has fully paid (or caused to be paid) any and all commitment fees or other amounts required by the Debt Commitment Letters to be paid on or before the date of this Agreement. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties to provide the Debt Financing or any contingencies that would permit the Financing Parties to reduce the aggregate principal amount of the Debt Financing. Assuming the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge as of the date of this Agreement that any Financing Party will not perform its obligations thereunder. Except for customary bond engagement letters and for the redacted Fee Letters provided to the Company in accordance with clause (a) above, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent is a party relating to the Debt Commitment Letters or the Debt Financing.
(d) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letters. The Debt Financing, when funded in accordance with the Debt Commitment Letters and giving effect to any “flex” provision in the Debt Commitment Letters (including with respect to fees and original issue discount), together with cash of Parent and its Subsidiaries (other than the Company and its Subsidiaries) and the other sources of funds immediately available to Parent on the Closing Date, will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Commitment Letters, including the payment of the aggregate amount of Per Share Merger Consideration and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for the repayment or refinancing of the Company Credit Agreements and the Company Notes (other than the 2024 Debentures) to the extent required in connection with the transactions described in, this Agreement or the Debt Commitment Letters (such amounts, collectively, the “Financing Amounts”).
(e) Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.
6.7. Brokers and Finders. Except for Perella Weinberg Partners, J.P. Morgan Securities LLC and Citibank, N.A., neither Parent, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.
6.8. Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares or any of the foregoing securities, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested shareholder” of the Company, in each case as defined in IBCL 23-1-43.

6.9. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent and Merger Sub in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes, and Parent, on behalf of itself, Merger Sub and each such other Person, hereby expressly disclaims, any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates. None of the Company, its Subsidiaries or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties from Parent, Merger Sub or any of their respective Subsidiaries or any other Person in determining to enter into this Agreement, except for the representations and warranties set forth in this Article VI or in any certificate delivered pursuant to Section 8.3(c). Notwithstanding the foregoing provisions of this Section 6.9, nothing in this Section 6.9 shall limit the Company’s remedies with respect to claims of fraud in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or in any certificate delivered pursuant to Section 8.3(c).
ARTICLE VII

Covenants
7.1. Interim Operations.
(a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (the following exceptions (i)–(v), the “Interim Covenant Exceptions”) (i) as otherwise required or expressly permitted by this Agreement, (ii) as may be required by applicable Law, (iii) for any actions taken reasonably and in good faith as a result of COVID-19 or to respond to or comply with COVID-19 Measures, (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Parent shall be deemed to have consented in writing if it provides no response or good faith request for additional information within five (5) Business Days after receiving a written request (email sufficient) from the Company for such consent or (v) as otherwise set forth in Section 7.1 of the Company Disclosure Schedule, the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, shall use, and cause each of its Subsidiaries to use, commercially reasonable efforts to (i) preserve its and its Subsidiaries’ assets and business organizations intact, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations and (iii) maintain satisfactory relationships with its material customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with it; provided, however, that no action or failure to take action with respect to matters specifically addressed by the provisions of Section 7.1(b) shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of Section 7.1(b).
(b) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, other than pursuant to any Interim Covenant Exception, except that Parent may withhold, delay or condition its consent to actions contemplated by Section 7.1(b)(vii) or Section 7.1(b)(viii) (in each case to the extent relating to actions of the Company only and not of the Company’s Subsidiaries) in Parent’s sole discretion, the Company shall not, and shall cause its Subsidiaries not to:
(i) adopt (A) any change in the Company’s Organizational Documents (except for immaterial or ministerial amendments) or (B) material changes to the Organizational Documents of any Subsidiary of the Company that, in the case of this clause (B), would be adverse to Parent;
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for any such plan solely between or among the Wholly Owned Subsidiaries of the Company;
(iii) acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person, material properties or material assets from any other Person (other than the Company or its Wholly Owned Subsidiaries) with purchase price in excess of $25 million in any individual transaction or series of related transactions or $100 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date, other than acquisitions of inventory or other goods or services in the ordinary course of business;
(iv) transfer, sell, lease, license, divest, cancel or otherwise dispose of, any material properties or material assets (excluding any Intellectual Property Rights) of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries or incur, permit or suffer to exist the creation of any material Encumbrance (other than a Permitted Encumbrance) upon, any such material properties, assets or any material Owned IPR, except (A) services provided in the ordinary course of business, (B) sales of obsolete assets in the ordinary course of business, (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $25 million individually or $100 million in the aggregate (other than pursuant to the terms of Company Material Contracts in effect prior to the date of this Agreement) and (D) sales of inventory or other goods in the ordinary course of business;
(v) except as set forth in Section 7.1(b)(xix), issue, sell, dispose of, grant, transfer, lease, license, guarantee, Encumber (other than with Permitted Encumbrances), or otherwise enter into any Contract or other agreement with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or other equity interests or such convertible or exchangeable securities, other than (A) any such transaction or action by a Wholly Owned Subsidiary of the Company to the Company or between or among Wholly Owned Subsidiaries of the Company, (B) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Benefit Plans in effect on the Capitalization Date or (C) the issuance of shares of such capital stock, other equity interests or convertible or exchangeable securities in respect of Company Equity Awards granted after the date hereof without violation of this Agreement;
(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries or between or among any of its Wholly Owned Subsidiaries) in excess of $15 million individually or $30 million in the aggregate, other than (x) pursuant to existing contractual obligations as of the date of this Agreement or (y) in connection with sale or rental financing arrangements in connection with the sale of Company Products in the ordinary course of business;
(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), except for (A) dividends paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company, (B) regular quarterly dividends, in an amount not to exceed $0.24 per share in each case, declared and paid at such times as are consistent with the Company’s historical practice over the twelve (12)-month period prior to the date of this Agreement and (C) pro rata dividends or distributions by a Subsidiary other than a Wholly Owned Subsidiary of the Company in the ordinary course of business;
(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), other than (A) to satisfy applicable Tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding on the date hereof or granted after the date hereof without violation of this Agreement, or (B) any such transactions solely involving Wholly Owned Subsidiaries of the Company;
(ix) (A) incur any Indebtedness for borrowed money (including the issuance of any debt securities), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 7.1(b), except for incurrences of Indebtedness and guarantees under the Company Revolving and Term Loan Credit Agreement not in excess of $2.2 billion in the aggregate, the Receivables Agreement not in excess of $110 million in the aggregate and the Master Framework Agreement not in excess of $90 million in the aggregate, (B) prepay, redeem, repurchase, defease, satisfy, discharge, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Company Subsidiary other than payments of Indebtedness under the Company Credit Agreements, except, in each case of clauses (A) and (B) for any such transactions solely between or among the Company and/or its Wholly Owned Subsidiaries, or (C) amend, supplement or otherwise modify the Company Credit Agreements or the Company Indentures in any manner that would increase the amount of indebtedness available thereunder, increase the cost to Parent to prepay, terminate, redeem, satisfy or discharge the indebtedness thereunder at Closing or otherwise impede the ability of the Parent to effectuate any prepayment, payment, termination, redemption, satisfaction or discharge thereunder at Closing;
(x) make or authorize any payment of, or commitment for, capital expenditures, other than (A) as contemplated by the Company’s capital budget set forth in Section 7.1(b)(x) of the Company Disclosure Schedule, (B) to the extent reasonably necessary to protect human health and safety and (C) any unbudgeted capital expenditures not to exceed $5 million individually or $10 million in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (B);
(xi) enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement, other than in the ordinary course of business;
(xii) other than with respect to Company Material Contracts related to Indebtedness, which shall be governed by Section 7.1(b)(vi), Section 7.1(b)(ix) and Section 7.14, terminate, materially amend, materially modify, or waive any material rights under, any Company Material Contract, other than in the ordinary course of business;
(xiii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries having in each case a value in excess of $1 million individually or $5 million in the aggregate, other than debts or claims held against customers in connection with the sale or rental of Company Products in the ordinary course of business or solely between or among the Company and/or its Wholly Owned Subsidiaries;
(xiv) for the avoidance of doubt, except as expressly provided for by Section 7.12, fail to use commercially reasonable efforts to maintain in effect any material Insurance Policy, unless simultaneous with any termination, cancellation or lapse of such material Insurance Policy, replacement self-insurance programs are established by the Company or one or more of its Subsidiaries or replacement policies underwritten by reputable insurance carriers are in full force and effect, in each case, providing coverage substantially similar to the coverage under the terminated, cancelled or lapsed material Insurance Policies;
(xv) other than with respect to Transaction Litigation or any Tax claim, audit, assessment or dispute, which shall be governed exclusively by Section 7.19 and Section 7.1(b)(xvii), respectively, settle or compromise any Proceeding for an amount in excess of $5 million individually or $25 million in the aggregate during any calendar year, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or (B) involve any criminal liability or result in any non-monetary obligation that is material to the Company and its Subsidiaries (taken as a whole);
(xvi) make any material changes with respect to any financial accounting policies or procedures, except as required by GAAP or SEC rule or policy;
(xvii) (A) make (other than in the ordinary course of business), change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) change any material Tax accounting method, (D) file any amended Tax Return that is material, (E) enter into any closing agreement with respect to Taxes, (F) settle any material Tax claim, audit, assessment or dispute for an amount that materially exceeds the amount reserved with respect thereto, or (G) surrender any right to claim a refund of a material amount of Taxes;
(xviii) (A) sell, assign, transfer, divest or otherwise dispose of, or grant any exclusive license, to any material Owned IPR, except in the ordinary course of business, or (B) cancel, abandon or otherwise allow to lapse or expire any material Registered Owned IPR (or any rights of the Company or its Subsidiaries therein or thereto), other than at the end of its term or otherwise in the Company’s reasonable business judgment;
(xix) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or established after the date of this Agreement not in contravention of this clause (xix), (A) materially increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, except for (1) increases in compensation in the ordinary course of business, subject to the limitations set forth in Section 7.1(b)(xix) of the Company Disclosure Schedule and (2) the payment of cash incentive compensation for completed periods based on actual performance in the ordinary course of business, (B) become a party to, establish, adopt, amend in any material respect, commence participation in or terminate any material Company Benefit Plan, (C) grant any new awards, or amend or modify in any material respect the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of, compensation or benefits under any Company Benefit Plan, (E) hire any employee to a position at the level of Vice President or above (other than to replace a departed employee who was not on the Company’s executive leadership team) or (F) terminate the employment of any employee who is a member of the Company’s executive leadership team other than for cause;
(xx) other than in the ordinary course of business, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization; or
(xxi) agree, authorize or commit to do any of the foregoing.
(c) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
(d) Notwithstanding anything to the contrary in this Agreement, each of Parent and the Company shall not, and shall cause its respective controlled Affiliates not to directly or indirectly (whether by merger, consolidation, or otherwise), acquire, purchase, lease, or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease, or license or otherwise enter into a transaction with) any business, corporation, partnership, association, or other business organization or division or part thereof, if doing so would reasonably be expected to prevent, impair or materially delay Closing.
7.2. Acquisition Proposals; Change of Recommendation.
(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, except as expressly permitted by this Section 7.2, the Company shall not, and shall cause its directors and officers not to, directly or indirectly, and shall instruct and use commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:
(i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making of any proposal or offer that constitutes an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations (other than with Parent and its Representatives) regarding any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions);
(iii) disclose or otherwise provide access to any nonpublic information or data to any Person or Group concerning the Company or its Subsidiaries in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(iv) take any action to exempt any third party from the restrictions on “business combinations” set forth in IBCL 23-1-43 (as such term is defined in IBCL 23-1-43-5) or any other applicable Takeover Statute or otherwise cause such restrictions not to apply (other than with respect to Parent and Merger Sub in connection with the transactions contemplated by this Agreement); or
(v) agree, authorize or commit to do any of the foregoing.
(b) Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in Section 7.2(a), prior to the time the Requisite Company Vote is obtained, in response to an Acquisition Proposal that did not result from a non de minimis breach of this Section 7.2 which the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may:
(i) engage or otherwise participate in discussions or negotiations with a Person or Group (including such Person or Group’s Representatives) that has made an Acquisition Proposal with respect to such Acquisition Proposal; and
(ii) disclose or otherwise provide access to nonpublic information and data relating to the Company and its Subsidiaries to the Person or Group (including such Person or Group’s Representatives) making such Acquisition Proposal; provided that, prior to providing any such information, data or access, the Company receives from the Person or Group making such Acquisition Proposal a legally binding confidentiality agreement with terms substantially similar to the comparable confidentiality provisions in the Confidentiality Agreement (it being understood that such agreement need not have comparable standstill provisions), which terms shall not restrict the Company from complying with its obligations under this Agreement (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); provided, further, that the Company shall substantially concurrently with the delivery to such Person or Group provide to Parent any nonpublic information or data concerning the Company or any of its Subsidiaries that is provided or made available to such Person or Group or their respective Representatives, unless such nonpublic information or data has been previously provided or made available to Parent or its Representatives.
(c) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within forty eight (48) hours) notify Parent in writing of the receipt of any Acquisition Proposal or any initial communication or proposal that would reasonably be expected to lead to a Person or Group making an Acquisition Proposal, setting forth in such notice the name of the applicable Person or the names of the Persons who comprise the applicable Group and the material terms and conditions of any such Acquisition Proposal, communication or proposal and thereafter shall promptly (but, in any event within forty eight (48) hours) keep Parent reasonably informed of any material change to the terms and conditions of any such Acquisition Proposal, and shall promptly (but, in any event within forty eight (48) hours of the receipt thereof) provide to Parent (or its outside legal counsel) copies of all written materials and other material written correspondence sent or provided to the Company and any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal.
(d) No Change of Recommendation or Alternative Acquisition Agreement.
(i) Except as permitted by Section 7.2(d)(ii), Section 7.2(d)(iii) and Section 7.2(e), the Company Board, including any committee thereof, shall not:
(A) fail to include the Company Recommendation in the Proxy Statement;
(B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(C) make any public statement that has the substantive effect of a withdrawal or qualification of the Company Recommendation;
(D) following the commencement of any tender or exchange offer relating to the securities of the Company, fail to issue a press release within ten (10) Business Days of such commencement that the Company recommends rejection of such tender or exchange offer;
(E) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within ten (10) Business Days (or, if earlier, prior to the Company Shareholder Meeting) after receipt of any written request to do so from Parent, which request may be made only once with respect to any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal;
(F) approve or recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, or enter into, any Alternative Acquisition Agreement; or
(G) agree, authorize or commit to do any of the foregoing.
(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, in response to an Acquisition Proposal that did not result from a non de minimis breach of the Company’s obligations set forth in this Section 7.2, if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisor, that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, then, notwithstanding anything in this Agreement to the contrary, (x) the Company Board may effect a Change of Recommendation and/or (y) terminate this Agreement and concurrently with such termination enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that prior to taking such actions: (I) the Company must give Parent written notice of its intention to take such action at least four (4) Business Days in advance (the “Takeover Notice Period”), which notice shall set forth and shall also include all information required by Section 7.2(c), mutatis mutandis (it being understood that each time any material revision or amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the four(4)-Business Day period shall be extended for an additional two (2) Business Days after notification of such change); (II) during the Takeover Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent regarding any adjustments or modifications to the terms of this Agreement proposed by Parent; and (III) at the end of the Takeover Notice Period, the Company Board shall have, taking into account any revisions to this Agreement proposed by Parent in writing and any other information offered by Parent in response to such notice contemplated by clause (I) of this Section 7.2(d)(ii) prior to the end of the Takeover Notice Period, thereafter determined in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal continues to be a Superior Proposal and failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(iii) Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to the time the Requisite Company Vote is obtained, effect a Change of Recommendation in response to an Intervening Event if: (A) the Company provides Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such Intervening Event and a description of the Company Board’s rationale for such action; (B) during such three (3)-Business Day period described in clause (A), the Company shall negotiate in good faith with Parent regarding any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the three (3)-Business Day period described in clause (A), the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (A)) that the failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including making any disclosure the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, the failure to make would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law, or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that, if any such disclosures or communications have the substantive effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Change of Recommendation unless the Company expressly reaffirms the Company Recommendation in such disclosure or communication.
(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal, and (i) if such Person has executed a confidentiality agreement in connection therewith, request the prompt return or destruction of all confidential information relating to the Company and any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreement, and (ii) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.
(g) Standstill Provisions. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
7.3. Company Shareholders Meeting.
(a) The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to duly convene and hold the Company Shareholders Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to secure the Requisite Company Vote.
(b) The Company Shareholders Meeting shall not be postponed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company may, after giving written notice to Parent, postpone, recess or adjourn the Company Shareholders Meeting, to the extent the Company Board determines in good faith, after consultation with its outside legal counsel that it is (i) required by applicable Law, or by the proper exercise of the Company Board’s fiduciary duties or reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the shareholders of the Company for the amount of time required by applicable Law in advance of the Company Shareholders Meeting, or (ii) reasonably necessary to obtain a quorum to conduct the business of the Company Shareholders Meeting or to obtain the Requisite Company Vote; provided, further, that in the case of clause (ii), the Company shall not postpone, recess or adjourn the Company Shareholders Meeting (A) more than two (2) times or (B) for more than an aggregate of twenty (20) Business Days without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(c) Subject to any Change of Recommendation, the Company shall (i) recommend that the Company’s shareholders approve this Agreement at the Company Shareholders Meeting and (ii) use its commercially reasonable efforts to obtain the Requisite Company Vote, including soliciting proxies therefor. Without limiting the generality of the foregoing, the Company acknowledges and agrees that its obligations to hold the Company Shareholders Meeting pursuant to this Section 7.3 shall not be affected by (A) the making of a Change of Recommendation, (B) the commencement of or announcement or communication to the Company of any Acquisition Proposal or (C) the occurrence or disclosure of any Intervening Event, in each case, unless this Agreement has been validly terminated in accordance with Article IX.

(d) Once the Company has established a record date for the Company Shareholders Meeting, the Company shall not change or establish a different record date for the Company Shareholders Meeting unless (i) required by applicable Law, (ii) necessary or advisable as a result of any postponement, recess or adjournment of the Company Shareholders Meeting effected pursuant to Section 7.3(b) or (iii) it has obtained the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
(e) The Company agrees to provide Parent periodic updates concerning proxy solicitation results on a timely basis as Parent may reasonably request.
7.4. Approval of Sole Shareholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (as Merger Sub’s sole shareholder) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement and promptly provide evidence thereof to the Company.
7.5. Proxy Statement.
(a) As promptly as practicable after the date of this Agreement (but no later than thirty (30) calendar days after the date of this Agreement), the Company, with the assistance of Parent, shall prepare and file with the SEC a proxy statement in preliminary form relating to the Company Shareholders Meeting (such proxy statement, including, for the avoidance of doubt, any amendments or supplements thereto, and the definitive proxy statement related thereto, the “Proxy Statement”). Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. Subject to Section 7.2, the Proxy Statement shall include the Company Recommendation.
(b) The Company shall use reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the provisions of the Exchange Act. Each of the Company and Parent shall use reasonable best efforts to ensure that none of the information supplied by it, any of its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to shareholders of the Company, at the time of the Company Shareholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, and (ii) Parent and Merger Sub assume no responsibility with respect to any information supplied by or on behalf of the Company, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
(c) If at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall, as and to the extent required by applicable Law, promptly (i) prepare (with the assistance of Parent) an amendment or supplement to the Proxy Statement, and (ii) thereafter, cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC as promptly as reasonably practicable and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law.
(d) Prior to filing or mailing the Proxy Statement or responding to any comments of the SEC or its staff with respect thereto, the Company shall (i) provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and (ii) shall give good-faith consideration to any comments reasonably proposed by Parent and its counsel. The Company agrees that all information relating to Parent, its Affiliates and its and their respective Representatives included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent.

(e) Without limiting the generality of the provisions of Section 7.7, the Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall as promptly as practicable following receipt thereof provide Parent, if applicable, copies of all correspondence between the Company, its counsel or its other Representatives and the SEC with respect to the Proxy Statement. The Company, with the assistance of Parent, shall, subject to the requirements of Section 7.5(d) use reasonable best efforts to (i) promptly provide responses to the SEC with respect to any comments received from the SEC on the Proxy Statement and any requests from the SEC for additional information, (ii) amend and supplement the Proxy Statement, as required by the SEC and/or applicable Law and (iii) cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
7.6. Cooperation; Efforts to Consummate.
(a) In addition to and without limiting the rights and obligations set forth in Section 7.1, Section 7.5, Section 7.7 and Section 7.8, and subject to the other terms and conditions of this Section 7.6) (including Section 7.6(d)) the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Outside Date, including preparing and delivering or submitting documentation to (i) effect the expirations of all statutory waiting periods under applicable Antitrust Law, and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement, as promptly as practicable and (ii) make with and obtain from, any Governmental Entity all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.
(b) In furtherance of the provisions of Section 7.6(a), each of the Company and Parent, as applicable, shall (and shall cause their respective Subsidiaries to):
(i) prepare and file, with respect to the transactions contemplated by this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than ten (10) Business Days after the date of this Agreement, and make, deliver or submit, as applicable, all other initial filings, notices, and reports (or where applicable, drafts thereof) with respect to the Regulatory Approvals, in each case as promptly as reasonably practicable (taking into account any shut-downs or similar measures implemented by Governmental Entities in response to COVID-19) but in any event no later than thirty (30) Business Days after the date of this Agreement, and in connection therewith, request early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable Laws with respect to all other Regulatory Approvals, and provide each other with final copies of any such filings and requests;
(ii) provide or cause to be provided to each Governmental Entity any non-privileged information and documents requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request or otherwise following the date hereof, and each shall provide each other with copies of any such information and documents; and
(iii) contest or defend through litigation any actual, anticipated or threatened Order, lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit, or make illegal the consummation of the transactions contemplated by this Agreement, including using reasonable best efforts to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated, lifted or reversed.
(c) In furtherance of and without limiting the provisions of Section 7.6(a), Parent shall, and shall cause its respective Subsidiaries, in order to avoid or eliminate each and every impediment under any applicable Law, to obtain from any Governmental Entity all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals, or to avoid any actual, anticipated, or threatened Order, lawsuit or other legal proceedings brought by any Governmental Entity, whether judicial or administrative, challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit, or make illegal the consummation of the transactions contemplated by this Agreement, and to permit the Closing to occur as promptly as reasonably practicable and in any event prior to the Outside Date:
(i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, product lines, and equity or other business interests, of the Company, Parent, and their respective Subsidiaries, and take all actions necessary or appropriate in furtherance of the foregoing;
(ii) create, amend, terminate, unwind, divest or assign, subcontract or otherwise secure substitute parties for relationships, ventures, and contractual or commercial rights or obligations of the Company, Parent, and their respective Subsidiaries; and
(iii) take or commit to take any action that would limit or otherwise restrict Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action, including with respect to, or that would effect changes to the conduct of business of, any businesses, assets, properties, product lines, and equity or other business interests, relationships, ventures or contractual rights and obligations of the Company, Parent, and their respective Subsidiaries.
(d) Notwithstanding anything to the contrary set forth in this Agreement:
(i) in no event shall (A) Parent or any of its Subsidiaries be required to propose, negotiate, commit to, effect or otherwise agree to any action as set forth in Section 7.6(c) (x) prior to such time as it becomes reasonably apparent, taking into account all communications with relevant Governmental Entities and the Parties’ obligations pursuant to Section 7.6(e), that such action is reasonably necessary to avoid, prevent, eliminate or remove any Order, lawsuit or other legal proceedings brought by any Governmental Entity, whether judicial or administrative, challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit, or make illegal the consummation of the transactions contemplated by this Agreement or to eliminate any impediment or objection of any Governmental Entity, in each case that would reasonably be expected to delay the consummation of the transactions contemplated by this Agreement until after, or restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement prior to, June 1, 2022 and (y) that, when taken together with all other actions set forth in Section 7.6(c) so proposed, negotiated, committed to, effected or agreed to, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (assuming for purposes of such analysis that Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, were the same size as the Company and its Subsidiaries, taken as a whole) (any such action(s), a “Burdensome Condition”), (B) any Party or any of their respective Subsidiaries be required to take or agree to take any action set forth in Section 7.6(c) that is not conditioned upon the consummation of the transactions contemplated by this Agreement, or (C) the Company or any of its Subsidiaries agree with any Governmental Entity to take any action set forth in Section 7.6(c) without the prior written consent of Parent; and
(ii) Parent and the Company shall not, and shall cause their respective Subsidiaries not to, (A) agree to stay, toll or extend the waiting period under the HSR Act, (B) withdraw any Notification and Report Form pursuant to the HSR Act or other filing or notice pursuant to any other applicable Laws or (C) enter into any timing or similar agreements with any Governmental Entity to delay, or otherwise not to consummate as soon as reasonably practicable, the transactions contemplated by this Agreement, in each case without the prior written consent of the Company or Parent, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, it shall not be unreasonable to withhold such consent if any such action or agreement would cause Closing to occur later than June 1, 2022.
(e) Cooperation. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.5, Parent and the Company shall work cooperatively in connection with obtaining all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each shall consult with the other on, and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, any of their respective Subsidiaries and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall, nor shall either permit any of its Subsidiaries or any of its or their respective Representatives to, participate in any discussion, teleconference, videoconference, or meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless (to the extent reasonably practicable) it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat.
7.7. Status and Notifications. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.5(e), the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including as promptly as practicable notifying the other of any notices or communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party, including any Governmental Entity, with respect to such transactions and as promptly as practicable following such receipt furnishing the other with, if applicable, copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof).
7.8. Third-Party Consents. As promptly as practicable after the date of this Agreement, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to obtain any consents or waivers from any third parties in respect of any Company Material Contract to which the Company or any of its Subsidiaries is a party or bound (the “Third-Party Consents”) that are necessary to be given, obtained and/or effected in order to consummate the transactions contemplated by this Agreement. In connection therewith, neither the Company nor any of its Affiliates shall be required to (a) make any payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Company Material Contract or (c) otherwise make any accommodation or provide any benefit.
7.9. Information and Access.
(a) Subject to applicable Law (including COVID-19 Measures), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access, during normal business hours, and subject to generally applicable health and safety protocols, from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning purposes, to the Company Employees, agents, properties, offices and other facilities, Contracts, books and records of the Company and its Subsidiaries, and, during such period, and solely for such purposes, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by Parent or any of its Representatives, on behalf of Parent; provided, however, that: (i) notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would (A) in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries, (B) constitute a violation of applicable Law, (C) result in the disclosure of any Trade Secrets in a manner that would result in any such Trade Secrets no longer being protected as such under applicable Law following such disclosure, (D) cause a breach of any confidentiality obligations in any Contract with a third party entered into prior to the date of this Agreement or following the date of this Agreement in compliance with Section 7.1 and Section 7.2, or (E) waive or jeopardize the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings; provided, however, that in the case of clauses (A), (B), (C) or (D), (I) in response to a written request from Parent formally invoking this Section 7.9(a), the

Company shall inform Parent of the fact that it is withholding information or documents and provide such information with respect thereto as the Company reasonably deems appropriate and (II) at Parent’s request, the Company and Parent shall use commercially reasonable efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to Parent in a manner that would not violate applicable Law or Contract or waive any privilege or work-product doctrine, as applicable, including by arrangement of appropriate “counsel-to-counsel” procedures, clean room procedures, redaction, entry into a customary joint defense agreement and other customary procedures, and (ii) in no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants. Any access granted in connection with a request made pursuant to this Section 7.9(a) shall be conducted in such a manner so as not to unreasonably interfere with any of the businesses, properties or assets of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any onsite environmental study with respect to any property of the Company or any of its Subsidiaries.
(b) Without limiting the generality of the other provisions of this Section 7.9, the Company and Parent, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the Company or Parent (as the case may be), or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement, the Clean Team Agreement or additional confidentiality or joint defense agreement between or among the Company and Parent; provided, however, that, subject to any applicable Laws relating to the exchange of information, and in a manner that is not reasonably likely to waive any applicable legal privilege, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client.
(c) To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 7.9 or otherwise in accordance with the terms and conditions of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.
(d) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.9 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Section 7.5, Section 7.6, Section 7.7, this Section 7.9 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement (if applicable) and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.
7.10. Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures, filings or communications with respect to the transactions contemplated by this Agreement except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or the NYSE, (b) with respect to any Change of

Recommendation made in accordance with this Agreement or Parent’s responses thereto or (c) with respect to the Parties’ disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals or Parent Approvals contemplated by Section 7.5 and Section 7.6. In addition to the exceptions set forth in clauses (a) through (c) of the foregoing sentence, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications, (i) (A) so long as the disclosures regarding this Agreement and the transactions contemplated hereby in such statements, disclosures or communications are not inconsistent with previous public statements, disclosures or communications jointly made by the Company and Parent in accordance with this Section 7.10 and would not otherwise require the other party to make additional public disclosure or (B)) to the extent such statements, disclosures or communications have been reviewed and previously approved by both the Company and Parent and (ii) in connection with a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.
7.11. Employee Benefits.
(a) Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the one (1)-year anniversary of the Effective Time, be provided with (i) an annual base salary or base wage rate that is no less than that provided by the Company and its Subsidiaries to such Continuing Employee immediately before the Effective Time, (ii) total target direct compensation (consisting of annual base salary or base wage rate, target annual cash bonus and other short-term cash incentive opportunities and target long-term incentive opportunity) that is no less favorable in the aggregate than that provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time and (iii) pension, welfare and other compensation and employee benefits (excluding severance benefits, which are addressed in Section 7.11(a), equity and long-term incentive compensation, which is addressed by clause (ii) above, post-retirement healthcare benefits and defined benefit pension plan benefits) that are no less favorable in the aggregate to those provided by the Company and its Subsidiaries to such Company Employee immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not limit the application of any collective bargaining agreement otherwise applicable to Continuing Employees.
(b) During the period commencing at the Effective Time and ending on the date that is eighteen (18) months after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor the terms of those Company Employee Plans that are identified in Section 7.11(a) of the Company Disclosure Schedule (any such plan, a “Company Severance Plan”) and provide each Continuing Employee severance benefits that are at least as favorable as those provided under the Company Severance Plans.
(c) Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Benefit Plans providing health and welfare benefits to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which such Continuing Employee first becomes eligible to participate in such Parent Benefit Plans towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred by the Continuing Employee and his or her eligible dependents during such plan year for which payment has been made and (iii) give each Continuing Employee full service credit for such Continuing Employee’s employment with the Company and its Subsidiaries and their respective predecessors for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits under any defined benefit pension plans, or to the extent it would result in a duplication of benefits for the same period of service.
(d) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be reasonably acceptable to Parent) not later than the day immediately preceding the Effective Time and (ii) Parent shall establish or designate one or more 401(k) plans (the “Parent 401(k) Plans”) in which the Continuing Employees shall be eligible to participate as of the Effective Time and which shall allow each Continuing Employee to make a “direct rollover” (including of notes in respect of outstanding loans) to the Parent 401(k) Plan in which such Continuing Employee participates following the Effective Time of the account balance of such Continuing Employee under the Company 401(k) Plan in which such Continuing Employee participated prior to the Effective Time, if such direct rollover is elected in accordance with applicable Law by such Continuing Employee.
(e) Prior to making any broad-based written or oral communications (except where such oral communications are immaterial or substantially similar to previously reviewed written communications) to the directors or employees (including any officers) of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are directly related to the transactions contemplated by this Agreement, the Company shall use reasonable best efforts to provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider such comments in good faith.
(f) Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.
7.12. Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, to the fullest extent permitted under applicable Law Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the Indemnified Parties against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred whether prior to, at or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company). In the event of any such actual or threatened Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or threatened Proceeding.
(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed the amount set forth in Section 7.12(b) of the Company Disclosure Schedule. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s D&O Insurance carrier as of the date of this Agreement or with one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this

Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall the premium amount of the D&O Insurance exceed during the Tail Period the amount set forth on Section 7.12(b) of the Company Disclosure Schedule; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the Indemnified Parties as provided in the relevant applicable Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect.
(d) During the Tail Period, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ Organizational Documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Parties; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.
(e) If Parent or the Surviving Corporation or any of their respective successors or permitted assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of Parent or the Surviving Corporation assume all the obligations set forth in this Section 7.12.
(f) The provisions of this Section 7.12 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.12.
(g) The rights of the Indemnified Parties under this Section 7.12 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.
7.13. Resignations. Upon Parent’s written request at least ten (10) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause any member of the Company Board to execute and deliver a letter effectuating his or her resignation as a member of the Company Board subject to, and effective as of, the Effective Time.
7.14. Treatment of Certain Existing Indebtedness.
(a) On or prior to the Closing Date, the Company shall (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding Indebtedness of the Company under the Company Credit Agreements and any other Indebtedness for borrowed money and other obligations required to be paid off, discharged or terminated (the “Payoff Debt”) if required by, in accordance with and within the time periods required by the applicable Company Credit Agreement or other Contracts governing such Indebtedness (provided that such payoff, discharge and termination shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company), (ii) use its reasonable best efforts to take all other actions necessary to facilitate the repayment of the obligations with respect to and termination of the commitments under the Payoff Debt and the release of any Encumbrances and termination of all guarantees granted in connection therewith, and (iii) to the extent customary for Indebtedness of the relevant type, use its reasonable best efforts to (x) deliver to Parent at least two (2) Business Days prior to the

Closing Date drafts of customary payoff letters or other similar evidence of termination or discharge of the Payoff Debt in form and substance customary for transactions of this type (the “Debt Payoff Letters”) and (y) deliver to Parent executed Debt Payoff Letters on the Closing Date.
(b) Prior to the Closing Date, the Company shall as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, redemption, satisfaction, discharge and/or defeasance of the Company Notes under the applicable Indenture and the termination of all outstanding Indebtedness and other obligations under the applicable Indenture in accordance with and within the time periods required by the applicable Indenture and the applicable Company Notes, and (ii) use its reasonable best efforts to take all other actions necessary to facilitate the payoff, redemption, satisfaction, discharge and/or defeasance of the Company Notes, other than depositing with the applicable paying agent under the applicable Indenture the amounts sufficient to pay off, redeem, satisfy, discharge and/or defease the Company Notes.
(c) If reasonably requested by Parent, the Company shall use its reasonable best efforts to assist Parent in commencing one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of any series of the Company Notes subject to the terms and conditions reasonably specified by Parent (including amendments to the terms and conditions of the applicable Indenture or other Contracts governing such Indebtedness as reasonably requested by Parent) and in compliance with the applicable Indenture and the applicable Company Notes (the “Debt Offer”). Notwithstanding the foregoing sentence of this Section 7.14(c), the closing of the Debt Offer shall be conditioned on the Closing. Notwithstanding anything to the contrary set forth in this Agreement, Parent’s obligation to consummate the Merger is not contingent on Parent’s ability to successfully complete the Debt Offer.
(d) In the case of a Debt Offer involving a consent solicitation, the Company shall, promptly following the consent solicitation expiration date, assuming the requisite consents are received in the consent solicitation constituting part of the Debt Offer, use its commercially reasonable efforts to cause the applicable trustee to execute a supplemental indenture, which supplemental indenture shall implement the amendments described in the Debt Offer, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with and subject to the Effective Time, subject to the terms and conditions of this Agreement and the conditions to the Debt Offer. Concurrently with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Company Notes that have been validly tendered and not validly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.
(e) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents, and provide the Company with a reasonable opportunity to review and comment on such documents, and Parent shall consider in good faith such comments. Parent and the Company shall, and shall cause their respective Subsidiaries to and shall use their respective commercially reasonable efforts to cause its and their respective Representatives to, cooperate with and provide reasonable assistance to each other in the preparation of the Offer Documents. The Company shall have the right to review in advance, and Parent shall consult with the Company on and consider in good faith the views of the Company in connection with, all of the information relating to the Company, as the case may be, and any of its Affiliates and Subsidiaries and any of its or their respective Representatives, that appears in any documentation in connection with the Debt Offer. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Subsidiaries be required to (x) incur any liability or pay any amounts unless such liability or payment is either conditioned on the Closing or such amount is reimbursed or indemnified hereunder or (y) otherwise amend the terms of the Company Notes in a manner adverse to the Company or any of its Subsidiaries unless such amendment is conditioned on the Closing and the terms of such amendment are consistent with the terms of the Debt Financing or Parent’s other outstanding indebtedness. If at any time prior to the completion of the Debt Offer any information relating to the Company or Parent, or any of their respective Affiliates or Subsidiaries or its or their respective Representatives, should be discovered by a Party that should be set forth in an amendment or supplement to the Offer Documents, so that either the Offer Document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, following which an appropriate amendment or supplement shall be prepared and disseminated to the holders of the applicable Company Notes after consulting with the other Parties and considering in good faith the views of the other Parties in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates and Subsidiaries and any of its or their respective Representatives, that appears in such amendment or supplement.
(f) On the Closing Date, Parent shall use commercially reasonable efforts repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Payoff Debt by wire transfer of immediately available funds.
7.15. Financing Cooperation.
(a) The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing or Alternative Financing obtained in accordance with Section 7.16 (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:
(i) furnish promptly to Parent the Financing Information, and such other financial information regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing;
(ii) provide reasonable and customary assistance to Parent and the Financing Parties in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations;
(iii) make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conferences or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities; provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;
(iv) cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Debt Financing, including at the time of pricing and closing, to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;
(v) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;
(vi) assist in obtaining or updating corporate and facility credit ratings;
(vii) assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, and such other customary closing certificates and schedules as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;
(viii) make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(ix) cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;
(x) deliver, at least three (3) Business Days prior to Closing, to the extent reasonably requested in writing at least ten (10) Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230); and
(xi) consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.
(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to Section 7.14 or this Section 7.15 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than resolutions or consents to approve or authorize entry into any supplemental indenture necessary to consummate the Debt Offer) or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than any supplemental indenture entered into in connection with any Debt Offer) notices of prepayment or redemption that are conditioned on Closing in accordance with Section 7.14, and the authorization letters contemplated by Section 7.15(a)(v); (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates; (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee, (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing; (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability; (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws; (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party (other than the Change of Control under and as defined in the Company Credit Agreements and the 2027 Notes Indenture resulting from the consummation of the Merger); (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates; (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice; or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in Section 7.14, this Section 7.15 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and with any action taken in accordance with Section 7.14 and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them in accordance with Section 7.14 or this Section 7.15 and any information used in connection therewith.
(c) The Parties hereto acknowledge and agree that the provisions contained in this Section 7.15 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent, any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 7.15 shall not be considered in determining the satisfaction of the condition set forth in Section 8.2(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.
(d) In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information which Parent in consultation with the Financing Parties and with the consent of the Company reasonably determines to include in a registration statement, customary offering memorandum or other offering document for the Debt Financing, then the Company shall promptly file such Current Report on Form 8-K.
(e) All nonpublic or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement; provided that Parent shall be permitted to disclose such information to (i) the Financing Entities subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements.
7.16. Debt Financing.
(a) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts, including using reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letters and the Definitive Agreements within Parent’s control and complying with its obligations thereunder (including, for the avoidance of doubt, the payment of fees required thereunder) and (iv) enforcing its rights under the Debt Commitment Letters.
(b) In the event any portion of the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable regardless of the reason therefor (as determined by Parent in its reasonable discretion after consulting with the Financing Parties), (i) Parent shall promptly notify the Company in writing of such unavailability and the reason therefor and (ii) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash of Parent and its Subsidiaries (but not including the Company and its Subsidiaries) and the other sources of funds immediately available to Parent at the Closing to pay the Financing Amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter. To the extent requested in writing by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing if it has knowledge of any material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the Debt

Commitment Letter or any Definitive Agreement of any provision thereof. The foregoing notwithstanding, compliance by Parent with this Section 7.16 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any Alternative Financing is available.
(c) None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Financing Amounts, (2) could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (4) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing; provided, that Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed such Debt Commitment Letters as of the date of this Agreement, provided that (i) the addition of such parties would not be reasonably expected to delay or prevent Closing and (ii) such amendments do not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or any original issue discount of the Debt Financing (or payment of fees having similar effect)) or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent Closing; provided that, for the avoidance of doubt, Parent may (without the Company’s consent) amend, replace, supplement and/or modify the Debt Commitment Letter to increase the amount of commitments under the Debt Commitment Letter. Upon any amendment, supplement or modification of any Debt Commitment Letter, Parent shall provide a copy thereof to the Company (with only fee amounts and other customary terms redacted, none of which redacted provisions would adversely affect the conditionality or enforceability of the debt financing contemplated by the Debt Commitment Letter as so amended, supplemented or modified to the Knowledge of Parent) and, to the extent such amendment, supplement or modification has been made in compliance with Section 7.16(a), the term “Debt Commitment Letters” shall mean the applicable Debt Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 7.16(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to Section 7.16(b) or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to this Section 7.16(c), references to the “Debt Financing,” “Financing Parties” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, modified or waived.
7.17. Takeover Statutes. If any Takeover Statute is or becomes applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and shall take such actions as are reasonably necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statutes on the transactions contemplated hereby.
7.18. Section 16 Matters. The Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.19. Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall (a) promptly notify Parent of such Transaction Litigation, (b) give Parent a reasonable opportunity to participate in, the defense and/or settlement (at Parent’s sole expense and subject to a customary joint defense agreement) of any Transaction Litigation, and (c) consider in good faith Parent’s advice with respect to the defense and/or settlement of any Transaction Litigation; provided that the Company shall in any event control such defense and/or settlement and, for the avoidance of doubt, the disclosure of information to Parent in connection therewith shall be subject to Section 7.9; provided, further, that the Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).
7.20. Delisting and Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of the NYSE, to enable the delisting by the Surviving Corporation of Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
ARTICLE VIII

Conditions to Closing
8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a) Company Shareholder Approval. The Requisite Company Vote shall have been obtained.
(b) Regulatory Approvals. The statutory waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and, if applicable, any contractual waiting periods under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been earlier terminated and the required regulatory approvals set forth in Section 6.5(a)(i) of the Parent Disclosure Schedule shall have been obtained (collectively, the “Regulatory Approvals”).
(c) No Legal Prohibition. No Governmental Entity shall have, after the date of this Agreement, issued or entered any Order that continues to be in effect or enacted, issued, promulgated, enforced or entered any Law that continues to be in effect and makes unlawful or restrains, enjoins or otherwise prohibits the consummation of the Merger.
8.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (i) the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.2(b) and Section 5.2(g) (Capital Structure), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.20 (Takeover Statutes; No Shareholder Rights Plan) and Section 5.21 (Brokers and Finders) shall be true and correct in all material respects at and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company in Section 5.2(a) (Capital Structure) shall be true and correct in all respects at and as of the Closing as though made as of the Closing, except where the failure to be true and correct in all respects is de minimis, (iii) the representations and warranties of the Company set forth in Section 5.10(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the Closing Date as though made as of the Closing Date and (iv) the other representations and warranties of the Company set forth in Article V, without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, shall be true and correct at and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv) only, for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, except that none of the matters set forth on Section 8.2(c) of the Company Disclosure Schedule shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred for purposes of this Section 8.2(c).
(d) No Burdensome Condition. The Regulatory Approvals shall have been obtained, in each case, without conditions that impose a Burdensome Condition.
(e) Company Closing Certificate. Parent shall have received a certificate, dated as of the Closing Date, and duly executed on behalf of the Company by a duly authorized officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
8.3. Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article VI in this Agreement, without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, shall be true and correct in all respects at and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate, dated as of the Closing Date, and duly executed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX

Termination
9.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Parties.
9.2. Termination by Either the Company or Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:
(a) the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York City time) on June 1, 2022 (the “Outside Date”); provided, however, that if the conditions to Closing set forth in Section 8.1(b), Section 8.1(c) (to the extent related to the Regulatory Approvals or any Antitrust Law) or Section 8.2(d) have not been satisfied or waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date will be automatically extended to 5:00 p.m. (New York City time) on September 1, 2022 and such time and date, as so extended, shall be the “Outside Date;” provided, further, that if the conditions to Closing set forth in Section 8.1(b), Section 8.1(c) (to the extent related to the Regulatory Approvals or any Antitrust Law) or Section 8.2(d)

have not been satisfied or waived on or prior to such extended date, but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date will be automatically extended to 5:00 p.m. (New York City time) on December 1, 2022 and such time and date, as so extended, shall be the “Outside Date;” provided, further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have contributed, in any material respect to the failure to consummate the Merger on or prior to the Outside Date (it being understood that for the purposes of this Section 9.2(a) any such breach by Merger Sub shall be deemed such a breach by Parent);
(b) the Company Shareholders Meeting shall have concluded (including any postponement, recess or adjournment thereof taken in accordance with this Agreement) and the Requisite Company Vote shall not have been obtained thereat; or
(c) any Governmental Entity shall have, after the date of this Agreement, issued, enforced or entered an Order or enacted, issued, promulgated, enforced or entered any Law that is in effect and makes unlawful or permanently restrains, enjoins or otherwise prohibits consummation of the Merger and such Order or Law shall have become final and non appealable, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(c) shall not be available to the Company or Parent unless such Party has complied with its obligations under Section 7.6.
9.3. Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:
(a) if there has been a breach of any representation or warranty or covenant made by Parent or Merger Sub set forth in this Agreement, in each case such that the condition in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure is not curable prior to the Outside Date, or if curable prior to the Outside Date has not been cured within forty-five (45) days after the giving of written notice thereof by the Company to Parent and Merger Sub describing such breach or failure in reasonable detail, whether before or after the Requisite Company Vote has been obtained; provided, that the right to terminate this Agreement pursuant to this Section 9.3 shall not be available to the Company if the Company is then in breach of this Agreement such that the condition in Section 8.2(a) or Section 8.2(b) would not be satisfied; or
(b) at any time prior to the time, but not after, the Requisite Company Vote is obtained, to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 7.2(d)(ii); provided, however, that the Company shall have substantially concurrently with such termination paid or caused to be paid to Parent the Company Termination Fee pursuant to Section 9.5(c).
9.4. Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:
(a) if there has been a breach of any representation or warranty or covenant made by the Company set forth in this Agreement, in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or failure is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within forty-five (45) days after the giving of written notice thereof by Parent to the Company describing such breach or failure in reasonable detail, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub is then in breach of this Agreement such that the condition in Section 8.3(a) or Section 8.3(b) would not be satisfied; or
(b) at any time prior to the time, but not after, the Requisite Company Vote is obtained, if (i) the Company Board shall have effected, and not withdrawn, a Change of Recommendation or (ii) the Company shall have committed a Willful Breach of Section 7.2.

9.5. Notice of Termination; Effect of Termination.
(a) In the event of the termination of this Agreement by either the Company or Parent as provided in this Article IX, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination is made.
(b) In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of any Party’s Affiliates or its or their respective Representatives); provided, however, that: (i) no such termination shall relieve any Party of (A) any liability or damages to any other Party resulting from actual, deliberate and intentional fraud or any Willful Breach of this Agreement prior to such termination or (B) the requirement to make the payments set forth in Section 9.5(c), and (ii) the provisions set forth in this Section 9.5 and Article X shall survive any termination of this Agreement.
(c) The Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee, if this Agreement is terminated:
(i) by either the Company or Parent pursuant to Section 9.2(a) (Outside Date) or Section 9.2(b) (Requisite Company Vote Not Obtained) and, in each case,
(A) after the date of this Agreement an Acquisition Proposal (substituting fifty percent (50%) for the twenty-five percent (25%) threshold set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been made to the Company, the Company Board or the Company’s stockholders or publicly announced or publicly proposed prior to, and not withdrawn at least five (5) Business Days prior to, the Company Shareholders Meeting, and
(B) within twelve (12) months after any such termination the Company consummates any Qualifying Transaction or enters into any definitive agreement providing for a Qualifying Transaction that is ultimately consummated, then the Company shall promptly pay such Company Termination Fee to Parent, but in no event later than two (2) Business Days after, and subject to, the consummation of such Qualifying Transaction;
(ii) by Parent pursuant to Section 9.4(b) (Company Recommendation Matters), promptly, but in no event later than two (2) Business Days after the date of such termination; or
(iii) by the Company pursuant to Section 9.3(b), simultaneously with, and as a condition to, the effectiveness of any such termination.
(d) In the event this Agreement is terminated by either the Company or Parent:
(i) pursuant to Section 9.2(c) (Final and Non-Appealable Order or Law) and no Willful Breach by the Company of its obligations under Section 7.6 was a principal cause of the entry or occurrence of such Order or Law;
(ii) pursuant to Section 9.2(a) (Outside Date) and, at the time of such termination, (A) one or more of the conditions set forth in Section 8.1(b) (Regulatory Approvals), Section 8.1(c) (No Legal Prohibition) or Section 8.2(d) (No Burdensome Condition) was not satisfied, (B) all of the other conditions set forth in Section 8.1 and Section 8.2 were satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) and (C) no Willful Breach by the Company of its obligations under Section 7.6 was a principal cause of the failure to be satisfied of any of the conditions listed in this Section 9.5(d)(ii); or
(iii) pursuant to Section 9.3(a) (Parent Representations, Warranties and Covenants) on account of a breach by Parent of Section 7.6 (Cooperation; Efforts to Consummate);
then, within two (2) Business Days following such termination, Parent shall pay the Parent Termination Fee to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.
(e) The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, (ii) in no event shall Parent be required to pay the

Parent Termination Fee on more than one occasion, (iii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if (A) the Company fails to promptly pay or cause to be paid to Parent the amounts due pursuant to Section 9.5(c) or (B) Parent fails to promptly pay or cause to be paid to the Company the amounts due pursuant to Section 9.5(d) (any such amount due, a “Termination Payment”), and, in order to obtain such amounts, the Party entitled to receive such Termination Payment (the “Recipient”) commences a Proceeding that results in a judgment against the Party obligated to make such payment (the “Payor”) (or any portion thereof), the Payor shall pay or cause to be paid to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on such Termination Payment (or any portion thereof), as the case may be, at the prime rate published in The Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment. Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Termination Payment becomes payable pursuant to this Section 9.5, and is paid or caused to be paid, such Termination Payment shall be the Recipient’s sole and exclusive remedy pursuant to this Agreement; provided, however, that any such payment shall not relieve the Payor of any liability or damages incurred or suffered by the Recipient to the extent such liability or damages were the result of actual, deliberate and intentional fraud or a Willful Breach of this Agreement prior to termination hereof.
ARTICLE X

Miscellaneous and General
10.1. Survival. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the Parties understand and agree that the covenants and agreements contained in Section 7.12 and this Section 10.1, shall survive the Effective Time.
10.2. Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone, a responsive electronic communication by the recipient thereof or otherwise or clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one (1) Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 10.2. Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such street address or email address previously made available or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):
if to the Company:
Hill-Rom Holdings, Inc.
130 E. Randolph St., Suite 1000
Chicago, IL 60601
Attention:	General Counsel
Email:	Deborah.Rasin@hillrom.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Adam O. Emmerich
Sabastian V. Niles
Mark A. Stagliano
Email:	AOEmmerich@wlrk.com
SVNiles@wlrk.com
MAStagliano@wlrk.com
if to Parent or Merger Sub:
Baxter International Inc.
1 Baxter Parkway
Deerfield, IL 60015
Attention	Sean Martin, Senior Vice President and General Counsel
Email:	generalcounsel@baxter.com
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Frank Aquila
Melissa Sawyer
Email:	aquilaf@sullcrom.com
sawyerm@sullcrom.com
10.3. Expenses. Except as set forth in Section 7.12 and Section 7.15, whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense.
10.4. Transfer Taxes. Except as otherwise provided in Section 4.2(b), all Transfer Taxes incurred in connection with the Merger shall be paid by Parent or the Company, and expressly shall not be a liability of holders of Eligible Shares.
10.5. Amendment or Other Modification; Waiver.
(a) Subject to the provisions of applicable Law and the provisions of Section 7.12, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company and Merger Sub, by action taken or authorized by the Company Board or board of directors of Merger Sub, respectively); provided, however, if such amendment or waiver is proposed after the Requisite Company Vote is obtained, no such amendment or waiver shall be made or given that requires the approval of the shareholders of the Company under the IBCL unless the required further approval is obtained.
(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent provided for otherwise in Section 9.5.
10.6. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction), except to the extent the provisions of the IBCL are mandatorily applicable to the Merger.
(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement (other than the Confidentiality Agreement or the Clean Team Agreement) or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c) Each Party acknowledges and agrees that any controversy which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding, directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) it has been induced to enter into this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).
10.7. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, except to the extent provided otherwise in Section 9.5, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.6(b), in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
10.8. Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. Notwithstanding the foregoing, (i) from and after the Effective Time, the Indemnified Parties and their respective heirs, executors, beneficiaries or representatives shall be express third party beneficiaries of and with respect to the provisions of Section 7.12 and (ii) from and after the Effective Time, each holder of Eligible Shares and its heirs, executors, beneficiaries or representatives and each holder of Company Equity Awards and its heirs, executors, beneficiaries or representatives, shall be express third party beneficiaries of and with respect to their respective rights to receive the consideration payable pursuant to Article IV.
10.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, and any attempted or purported assignment or delegation in violation of this Section 10.9 shall be null and void.
10.10. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement and the Clean Team Agreement, which shall survive any termination of this Agreement and remain in full force and effect in accordance with the terms thereof.
10.11. Financing Provisions. Notwithstanding anything in this Agreement to the contrary (including any other provisions of this Article X): the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, and each other party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing (including the Debt Commitment Letter), (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, the Debt Commitment Letter or the Debt Financing, (e) agrees that only Parent (including its permitted successors and assigns under the Debt Commitment Letter) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and that neither the Company nor any of its Subsidiaries or controlled Affiliates shall be entitled to seek the remedy of specific performance with respect to Parent’s rights under the Debt Commitment Letter against the Financing Parties, (f) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, and (g) agrees that the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.11 and that this Section 10.11 and the definitions of “Financing Parties” and “Financing Entities” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) may not be amended, modified or waived without the written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 10.11 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under the Debt Commitment Letter.
10.12. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
10.13. Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.
HILL-ROM HOLDINGS, INC.

By:	/s/ John P. Groetelaars
Name: John P. Groetelaars
Title: President and Chief Executive Officer

BAXTER INTERNATIONAL INC.

By:	/s/ José E. Almeida
Name: José E. Almeida
Title: Chairman, President and Chief Executive Officer

BEL AIR SUBSIDIARY, INC.

By:	/s/ José E. Almeida
Name: José E. Almeida
Title: President
[Signature Page to Agreement and Plan of Merger]

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL
September 1, 2021
Board of Directors
Hill-Rom Holdings, Inc.
130 E. Randolph St. Suite 1000
Chicago, IL 60601
Ladies and Gentlemen:
Attached is our opinion letter, dated September 1, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Baxter International Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value (the “Shares”), of Hill-Rom Holdings, Inc. (the “Company”) of $156.00 in cash per Share, subject to adjustment pursuant to Section 4.4 of the Agreement, to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 1, 2021, by and among Parent, Bel Air Subsidiary, Inc., a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL
September 1, 2021
Board of Directors
Hill-Rom Holdings, Inc.
130 E. Randolph St. Suite 1000
Chicago, IL 60601
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Baxter International Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, no par value (the “Shares”), of Hill-Rom Holdings, Inc. (the “Company”) of $156.00 in cash per Share, subject to adjustment pursuant to Section 4.4 of the Agreement (the “Consideration”), to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 1, 2021 (the “Agreement”), by and among Parent, Bel Air Subsidiary, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to the Company’s 4.375% Senior Notes due 2027 (aggregate principal amount $425,000,000) in September 2019. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-manager with respect to Parent’s 1.73% Senior Notes due 2031 (aggregate principal amount $650,000,000) in October 2020; and a book runner with respect to each of Parent’s 3.75% Senior Notes due 2025 (aggregate principal amount $750,000,000) and 3.95% Senior Notes due 2030 (aggregate principal amount $500,000,000) in March 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company standalone prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
Hill-Rom Holdings, Inc.
September 1, 2021

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibilityfor independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders of Shares (other than Parent and its affiliates), as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares (other than Parent and its affiliates) pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of Shares (other than Parent and its affiliates) pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex C

GLOBAL CORPORATE &
INVESTMENT BANKING
September 1, 2021
The Board of Directors
Hill-Rom Holdings, Inc.
130 E. Randolph St., Suite 1000
Chicago, IL 60601
Members of the Board of Directors:
We understand that Hill-Rom Holdings, Inc. (“Hill-Rom”) proposes to enter into an Agreement and Plan of Merger, dated as of September 1, 2021 (the “Agreement”), among Hill-Rom, Baxter International Inc. (“Baxter”) and Bel-Air Subsidiary, Inc., a wholly owned subsidiary of Baxter (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Hill-Rom (the “Merger”) and each outstanding share of the common stock, without par value, of Hill-Rom (“Hill-Rom Common Stock”) (other than shares of Hill-Rom Common Stock held by Baxter, Merger Sub, Hill-Rom or their respective wholly owned subsidiaries (collectively, “Excluded Shares”)) will be converted into the right to receive $156.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Hill-Rom Common Stock (other than holders of Excluded Shares) of the Consideration to be received by such holders in the Merger.
In connection with this opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to Hill-Rom;
(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Hill-Rom furnished to or discussed with us by the management of Hill-Rom, including certain financial forecasts relating to Hill-Rom prepared by the management of Hill-Rom (such forecasts, “Hill-Rom Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Hill-Rom with members of senior management of Hill-Rom;
(iv)	reviewed the trading history for Hill-Rom Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;
(v)	compared certain financial and stock market information of Hill-Rom with similar information of other companies we deemed relevant;
(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;
(vii)	reviewed the Agreement; and
(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Board of Directors
Hill-Rom Holdings, Inc.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Hill-Rom that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Hill-Rom Forecasts, we have been advised by Hill-Rom, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hill-Rom as to the future financial performance of Hill-Rom. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hill-Rom or any other entity, nor have we made any physical inspection of the properties or assets of Hill-Rom or any other entity. We also have not evaluated the solvency or fair value of Hill-Rom or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Hill-Rom, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Hill-Rom, Baxter, any other entity or the Merger (including the contemplated benefits thereof).
We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Hill-Rom or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Hill-Rom Common Stock (other than holders of Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Hill-Rom or in which Hill-Rom might engage or as to the underlying business decision of Hill-Rom to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of Hill-Rom, upon the assessments of Hill-Rom and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Hill-Rom or any other entity and the Merger (including the contemplated benefits thereof) as to which we understand that Hill-Rom obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter.
We have acted as financial advisor to Hill-Rom in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, Hill-Rom has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Hill-Rom, Baxter and certain of their respective affiliates.

The Board of Directors
Hill-Rom Holdings, Inc.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Hill-Rom and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an initial purchaser, underwriter and/or bookrunner for certain debt offerings of Hill-Rom, (ii) having acted or acting as an arranger, bookrunner and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of Hill-Rom and/or certain of its affiliates, (iii) having provided or providing certain foreign exchange trading services to Hill-Rom and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Hill-Rom and/or certain of its affiliates.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Baxter and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an initial purchaser, underwriter, bookrunner and/or manager for certain debt offerings of Baxter, (ii) having acted or acting as an arranger, bookrunner and/or syndication agent for, and/or as a lender under, certain letters of credit, credit and leasing facilities and other credit arrangements of Baxter and/or certain of its affiliates, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to Baxter and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Baxter and/or certain of its affiliates.
It is understood that this letter is for the benefit and use of the Board of Directors of Hill-Rom (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Hill-Rom Common Stock (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.
Very truly yours,

BOFA SECURITIES, INC.

Hillrom™

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D60962-S32265

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILL-ROM HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Hillrom

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Combined Document is available at www.proxyvote.com.

D60963-S32265

PROXY
HILL-ROM HOLDINGS, INC.
Proxy for Special Meeting of Shareholders - December 2, 2021
This proxy is solicited on behalf of the Board of Directors of Hill-Rom Holdings, Inc.

The undersigned hereby appoints John P. Groetelaars, Deborah M. Rasin, Barbara W. Bodem, and Ari D. Mintzer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on December 2, 2021 at 3:00 PM Central Time at Hill-Rom Holdings, Inc.'s headquarters at 130 E. Randolph Street, Suite 1000, Chicago, Illinois 60601, and any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Special Meeting of Shareholders.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

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Continued and to be signed on reverse side